UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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SYSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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Good things come from Sysco

Sysco Corporation
2014 Proxy Statement

DELIVERING ON
OUR COMMITMENT

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INVITATION FROM OUR LEADERSHIP

Dear Fellow Stockholder,

It is our pleasure to invite you to join us, our Board of Directors, senior leadership and other associates at Sysco Corporation’s 2014 Annual Meeting of Stockholders, to be held on Wednesday, November 19, 2014, at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

Please vote right away

Our stockholder meeting is an opportunity for our senior management and Board of Directors to present Sysco’s performance and strategy, and to respond to your questions. By participating in our stockholder meeting, you play an active role in the future of your company. Please vote right away over the internet, by telephone or by signing and mailing the attached proxy card.

Enhanced stockholder communications

We are committed to ensuring that our proxy statement and associated materials are clear and easy to read. Our 2014 proxy statement displays our ongoing commitment to clearly explain the matters to be addressed at our Annual Meeting of Stockholders. We encourage you to begin your review of this year’s document with our proxy summary, which provides highlights of the detailed information included elsewhere in the proxy statement.

If you wish to receive future E-Proxy Notices electronically, which helps to reduce Sysco’s printing costs and aligns with our sustainability principles, please visit http://enroll.icsdelivery.com/syy for additional information.

Board and Leadership

We continuously strive for the most effective Board and Leadership Structure to promote Sysco’s vision to be our customer’s most valued and trusted business partner and to represent the long-term interests of Sysco’s stockholders. We have active participation by all Directors, including eight independent directors. We believe that the structure of our Board, relying on leadership from both independent and non-independent directors, positions Sysco to benefit from the respective strengths of our CEO and our independent Non-Executive Chairman of the Board. Immediately preceding our 2013 Annual Meeting of Stockholders in Houston on November 15, 2013, our Board named Jackie M. Ward as its Non-Executive Chairman, succeeding Manny Fernandez. Ms. Ward, a Sysco director since September 2001, was previously the Board’s lead director, chaired the Corporate Governance and Nominating Committee, and served on the Compensation Committee and the Executive Committee. You will find detailed information about the qualifications of all of our Directors on page 22.

Thank you for your interest

We trust that enhanced communication about our annual stockholder meeting will reinforce our dialogue with stockholders, and encourage you to cast your vote right away. Thank you for your continued trust and confidence in Sysco.

Bill DeLaney, President and Chief Executive Officer

Jackie Ward, Non-Executive Chairman

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1390 Enclave Parkway
Houston, Texas 77077-2099

Notice of Annual Meeting Of Stockholders

November 19, 2014

10:00 a.m.

The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Wednesday, November 19, 2014 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect as directors the ten nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2015;
2.	To approve the adoption of the Sysco Corporation 2015 Employee Stock Purchase Plan, as a successor to Sysco’s 1974 Employees’ Stock Purchase Plan;
3.	To hold an advisory vote to approve the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement;
4.	To ratify the appointment of Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2015; and
5.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 22, 2014, will be entitled to receive notice of and to vote at the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card. You may inspect a list of stockholders of record at the company’s headquarters during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

October 8, 2014

Houston, Texas

By Order of the Board of Directors

Russell T. Libby

Executive Vice President – Corporate Affairs
and Chief Legal Officer & Corporate Secretary

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement.

2014 Annual Meeting of Stockholders

•	Date and Time: Wednesday, November 19, 2014 at 10:00 a.m.

•	Location: The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024

•	Record Date: September 22, 2014

Voting Matters and Board Recommendations

Our Board Vote Recommendation
Election of Ten Director Nominees (page 23)	FOR each Director Nominee
Approve the Adoption of the Sysco Corporation 2015 Employee Stock Purchase Plan (page 77)	FOR
Advisory Vote on Executive Compensation (page 80)	FOR
Ratification of Independent Registered Public Accounting Firm (page 81)	FOR

Business Highlights

(For more detail please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measure will be denoted as an adjusted measure and, except for measures provided pursuant to benefit plan formulas, will exclude expenses from our executive retirement plan restructuring, withdrawals from multiemployer pension plans, severance charges, merger and integration planning costs associated with our pending US Foods merger, change in estimate for self-insurance costs, charges from a liability for a settlement, facility closure charges, amortization of US Foods financing costs, and an acquisition related charge specific to fiscal 2013. More information on the rationale for the use of these measures and reconciliations to GAAP numbers can be found in Annex I - Non-GAAP Reconciliations.)

The foodservice industry remained under pressure in fiscal 2014. While the economy continues to slowly recover, the magnitude of recovery is modest and the outlook for certain fundamental drivers of the economy is mixed. This creates a challenging business environment for us and our customers; however, we continue to implement transformational change on a broad scale, which is enhancing the products and services we provide our customers and helping us to operate more efficiently. Our sales and gross profits grew modestly, and our expense management performance was favorable overall, despite cost pressures in our delivery operations. Our improvements largely resulted from our Business Transformation Project initiatives, which helped drive our North American Broadline cost per case lower than in fiscal 2013.

Financial highlights from fiscal 2014 include the following:

•	Sales of $46.5 billion.

•	Operating income of $1.6 billion.

•	Net earnings of approximately $932 million.

•	Diluted earnings per share was $1.58. Adjusted* diluted earnings per share was $1.76.

•	Cash flow from operations of $1.5 billion and free cash flow* of $995 million.

•	Reduced the operating cost per case of our North American Broadline companies by $0.10 in fiscal 2014 as compared to fiscal 2013. Our adjusted cost per case calculated on a non-GAAP basis decreased $0.06 in fiscal 2014 as compared to fiscal 2013. See “Non-GAAP Reconciliations” below for an explanation of this non-GAAP financial measure.

•	Increased our annual dividend, paying nearly $670 million to our stockholders in dividend payments, and repurchased more than $330 million in stock.

* See “Non-GAAP Reconciliations” for an explanation of these non-GAAP financial measures.

Governance Highlights (page 15)

•	Board Leadership Structure – Immediately preceding our 2013 Annual Meeting of Stockholders, our Board named Jackie M. Ward as its Non-Executive Chairman of the Board, succeeding Manny Fernandez. Ms. Ward, a Sysco director since September 2001, was previously the Board’s lead director, chaired the Corporate Governance and Nominating Committee, and served on the Compensation Committee and the Executive Committee. We have active participation by all Directors, including eight independent directors. We believe that the structure of our Board, relying on leadership from both independent and non-independent directors, positions Sysco to benefit from the respective strengths of our CEO and Non-Executive Chairman.

•	Declassification of the Board – As previously planned and approved by stockholders in November 2011, the directors nominated for election at each annual meeting will be elected for a term of one year only. This year, all ten of our directors are nominated to serve a one-year term.

•	Director Independence – Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent and that all members of the Audit Committee and Compensation Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Current Members of Our Board of Directors and Board Nominees (page 15)

Name	Age	Director since	Experience	Inde- pendent	Committee Memberships(1)	Other Public Company Boards		2014 Nominee
John M. Cassaday	61	November 2004	President and CEO, as well as a director, of Corus Entertainment Inc.	Yes	Compensation* CG&N Executive	• •	Manulife Financial Corporation Corus Entertainment Inc.	Yes
Judith B. Craven, M.D.	69	July 1996	Served as President of the United Way of the Texas Gulf Coast	Yes	Compensation CG&N Sustainability*	• • •	Luby’s, Inc. Sun America Funds, Inc. VALIC	Yes
William J. DeLaney	58	January 2009	CEO of Sysco	No	Executive Finance	•	Express Scripts, Inc.	Yes
Larry C. Glasscock	66	September 2010	Former Chairman of the Board of Directors, CEO and President of WellPoint, Inc.	Yes	Compensation CG&N* Sustainability	• •	Simon Property Group, Inc. Zimmer Holdings, Inc.	Yes
Jonathan Golden	77	February 1984	Partner of Arnall Golden Gregory LLP	No	Finance Sustainability			Yes
Joseph A. Hafner, Jr.	69	November 2003	Former Chairman, CEO and President of Riviana Foods, Inc.	Yes	Audit Executive Finance* Sustainability			Yes
Hans-Joachim Koerber	68	January 2008	Served as the chairman and CEO of METRO Group (Germany)	Yes	Audit Finance	•	Air Berlin PLC	Yes
Nancy S. Newcomb	69	February 2006	Served as Senior Corporate Officer, Risk Management, of Citigroup	Yes	Audit Finance	•	The DIRECTV Group, Inc.	Yes
Richard G. Tilghman	74	November 2002	Former Vice Chairman and Director of SunTrust Banks	Yes	Audit* Executive Finance			Yes
Jackie M. Ward(2)	76	September 2001	Former Chairman, President and CEO of Computer Generation Incorporated	Yes	Compensation CG&N Executive*	•	Sanmina-SCI Corporation	Yes

(1)	Full committee names are as follows:

Audit – Audit Committee

Compensation – Compensation Committee

CG&N – Corporate Governance and Nominating Committee

Executive – Executive Committee

Finance – Finance Committee

Sustainability – Corporate Sustainability Committee

*	denotes committee chairperson

(2)	Ms. Ward serves as the Non-Executive Chairman of the Board. For more details see page 15.

Executive Compensation

Philosophy and Principles (page 35)

We believe our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies. Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We use the following key principles as the cornerstone of Sysco’s executive compensation philosophy to attract, develop and retain business leaders to drive financial and strategic growth and build long-term stockholder value:

•	Pay for Performance: Provide base salaries that reflect each NEOs background, experience and performance combined with variable, incentive compensation, such that superior performance rewards executives at higher levels than at peer companies, while subpar performance results in less compensation than would be the case at peer companies;

•	Competitiveness and Retention: Provide a competitive pay opportunity that attracts and retains the highest quality professionals;

•	Accountability for Short- and Long-Term Performance: Strike an appropriate balance between short-term and longer-term compensation and short- and longer-term interests of the business; and

•	Alignment with Stockholders’ Interests: Link the interests of our executive officers with those of our stockholders through the risks and rewards of significant equity based compensation.

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Pay Mix (page 41)

The information in the charts below should be read in connection with the explanatory information contained on page 41, and is qualified in its entirety by reference to such explanatory information.

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2014 Executive Total Compensation Mix (page 56)

Set forth below is the 2014 compensation for each Named Executive Officer (“NEO”) who was an officer of the Company at the end of fiscal 2014, as determined under the Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the Summary Compensation Table on page 56 for more information.

						Change in
						Pension Value and
					Non-Equity	Nonqualified Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
William J. DeLaney
President and Chief Executive Officer	$1,194,583	$0	$1,819,225	$2,858,081	$657,919	$1,132,628	$152,958	$7,815,394
Robert C. Kreidler
Executive Vice President and Chief Financial Officer	712,500	429,000	633,097	994,626	261,667	78,752	141,670	3,251,312
Michael W. Green
Executive Vice President and President of Foodservice Operations	712,500	143,000	587,878	923,579	324,539	1,128,887	91,099	3,911,482
Thomas L. Bené
Executive Vice President and Chief Commercial Officer	616,667	375,000	513,890	807,323	228,730	353	77,433	2,619,396
Wayne R. Shurts
Executive Vice President and Chief Technology Officer	585,000	267,400	482,636	758,240	221,510	30,740	54,973	2,400,499

Important Dates for 2015 Annual Meeting of Stockholders (page 82)

•	If you would like to present a proposal under Rule 14a-8 of the Exchange Act at our 2015 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 10, 2015. If the date of our 2015 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals.

•	If you want to present business at our 2015 Annual Meeting outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 21, 2015, but not before July 12, 2015, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

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Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099
October 8, 2014

PROXY STATEMENT

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials, which include this 2014 Proxy Statement, the proxy card for the 2014 Annual Meeting and our Annual Report on Form 10-K for fiscal 2014, because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” or “Sysco,” as used in this proxy statement, refer to Sysco Corporation. Our Annual Meeting will be held on Wednesday, November 19, 2014, at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

At the close of business on September 22, 2014, there were 587,249,628 shares of Sysco Corporation common stock outstanding and entitled to vote at the Annual Meeting. All of our current directors and executive officers (18 persons) owned, directly or indirectly, an aggregate of 3,737,284 shares, which was less than 1% of our outstanding common stock as of September 22, 2014.

Only owners of record of shares of Sysco’s common stock as of the close of business on the record date, September 22, 2014, are entitled to notice of, and to vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. Each owner of record is entitled to one vote for each share owned on the record date on each matter presented at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2014 Annual Meeting of Stockholders. These three officers are William J. DeLaney, Chris Kreidler and Russell T. Libby.

2.	Why did I receive a one-page notice (the “E-Proxy Notice”) in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet. Unless you have previously signed up to receive your materials in paper, you will receive a document entitled Notice of Internet Availability of Proxy Materials (which we also refer to as the E-Proxy Notice) and will not receive a printed copy of the proxy materials or the annual report to stockholders (unless you specifically request them). Instead, the E-Proxy Notice will instruct you as to how you may use the Internet to access and review all of the important information contained in the proxy materials, including our annual report to stockholders.

The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. Instructions for requesting printed proxy materials are included in the E-Proxy Notice. E-Proxy Notices are distributed by mail, unless you previously signed up to receive your proxy materials electronically, in which case it will be emailed to you. Set forth below is a summary of delivery methods.

•	Stockholders who previously signed up to Receive Proxy Materials Electronically: If you previously signed up to receive proxy materials electronically, we will send the E-Proxy Notice to you via e-mail, to the last e-mail address you have supplied to us. We will e-mail electronic E-Proxy Notices on or about October 9, 2014.

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•	Stockholders who previously signed up to Receive Future Proxy Materials in Printed Format by Mail: If you previously submitted a valid election to receive all proxy materials in printed format, then we will send you a full set of printed proxy materials, including our annual report to stockholders. We will begin mailing these materials on or about October 8, 2014.

•	All other Stockholders: If you have not submitted any elections, we will send you a printed E-Proxy Notice by mail. We will begin mailing E-Proxy Notices on or about October 8, 2014.

Receiving Future Proxy Materials Electronically and Receiving the E-Proxy Notice by e-mail: If you previously elected to receive your proxy materials in printed format, but would like to receive an E-Proxy Notice only and use the Internet to access proxy materials, please visit http://enroll.icsdelivery.com/syy for additional information. This would significantly reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To receive your E-Proxy Notice by e-mail, please visit http://enroll.icsdelivery.com/syy for additional information.

3.	What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name with the Company’s registrar and transfer agent, American Stock Transfer and Trust Company, you are considered a “stockholder of record” with respect to those shares. If your shares are held in a brokerage account, bank, trust or other nominee as custodian on your behalf, you are considered the “beneficial owner” or “street name holder” of those shares. See questions 5, 6 and 9 below for important information for beneficial owners.

4.	How do I vote?

You may vote your shares as follows:

•	In person at the Annual Meeting. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

•	By telephone or Internet (see the instructions at www.ProxyVote.com). All stockholders of record also can vote by touchtone telephone from the U.S., Puerto Rico and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. Stockholders may also vote through the Internet via our stockholders forum located at www.ProxyVote.com. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•	By Written Proxy. All stockholders of record can vote by written proxy card. If you received a printed copy of these proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card, or if you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank or broker.

5.	How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned Common Stock on the record date, September 22, 2014. You also will need to bring a photo ID to gain admission. Please note that cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages may not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of Common Stock as of September 22, 2014 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

6.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you do not receive the legal proxy in time, you can follow the procedures described in the response to question 5 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting. Please note that, if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

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7.	What are my voting choices for each of the proposals to be voted on at the 2014 Annual Meeting?

Proposal	Voting Choices and Board Recommendation
Item 1:	• vote in favor of all nominees
Election of Ten Director Nominees	• vote against all nominees;
• vote for or against specific nominees;
• abstain from voting with respect to all nominees; or
• abstain from voting with respect to specific nominees.
The Board recommends a vote FOR each of the nominees.
Item 2:	• vote in favor of the Sysco Corporation 2015 Employee Stock Purchase Plan;
Approve the adoption of the Sysco	• vote against the Sysco Corporation 2015 Employee Stock Purchase Plan; or
Corporation 2015 Employee Stock	• abstain from voting on the proposal.
Purchase Plan	The Board recommends a vote FOR the approval of the adoption of the 2015 Employee Stock Purchase Plan.
Item 3:	• vote in favor of the advisory proposal;
Advisory Proposal to Approve Executive Compensation	• vote against the advisory proposal; or • abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory proposal to approve executive compensation.
Item 4:	• vote in favor of the ratification;
Ratification of the Appointment	• vote against the ratification; or
of Ernst & Young LLP as Independent	• abstain from voting on the ratification.
Registered Public Accounting Firm	The Board recommends a vote FOR the ratification.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. Directors will be elected by a majority of the votes cast, either for or against, by the holders of the shares of Common Stock voting in person or by proxy at the meeting. In order to be approved, each other proposal will require approval by a majority of the votes cast, either for or against, by the holders of the shares of Common Stock voting in person or by proxy at the meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

8.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choices for each matter on the proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of the ten nominees for director;

•	FOR the approval of the adoption of the Sysco Corporation 2015 Employee Stock Purchase Plan;

•	FOR the approval of the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2015.

9.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of Directors, the proposal to approve the adoption of the Sysco Corporation 2015 Employee Stock Purchase Plan, and the advisory proposal to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

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10.	What can I do if I want to revoke or change my vote?

You may revoke or change your proxy at any time prior to the completion of voting at the Annual Meeting by:

•	delivering written notice of revocation to Sysco’s Corporate Secretary in time for him to receive it before the Annual Meeting;

•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or

•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

11.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

12.	What votes are necessary for action to be taken?

Sysco’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. The Board of Directors will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required for the approval of:

•	the compensation paid to Sysco’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K;

•	the adoption of the Sysco Corporation 2015 Employee Stock Purchase Plan; and

•	the ratification of the appointment of the independent registered public accounting firm.

The vote on compensation paid to Sysco’s named executive officers is being provided pursuant to Section 14A of the Exchange Act. In light of the stockholder recommendation at Sysco’s 2011 Annual Meeting of Stockholders regarding the frequency of the stockholder advisory votes on executive compensation, it is the current intention of the Sysco Board of Directors to conduct an annual stockholder advisory vote on executive compensation until the next required vote on the frequency of stockholder advisory votes on executive compensation that will occur at our 2017 Annual Meeting of Stockholders.

Broker non-votes and abstentions will be disregarded with respect to the election of directors and each of the other proposals.

13.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote, and will count all votes and ballots cast for and against and any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

14.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner. Broker non-votes and abstentions will be disregarded with respect to the election of directors and each of the other proposals.

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15.	How are proxies solicited and what are the costs of proxy solicitation?

We will pay all of the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $12,000 plus reimbursement for their out-of-pocket expenses.

16.	Will any other matters be presented at the Annual Meeting?

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the other proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

17.	Where can I access the Annual Report?

We will furnish additional copies of our annual report to stockholders, which includes our Annual Report on Form 10-K, without exhibits, for the year ended June 28, 2014, as filed with the Securities and Exchange Commission (the “Annual Report on Form 10-K”), for no charge, upon your written request if you are a record or beneficial owner of Sysco Corporation common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the Annual Report on Form 10-K to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors— Reports & Financial Information” at www.sysco.com.

18.	What is Householding and where can I get additional copies of proxy materials?

If your shares are held in the name of your broker or agent, and you share the same last name and address with another Sysco stockholder, you and the other stockholders at your address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail, unless contrary instructions are provided from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice and other proxy materials to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099, or call the Investor Relations Department at 281-584-1308. The Annual Report on Form 10-K is also available on our website under “Investors—Reports & Financial Information” at www.sysco.com.

If your shares are not registered in your own name, you can request additional copies of the E-Proxy Notice and any other proxy materials we mail or you can request householding by notifying your broker or agent in whose name your shares are registered.

19.	Will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

20.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

It is the Board’s policy that Directors attend the Annual Meeting of Stockholders, to the extent practicable. In fiscal 2014, all Directors who were in office at that time attended the Annual Meeting held in November 2013.

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CORPORATE GOVERNANCE

We believe that good corporate governance is critical to achieving business success. The Company has adopted certain documents, referred to herein as our Governance Documents, to provide a general framework for the Company and reflect our commitment to sound governance practices, including:

•	Sysco’s By-laws,

•	the Corporate Governance Guidelines adopted by the Board of Directors,

•	the charters of the Board’s committees,

•	the Code of Conduct, and

•	the Code of Conduct for non-employee directors.

These Governance Documents outline the functions of the Board, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. These guidelines also outline qualities and characteristics we consider when determining whether a member or candidate is qualified to serve on the Board, including diversity, skills, experience, time available and the number of other boards the member sits on, in the context of the needs of the Board and Sysco. The Corporate Governance Guidelines comply with the listing standards of the NYSE and include guidelines for determining director independence and qualifications. Our Board regularly reviews the Governance Documents and makes changes from time to time to reflect developments in the law and corporate governance practices.

Copies of the Governance Documents can be accessed from the corporate governance section of the Company’s website at “Investors— Corporate Governance” at www.sysco.com. These documents will also be provided without charge to any stockholder upon written request to the Corporate Secretary at Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077.

Board Leadership Structure

The Governance Documents provide the Board with the flexibility to select the appropriate leadership structure for the Company.

BOARD LEADERSHIP

•	Non-Executive Chairman of the Board: Jackie M. Ward

•	Active participation by all Directors, including the CEO, William J. DeLaney

•	80% independent directors

We believe that the structure of our Board, relying on leadership from both independent and non-independent directors, positions Sysco to benefit from the respective strengths of our CEO and Non-Executive Chairman.

Immediately preceding our 2013 Annual Meeting of Stockholders, our Board named Jackie M. Ward as its Non-Executive Chairman of the Board, succeeding Manny Fernandez. Ms. Ward, a Sysco director since September 2001, previously served as the Board’s lead director, chaired the Corporate Governance and Nominating Committee, and served on the Compensation Committee and the Executive Committee. The Board elected Ms. Ward as its Non-Executive Chairman in order to provide experienced, independent leadership for the Directors and to foster the Board’s oversight of management and the Company.

At times when our chairman is not independent or when otherwise appropriate, we utilize an independent Lead Director in order to ensure that the Board continues to maintain an independent thought process that ultimately benefits stockholders. The Lead Director, among other things, reviews meeting schedules and agendas with the chairman of the Board and serves as the primary liaison between the independent directors and the chairman of the Board.

The independent directors meet in executive session at least once a year, without the other directors present, and the Non-Executive Chairman presides at such meetings. The non-management directors meet regularly without the CEO or any other member of management present and in fiscal 2014 met four times. Ms. Ward, first as Lead Director and, subsequently, as Non-Executive Chairman, presided over the sessions of the non-management and independent directors in fiscal 2014.

Communicating with the Board

Interested parties may communicate with the Non-Executive Chairman of the Board, the non-management directors or independent directors as a group and the individual members of the Board by confidential web submission or by mail. All such correspondence will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by confidential web submission in the corporate governance section of Sysco’s website under “Investors — Corporate Governance— Contact the Board” at www.sysco.com. You can contact any of our Directors by mail in care of the Office of the Corporate Secretary, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077.

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Board Meetings and Committees

During fiscal 2014, the Board held 12 meetings, including four regular meetings and eight special meetings, and committees of the Board held a total of 30 meetings. Overall attendance at such meetings was approximately 98%. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal 2014. The Board has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Corporate Sustainability Committee, a Finance Committee, and an Executive Committee. Current copies of the written charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee are published on our website under “Investors — Corporate Governance” at www.sysco.com. The current membership and primary responsibilities of the committees are summarized in the following table.

Committee Name and Members	Primary Responsibilities	Fiscal 2014 Meetings
Audit(1) Mr. Tilghman (Chair) Mr. Hafner Dr. Koerber Ms. Newcomb

• Oversees and reports to the Board with respect to various auditing and accounting matters, including the selection of the independent public accountants, the scope of audit procedures, the nature of all audit and non-audit services to be performed by the independent public accountants, the fees to be paid to the independent public accountants, and the performance of the independent public accountants

• Oversees and reports to the Board with respect to Sysco’s accounting practices and policies

• Responsible for discussing the Company’s policies with respect to risk assessment and risk management, including discussion of enterprise-wide guidelines and policies to govern the process by which risk assessment and management is undertaken

• Oversees and reports to the Board with respect to compliance with legal and regulatory requirements, corporate accounting, reporting practices and the integrity of the financial statements of the Company

9
Compensation(2)(3) Mr. Cassaday (Chair) Dr. Craven Mr. Glasscock Ms. Ward

• Establishes compensation policies that effectively attract, retain and motivate executive officers

• Establish and approve all compensation of the CEO and the other senior officers, including the named executive officers

• Oversees the administration of Sysco’s qualified and nonqualified benefit plans, incentive compensation plans, equity-based plans and Sysco’s group benefit medical plan

• Appropriately delegates and oversees compensation and granting authority, except for decisions that impact the compensation of Sysco’s CEO and executive officers

• Oversees administrative committees or individuals delegated oversight of employee and executive benefit plans

• Amends, establishes or terminates any benefit plan that is maintained primarily for the benefit of Sysco’s senior officers

• Resolves claims under any benefit plan with respect to any senior officer

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Corporate Governance and Nominating(2) Mr. Glasscock (Chair) Mr. Cassaday Dr. Craven Ms. Ward

• Proposes directors, committee members and officers to the Board for election or reelection

• Oversees the evaluation of management, including the CEO

• Reviews the performance of the members of the Board and its committees

• Recommends to the Board the annual compensation of non-employee directors

• Reviews related party transactions

• Reviews and makes recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and Sysco’s Governing Documents

• Reviews and makes recommendations regarding changes to Sysco’s Codes of Conduct, periodically reviews overall compliance with the Codes and approves any waivers to the Codes given to Sysco’s executive officers and directors

• Monitors compliance with and approves waivers to Sysco’s Policy on Trading in Company Securities.

5
Corporate Sustainability Dr. Craven (Chair) Mr. Glasscock Mr. Golden Mr. Hafner

• Reviews and acts in an advisory capacity to the Board and management with respect to policies and strategies that affect Sysco’s role as a socially responsible organization as well as Sysco’s long-term sustainability

• Reviews, evaluates, and provides input on Sysco’s Sustainability Strategy, which focuses on Food, Operations, and Community, and on implementation of the strategy

• Reviews philanthropic giving, agriculture programs, and warehouse and transportation initiatives designed to improve the environmental impact of the company

• Reviews external disclosures on sustainability matters such as Sysco’s annual sustainability report and Carbon Disclosure Project (CDP) surveys

3
Finance Committee Mr. Hafner (Chair) Mr. DeLaney Mr. Golden Dr. Koerber Ms. Newcomb Mr. Tilghman

• Assist the Board in satisfying its fiduciary responsibilities relating to Sysco’s financial performance and financial planning

• Reviews policies regarding capital structure, dividends and liquidity

• Reviews and recommends the sale or issuance of equity and debt securities

• Reviews acquisitions and financing alternatives

• Reviews and approves certain capital expenditures

• Reviews and recommends insurance risk management strategies as proposed by management;

• Approves and monitors high-level investment and funding objectives and investment performance and funding of Sysco’s tax-qualified retirement plans and non-qualified retirement and deferred compensation plans

• Reviews and oversees Sysco’s information technology and security matters

• Assists the Audit Committee in reviewing and overseeing Sysco’s environmental, health and safety matters and related regulatory compliance

4

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Committee Name			Fiscal 2014
and Members	Primary Responsibilities		Meetings
Executive Ms. Ward (Chair) Mr. Cassaday Mr. DeLaney Mr. Hafner Mr. Tilghman	•	Exercise all of the powers of the Board when necessary, to the extent permitted by applicable law	0

(1)	Each member of the Audit Committee has been determined by the Board to be independent, as defined in the NYSE’s listing standards, Section 10A of the Exchange Act and the Company’s Corporate Governance Guidelines. Each member of the Audit Committee is financially literate and the Board has determined that Messrs. Hafner and Tilghman and Ms. Newcomb each meet the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission. No Audit Committee member serves on the audit committees of more than two other companies.
(2)	Each member of the Committee has been determined by the Board to be independent, as defined in the NYSE’s listing standards and the Company’s Corporate Governance Guidelines.
(3)	Except for decisions that impact the compensation of Sysco’s CEO, the Compensation Committee is generally authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly make a report of any action that it takes to the full Compensation Committee. In addition, the Compensation Committee may delegate to any one or more members of the Board its full equity grant authority with respect to any equity-based grants other than grants made to officers that are subject to reporting obligations under Section 16 of the Exchange Act; and the Compensation Committee has delegated such authority to Mr. DeLaney with respect to certain non-executive employees, subject to specified limitations. In carrying out its duties, the Compensation Committee may also delegate its oversight of Sysco’s employee and executive benefit plans to any administrative committees of the respective plans or to such officers or employees of Sysco as the Compensation Committee deems appropriate, except that it may not delegate its powers to amend, establish or terminate any benefit plan that is maintained primarily for the benefit of Sysco’s senior officers, resolve claims under a benefit plan with respect to any senior officer, or modify the compensation of any senior officer as provided under any nonqualified or executive incentive compensation plan. For a detailed description of the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “— Compensation Consultants,” and “Compensation Discussion and Analysis.”

Director Independence

Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent, that all members of the Audit Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Exchange Act, and that all members of the Compensation Committee satisfy the additional requirements of the New York Stock Exchange.

Under New York Stock Exchange listing standards, to consider a director to be independent, we must determine that he or she has no material relationship with Sysco other than as a director. The standards specify the criteria by which we must determine whether directors are independent, and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Sysco or its independent public accountants.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a Sysco director is an executive officer of another company that does business with Sysco and the annual sales to, or purchases from, Sysco are less than two percent of the annual revenues of the company for which he or she serves as an executive officer;

•	if a Sysco director is an executive officer of another company which is indebted to Sysco, or to which Sysco is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company for which he or she serves as an executive officer, so long as payments made or received by Sysco as a result of such indebtedness do not exceed the two percent thresholds provided above with respect to sales and purchases; and

•	if a Sysco director serves as an officer, director or trustee of a tax-exempt charitable organization, and Sysco’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; Sysco’s automatic matching of employee charitable contributions will not be included in the amount of Sysco’s contributions for this purpose.

The Board of Directors has reviewed all relevant relationships of the directors with Sysco. The relationships reviewed included those described under “Certain Relationships and Related Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. These additional relationships include the following (for purposes of this section, “Sysco”, “we,” “us” and “our” include our operating companies):

•	Mr. Cassaday serves as a director of Irving Oil Limited (formerly Fort Reliance), which is one of our suppliers;

•	Mr. DeLaney, our CEO and non-independent director, serves as a member of the Board of Directors of Express Scripts, Inc., which is the prescription drug service provider for our employees;

•	Mr. Fernandez, our former Executive Chairman and non-independent director, serves as a member of the Board of Directors of Flowers Foods, Inc., which is one of our suppliers, and was formerly the Chairman, President and CEO of Gartner, Inc., a technology firm that provides certain services to which we subscribe;

•	During fiscal year 2014, Mr. Glasscock served as a director of Sprint Nextel Corporation, which is one of our suppliers;

•	Mr. Hafner serves on the boards or committees of several non-profit organizations to which Sysco makes donations; in addition, Mr. Hafner serves as a member of the President’s Advisory Council of the University of Houston — Downtown, which is one of our customers;

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•	Mr. Tilghman is a director of The Coral Bay Club, which is one of our customers; and

•	During fiscal year 2014, Ms. Ward served as a director of Flowers Foods, Inc., which is one of our suppliers, and her granddaughter’s husband works for one of Sysco’s subsidiaries as a marketing associate.

After reviewing such information, the Board of Directors has determined that each of Mr. Cassaday, Dr. Craven, Mr. Glasscock, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mr. Tilghman and Ms. Ward has no material relationship with Sysco and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above.

The Board also determined that Mr. DeLaney and Mr. Fernandez, each of whom served as an executive officer of the Company during fiscal 2014, are not independent pursuant to the NYSE independence standards due to such service, and that Mr. Golden is not independent due to his relationship to Arnall Golden Gregory LLP. See “Transactions with Related Persons” below for further discussion.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, Compensation or Corporate Governance and Nominating Committees may receive any compensation from Sysco other than in his or her capacity as a non-employee director or committee member. The Board has determined that no non-employee director received any compensation from Sysco at any time since the beginning of fiscal 2014, other than in his or her capacity as a non-employee director, committee member, committee chairman, lead director or Non-Executive Chairman of the Board.

Certain Relationships and Related Person Transactions

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than five percent of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sysco was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by Sysco of a related person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction; or

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction; or

•	Interests arising from both the position and ownership level described in the two bullet points above; or

•	Interests arising solely from the ownership of a class of Sysco’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends; or

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee, the Board of Directors or a group of independent directors of Sysco performing a similar function; or

•	A transaction that involves compensation to a director for services as a director of Sysco if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our Chief Legal Officer. Whenever practicable, before the transaction goes effective or becomes consummated, the Corporate Governance and Nominating Committee of the Board of Directors will review and approve the proposed transaction in accordance with the terms of this policy. If the Chief Legal Officer determines that it is not practicable to obtain advance approval of the transaction under the circumstances, the Committee will review and, in its discretion may ratify, the transaction at its next meeting. In addition, the Board of Directors has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $500,000.

In addition, if a related person transaction is ongoing in nature and the Committee has previously approved it, or the transaction otherwise already exists, the Committee will review the transaction during its first meeting of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval granted by the Committee, if any;

•	ensure that Sysco makes all required disclosures regarding the transaction; and

•	determine if Sysco should continue, modify or terminate the transaction.

We will consider a related person transaction approved or ratified if the transaction is authorized by the Corporate Governance and Nominating Committee or the Chair, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in Sysco’s ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Sysco than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Sysco of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

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The Committee will review such additional information about the transaction as it in its sole discretion shall deem relevant. The Committee may approve or ratify the transaction only if the Committee determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of Sysco. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on Sysco or the related person when approving a transaction. If the Committee or the Chair, as applicable, does not ratify a related person transaction, we will either rescind or modify the transaction, as the Committee or the Chair, as applicable, directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the Committee.

Transactions with Related Persons

Mr. Golden, one of our directors, is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, which provided legal services to Sysco during fiscal 2014 and continues to do so in fiscal 2015. During fiscal 2014, Sysco incurred approximately $2.2 million in legal fees and disbursements related to these services. We believe the amounts were fair and reasonable in view of the level and extent of services rendered. Due to this relationship, Mr. Golden is not considered to be an independent director under the NYSE standards or the categorical standards set forth in Sysco’s Corporate Governance Guidelines.

Michael W. Green’s brother-in-law works for, and handles the account for, Red Gold, Inc., a company which supplies tomato products to Sysco. Sysco paid Red Gold approximately $62.7 million during fiscal 2014. Mr. Green’s sister and brother-in-law own Sunrise Café, one of Sysco’s customers. Sysco and its affiliates sold approximately $158,000 in product to Sunrise Café during fiscal 2014. Mr. Green serves as our Executive Vice President and President of Foodservice Operations.

Ms. Twila Day is the wife of William Day, our Executive Vice President, Merchandising. Ms. Day previously served as Sysco’s Vice President and Chief Information Officer from December 2005 until January 2010, when she was promoted to Senior Vice President and Chief Information Officer, and served in this position until her departure from Sysco effective June 29, 2013. In July 2013, Ms. Day received a lump sum separation payment of $1,155,000. In August 2013, Ms. Day received a payment of $144,698 with respect to a 2011 CPU grant and a MIP bonus of $153,384. Following her departure from Sysco, Ms. Day accepted a position as a managing director of the consulting firm Alvarez & Marsal, which has provided consulting services to Sysco since 2004. Sysco and its affiliates purchased approximately $3.6 million in consulting services from this firm in fiscal 2014, although Ms. Day did not receive any compensation as a result of these services.

The Corporate Governance and Nominating Committee has approved all of the above transactions in accordance with the disclosed policies and procedures.

Risk Oversight

One of the primary oversight functions of the Board is to ensure that Sysco has an appropriate risk management process in place that is commensurate with both the short and long-term goals of the Company. In order to effectively fulfill this oversight role, the Board relies on various individuals and committees within management and among our Board members. See “Board of Directors Matters—Election of Directors at 2014 Annual Meeting (Item I) —Director Qualifications” and “Board of Directors Matters—Board Composition” below for a description of individual director qualifications, including risk management experience.

Management is responsible for identifying, managing and mitigating risks, and reports directly to the Audit Committee and the Board on a regular basis with respect to risk management. As discussed above under “Board Meetings and Committees of the Board,” the Audit Committee reviews Sysco’s process by which management assesses and manages the Company’s exposure to risk. The Audit Committee also makes recommendations to the Board of Directors with respect to the process by which members of the Board and relevant committees will be made aware of the Company’s significant risks, including recommendations regarding what committee of the Board would be most appropriate to take responsibility for oversight of management with respect to the most material risks faced by the Company. On an annual basis management reviews with the Board the key enterprise risks identified in the process, such as strategic, operational, financial, compliance and reputation risks, as well as management’s process for addressing and mitigating the potential effects of such risks. Through this process Sysco has developed enhanced risk management procedures that include frequent discussion and prioritization of key risk issues by the executive management team, enhanced tracking and monitoring of risk information and identification of particular risks for which management intends to develop or enhance Sysco’s management and mitigation plans.

The Board’s committees help oversee the risk management process within the respective areas of the committees’ delegated oversight authority. The Audit Committee is primarily responsible for hiring and evaluating our independent auditor, review of our internal controls, oversight of our internal audit function, oversight of customer credit risk, reviewing contingent liabilities that may be material to the Company and various regulatory and compliance oversight functions. The Compensation Committee is responsible for ensuring that our executive compensation policies and practices do not incentivize excessive or inappropriate risk-taking by employees. The Corporate Governance and Nominating Committee monitors risk by ensuring that proper corporate governance standards are maintained, that the Board is comprised of qualified Directors, and that qualified individuals are chosen as senior officers. The Finance Committee oversees risks involving capital structure of the enterprise, including borrowing, liquidity, allocation of capital, major capital transactions and expenditures, funding of benefit plans, credit/counterparty risk, investment risk and cyber-security risk. The Non-Executive Chairman of the Board coordinates the flow of information regarding risk oversight from each respective committee to the independent Directors and participates in the review of the agenda for each Board and Committee meeting. As the areas of oversight among committees sometimes overlap, committees may hold joint meetings when appropriate and address certain risk oversight issues at the full Board level. The Board considers risk in evaluating the Company’s strategy, including specific strategic and emerging risks, and annually reviews and approves corporate goals and capital budgets. The Board also monitors any specific risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to our Business Transformation Project (including the associated information technology risks) and our proposed merger with USF Holding Corp.

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Codes of Conduct

We require all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, to comply with our Code of Conduct applicable to Sysco employees to help ensure that we conduct our business in accordance with the highest standards of moral and ethical behavior. This Code of Conduct addresses the following, among other topics:

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts,

•	competition and fair dealing,

•	compliance with the Foreign Corrupt Practices Act,

•	political contributions,

•	antitrust,

•	conflicts of interest,

•	legal compliance, including compliance with laws addressing insider trading,

•	financial disclosure,

•	intellectual property, and

•	confidential information.

Our Code, which is reviewed annually by our Corporate Governance and Nominating Committee, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. In August 2010, we also adopted a separate Code of Conduct applicable to non-employee directors that is similar in scope to the employee Code but is tailored to the issues and concerns facing Sysco directors. We have published the Codes of Conduct for employees and non-employee directors on our website under “Investors— Corporate Governance” at www.sysco.com. We intend to disclose any future amendments to or waivers of our Code applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, as well as any employees performing similar functions, on our website at www.sysco.com under the heading “Investors— Corporate Governance.”

Reporting a Concern or Violation

Our Code of Conduct explains that there are multiple channels for an employee to report a concern, including to his or her manager, human resource professional or legal counsel, to our internal audit department, or to the Sysco Associate Hotline, which is monitored by Global Compliance. Our Global Compliance Hotline is available 24 hours a day, seven days a week, to receive calls or web submissions from anyone wishing to report a concern or complaint, anonymous or otherwise. Our HotLine contact information can be found on our website at www.sysco.com under the heading “Investors—Corporate Governance—Contact the Board.”

Any report to any one of our multiple channels for reporting concerns that raise a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to the Office of the Chief Legal Officer, which is then responsible for reporting such matters, unfiltered, to the Chair of our Audit Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Compensation Consultants

Since September 2009, the Compensation Committee has retained Compensation Advisory Partners (“CAP”) as its executive compensation consultant. Retained by and reporting directly to the Compensation Committee, CAP has provided the Committee with assistance in evaluating Sysco’s executive compensation programs and policies, and, where appropriate, has assisted with the redesign and enhancement of elements of the programs. The scope of CAP’s assignments in fiscal 2014 included:

•	Assistance with proxy disclosure issues;

•	Review of long-term incentive program design and assistance with determination of awards;

•	Provision of external perspective on executive compensation, including preparation of annual comparative executive compensation studies and development of key trends reports regarding executive compensation, evolving best practices and relevant regulatory changes;

•	Review of the total compensation program, including competitive peer group comparisons and analysis, and analysis of executive benchmark positions and competitive levels in relation to broader market survey data, and assessment of annual NEO pay and performance relationship versus the peer group;

•	Provision of consulting with regard to merger-related incentives for executives; and

•	Periodic compensation consulting at the request of the Compensation Committee and management.

CAP also advises the Corporate Governance and Nominating Committee with respect to non-employee director compensation. At the Corporate Governance and Nominating Committee’s request, CAP has provided data regarding the amounts and type of compensation paid to non-employee directors at the companies in Sysco’s peer group, and has also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors. In addition to providing background information and written materials, CAP representatives attend meetings at which the Committee Chairmen believe that their expertise would be beneficial to the Committees’ discussions. Neither CAP nor any of its affiliates provided any additional services to Sysco and its affiliates in fiscal 2014 or in fiscal 2015 through the date of the proxy statement. Sysco does not expect CAP to provide any such services to Sysco during the remainder of fiscal 2015. The Compensation Committee has determined CAP to be independent from the Company and that no conflicts of interest exist related to CAP’s services provided to the Compensation Committee. See “Compensation Discussion and Analysis–How Executive Pay is Established—Committee Oversight.”

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Since September 2010, the Senior Vice President, Human Resources and his Human Resources department (“HR”) have retained the services of Towers Watson to provide assistance to HR and Sysco management in making recommendations to the Compensation Committee and the Board with respect to certain aspects of executive compensation. Towers Watson has provided advice directly to Sysco’s management team and has consulted directly with management and provided, among other things, reports based on their proprietary data and information regarding market benchmarks. While Towers Watson did not provide the Committee with any direct advice regarding any of the NEOs, the Compensation Committee’s decisions are indirectly impacted by input from Towers Watson that is presented by management, and such information is used by the Committee in its dialogue with CAP representatives.

BOARD OF DIRECTORS MATTERS

We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Sysco’s stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing a range of backgrounds and experiences in areas that are relevant to the Company’s activities so that the Board, as a whole, possesses the combination of skills, professional experience, and diversity of backgrounds necessary to oversee Sysco’s business. In particular, we place a high level of importance on knowledge and experience specific to and relevant in our industry, with eight directors with direct food industry experience.

All of our Directors possess all of the following characteristics:

1. Integrity and Accountability: Directors must have demonstrated high ethical standards and integrity in their personal and professional dealings, and must be willing to act on – and remain accountable for – their boardroom decisions.

2. Informed Judgment: Directors must be able to provide wise, thoughtful counsel on a broad range of issues and must possess high intelligence and wisdom which is applied in decision making.

3. Financial Literacy: Directors must be financially literate and should know how to read a balance sheet, an income statement and a cash flow statement, and they should understand the use of financial ratios and other indices for evaluating Company performance.

4. Mutual Confidence: Directors must value Board and team performance over individual performance, must possess respect for others, be open to other opinions and be willing to listen. Directors must be assertive, responsible and supportive while being willing to raise tough questions in a manner that encourages open discussion.

5. High Performance Standards and Leadership: Directors must have a history of achievements that reflect high standards of performance by themselves and the persons they lead.

Election of Directors at 2014 Annual Meeting (Item 1)

Election Process

The company’s Bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast—that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The Board shall act on the recommendation within 120 days following certification of the stockholders’ vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

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Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating candidates for election to Sysco’s Board of Directors. In considering candidates for election to the Board, the Committee will determine the incumbent directors whose terms expire at the upcoming Annual Meeting and who wish to continue their service on the Board. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, Sysco’s management and stockholders who beneficially own individually or as a group at least five percent of Sysco’s outstanding shares for at least one year and who have expressed an interest in recommending director candidates. In evaluating candidates, the Committee will consider the absence or presence of material relationships with Sysco that might impact independence, as well as the diversity, age, skills, experience, time available and the number of other boards the candidate sits on in the context of the needs of the Board and Sysco, and such other criteria as the Committee shall determine to be relevant at the time. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

The Committee will also consider candidates recommended by stockholders. The Committee will evaluate such recommendations using the same criteria that it uses to evaluate other candidates. Stockholders can recommend candidates for consideration by the Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;

•	the name and address of the person to be nominated;

•	a representation that the stockholder is a holder of the Sysco stock entitled to vote at the meeting to which the director recommendation relates;

•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and

•	the candidate’s written, signed consent to serve if elected.

The Committee typically recommends director candidates to the Board in early July of each year. The Committee will consider in advance of Sysco’s next Annual Meeting of stockholders those director candidate recommendations that the Committee receives by May 1st. With respect to all incumbent and new candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which Sysco’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the qualifications required by the company’s Corporate Governance Guidelines of candidates for election as director, as set forth above;

•	determine if the candidate possesses qualities, experience or skills that the Committee has determined to be desirable;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

In its discretion, the Committee may designate one or more of its members, or the entire Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

The Committee has not received any recommendations for director nominees for election at the 2014 annual stockholders meeting from any Sysco security holder or group of security holders beneficially owning more than five percent of Sysco’s outstanding common stock.

If we receive by June 10, 2015, a recommendation of a director candidate from one or more stockholders who have beneficially owned at least five percent of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to identify. The Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

Director Qualifications

The Board and the Corporate Governance and Nominating Committee consider the qualification of directors and director candidates individually and in the broader context of the Board’s overall composition and the company’s current and future needs. Below we identify and describe some of the key experience, qualifications and skills that our Corporate Governance and Nominating Committee believes individuals serving as directors of Sysco should collectively bring to the Board, in addition to the key characteristics described above, and that are important in light of our business and structure. The priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board with regard to these factors may change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

•	Leadership, Corporate Strategy and Development Experience — The Board believes that experience as a senior executive in a large and complex public, private, government or academic organization enables a director to better oversee the management of the company. Such individuals also bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level, and tend to demonstrate a practical understanding of organizations,

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strategy, risk management and the methods to drive change and growth. Finally, directors with experience in significant leadership positions generally possess the ability to identify and develop leadership qualities in others, including members of our management team.

•	Foodservice Industry or Marketing Experience — Directors with experience as executives, directors or in other leadership positions in various aspects of the foodservice industry gain extensive knowledge that is valuable to Sysco’s operating plan and strategy, including ways in which Sysco can better fulfill the needs of its customers and suppliers. In addition, as the foodservice market continues to mature, directors with marketing knowledge provide valuable insights as we focus on ways in which Sysco can grow organically by identifying and developing new markets.

•	Technology, e-Commerce and Enterprise Resource Planning Experience — Technology is already an integral part of Sysco’s distribution and supply chain. In addition, we are in the process of implementing a multi-year Business Transformation Project, a component of which, the Enterprise Resource Planning (“ERP”), is designed to combine the systems of many Sysco operating companies into a single system. The use of a single system is expected to drive efficiencies and cost savings through consolidation and standardization, allow us to leverage data to make better decisions as we develop a better enterprise-wide view of the business and enhance our customers’ experience through improved online ordering and customer support systems. Directors with experience in the areas of technology and ERP implementation can provide valuable insights to guide these efforts.

•	Distribution/Supply Chain Experience — Directors that have experience in distribution logistics and supply chain management can help us find ways to optimize warehouse and delivery activities across the Sysco organization to achieve a more efficient delivery of products to our customers.

•	Global Experience/Broad International Exposure — Although Sysco’s primary focus is on growing and optimizing the core foodservice distribution business in North America we continue to explore and identify opportunities to grow our global capabilities in, and source products directly from, international markets. We benefit from the experience and insight of directors with a global business perspective as we identify the best strategic manner in which to expand our operations outside of North America. As Sysco’s reach becomes more global, directors with international business experience can assist us in navigating the business, political, and regulatory environments in countries in which Sysco does, or seeks to do, business.

•	Accounting, Finance and Financial Reporting Experience — An understanding of accounting, finance and financial reporting processes is important for our directors to evaluate our financial statements and capital investments. Although we expect all of our directors to be financially knowledgeable, many of our directors have developed much more extensive experience in accounting and financial matters through their executive leadership roles in the public and private sector.

•	Risk Oversight and Risk Management — The Board oversees management’s efforts to understand and evaluate the types of risks facing Sysco and its business, evaluate the magnitude of the exposure, and enhance risk management practices. Directors with risk management experience can provide valuable insights as Sysco seeks to strike an appropriate balance between enhancing profits and managing risk.

•	Public Company Board Experience — Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of the Board, board practices of other public companies and the relationship between the Board and the management team. Most public company directors also have corporate governance experience to support our goals of Board and management accountability, greater transparency, legal and regulatory compliance and the protection of stockholder interests. Many of our directors currently serve, or have previously served, on the boards of directors of other public companies.

•	Diversity — Our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics new Board members should possess as well as the composition of the Board as a whole. This review includes consideration of diversity, age, skills, experience, time available and the number of other boards the member sits on in the context of the needs of the Board and the company, and such other criteria as the Committee shall determine to be relevant at the time. While the Board has not prescribed standards for considering diversity, as a matter of practice it looks for diversity in nominees such that the individuals can enhance perspective and experience through diversity in race, gender, ethnicity, cultural background, geographic origin, education, and professional and life experience. Because we value gender and racial diversity among our Board members, three of our current Board members are women, including one African American and the Non-Executive Chairman of the Board, and two of our current Board members are from outside the United States.

Included in the individual biographies below is a discussion of the most significant aspects of each director’s background that strengthen the Board’s collective qualifications, skills and experience and that the Corporate Governance and Nominating Committee and the Board considered in reaching their conclusion that he or she should continue to serve as a director of Sysco.

Nominees for Election as Directors at the 2014 Annual Meeting

Ten directors are to be elected at the meeting. The Board of Directors currently consists of ten members. The Board of Directors was previously divided into three classes, and prior to 2012, the directors of only one of the three classes were elected at each annual meeting, for a three-year term. However, at the 2011 annual meeting of stockholders, the stockholders approved an amendment to the Bylaws to provide for the staggered de-classification of the Board, beginning in 2012.

This year, all ten directors are nominated for election at the annual meeting, for a term of one year only.

The Board of Directors has nominated the following ten persons for election as directors to serve for one-year terms or until their successors are elected and qualified:

•	John M. Cassaday

•	Judith B. Craven, M.D.

•	William J. DeLaney

•	Larry C. Glasscock

•	Jonathan Golden

•	Joseph A. Hafner, Jr.

•	Hans-Joachim Koerber

•	Nancy S. Newcomb

•	Richard G. Tilghman

•	Jackie M. Ward

Each of the nominees is currently serving as a director of Sysco. Each of the nominees has consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

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The Board believes that the combination of the various qualifications, skills and experiences of the nominees for election as Directors at the 2014 Annual Meeting would contribute to an effective and well-functioning Board. Set forth below is biographical information for each of the nominees for election as a director at the 2014 Annual Meeting. Unless otherwise noted, the persons named below have been engaged in the principal occupations shown for the past five years or longer. In addition to the information described below, many of our directors serve as trustees, directors or officers of various non-profit, educational, charitable and philanthropic organizations.

The Board of Directors unanimously recommends a vote FOR each of the nominees listed above.

Board Composition

John M. Cassaday

Age: 61

Director Since: November 2004

Committees: Compensation Committee (Chair), Corporate Governance and Nominating Committee

Primary Occupation: Since September 1999, Mr. Cassaday has served as President and Chief Executive Officer, as well as a director, of Corus Entertainment Inc., a media and entertainment company based in Canada.

Other Boards: Mr. Cassaday is a director of Manulife Financial Corporation, a director of Corus Entertainment Inc., and a director of privately held company Irving Oil Limited.

Key Director Qualifications: Mr. Cassaday earned a Bachelor of Arts degree from the University of Western Ontario and a Master of Business Administration Degree with honors from the University of Toronto’s Rotman School of Management. Prior to his current position as the founding President and CEO of Corus Entertainment Inc., a Canadian leader in radio and specialty television, Mr. Cassaday served as President and CEO of CTV Television Network Ltd. Mr. Cassaday’s career prior to broadcasting included executive positions in a number of leading packaged goods companies including RJR-Macdonald, Inc., General Foods Corporation and Campbell Soup Company, where he gained food processing and food safety experience while advancing through positions in sales, marketing, and strategic planning in Canada, the United States, and the United Kingdom. His career at Campbell’s culminated in service as President of Campbell Soup Company’s operations in Canada and then the United Kingdom. Mr. Cassaday gained additional foodservice experience through his service as a director of Loblaw Companies Limited, Canada’s largest food distributor, and of J.M. Schnieder, a meat processing company. This background has provided Mr. Cassaday with extensive experience and knowledge in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing, international operations, accounting, finance and financial reporting. In addition, Mr. Cassaday’s service on the Board of Directors of Manulife Financial Corporation has provided a greater understanding of risk management and global compensation considerations. Mr. Cassaday has received many business, industry and charitable honors, including designation as the most distinguished alumni of the University of Toronto’s Rotman School of Management in 1998, receipt of the Gold Medal from the Association of Canadian Advertisers in 2004 (which recognizes individuals who have made an outstanding contribution to the advancement of marketing communications in Canada) and induction in the Marketing Hall of Legends of Canada in 2006. In 2013, Mr. Cassaday was inducted into the Order of Canada, Canada’s highest civilian honor.

Judith B. Craven, M.D.

Age: 69

Director Since: July 1996

Committees: Corporate Sustainability Committee (Chair), Compensation Committee, Corporate Governance and Nominating Committee

Primary Occupation: Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998.

Other Boards: Director of Luby’s, Inc., Sun America Funds and VALIC. In the last five years, Dr. Craven served as a director of Belo Corporation.

Key Director Qualifications: Dr. Craven earned a B.S. degree in Biology and English from Bowling Green State University, then completed premedical requirements at Texas Southern University before earning a Doctor of Medicine from Baylor College of Medicine and a Master of Public Health from the University of Texas School of Public Health. She also completed the Harvard University Program for Senior Managers in Government at the John F. Kennedy School of Government. Dr. Craven provides a unique viewpoint on Sysco’s Board as a medical doctor and distinguished public health expert. She gained a distinctive understanding of the foodservice industry after serving as Director of Public Health for the City of Houston from 1980 through 1983, which included responsibility for the regulation of all foodservice establishments in the City of Houston, including an emphasis on food safety and food handling. Following this appointment, Dr. Craven served as Dean of the University of Texas School of Allied Health Sciences from 1983 to 1992. She also serves on the Board of Directors of Luby’s, Inc., which operates almost 100 restaurants and provides food services to select hospital and other medical institutions in Texas. Dr. Craven also has a strong commitment to diversity and social responsibility, having led many initiatives to help increase and incorporate diversity in schools, the workplace and the community. Dr. Craven served as Vice President for Multicultural Affairs for the University of Texas Health Science Center at Houston from 1987 to 1992, and served as Chair of the Committee on Diversity for the University of Texas Board of Regents for six years. Under Dr. Craven’s leadership as president for six years, The United Way of The Texas Gulf Coast won the first National Award for diversity from the United Way of America. She has also served as a member of the Board of Directors of Compaq Corporation and the Houston Branch of the Federal Reserve Bank of Dallas. Dr. Craven has received numerous awards and honors, including the NAACP VIP Award for Community Service, Houston’s Thirty Most Influential Black Women Award and induction into the Texas Women’s Hall of Fame in 1989.

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William J. DeLaney

Age: 58

Director Since: January 2009

Committees: Finance Committee

Primary Occupation: Mr. DeLaney began serving as Sysco’s Chief Executive Officer in March 2009. He assumed the additional title of President in March 2010. Mr. DeLaney began his Sysco career in 1987 as Assistant Treasurer at the company’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President of the company, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as chief financial officer, progressed to senior vice president in 1998 and executive vice president in 2002. In 2004, Mr. DeLaney was appointed president and chief executive officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Sysco’s Senior Vice President of Financial Reporting. Effective July 1, 2007, Mr. DeLaney was promoted to the role of Executive Vice President and Chief Financial Officer and continued to serve in such position following his promotion to CEO until October 2009.

Other Boards: Mr. DeLaney is a director of Express Scripts, Inc. and serves on the Compensation Committee and the Audit Committee of the Express Scripts, Inc. Board of Directors.

Key Director Qualifications: Mr. DeLaney earned a Bachelor of Business Administration degree from the University of Notre Dame, and a Master of Business Administration degree from the Wharton Graduate Division of the University of Pennsylvania. Mr. DeLaney has worked in various capacities at Sysco and its subsidiaries for more than 20 years. Through various accounting, finance, operations and management positions within Sysco and its operating companies, Mr. DeLaney has gained valuable insight into the foodservice industry, as well as Sysco’s competitive advantages and how to further build upon them. Throughout his career, Mr. DeLaney has developed experience and knowledge in the areas of leadership and management development, corporate strategy and development, finance and accounting and distribution and supply chain management. Further, the Corporate Governance and Nominating Committee and the Board believe that it is appropriate and beneficial to Sysco to have its Chief Executive Officer serve as management’s voice on the Board.

Larry C. Glasscock

Age: 66

Director Since: September 2010

Committees: Corporate Governance and Nominating Committee (Chair), Compensation Committee, Corporate Sustainability Committee

Primary Occupation: In March 2010, Mr. Glasscock retired from his position as Chairman of the Board of Directors of WellPoint, Inc., one of the largest health benefits companies in the United States, after serving in the role since November 2005. He also served as WellPoint’s President and CEO from November 2004 until July 2007. Mr. Glasscock previously served as Chairman, President and CEO of Anthem, Inc., a health benefits company, from 2001 to 2004, assuming additional responsibilities as Chairman from 2003 to 2004.

Other Boards: Mr. Glasscock has served as a director of Simon Property Group, Inc., a real estate investment trust, since March 2010; and a director of Zimmer Holdings, Inc., a global leader in the design, development, manufacture and marketing of orthopedic reconstructive implants, dental implants, spinal implants, trauma products and related surgical devices, since August 2001. In the last five years, Mr. Glasscock served as a director of WellPoint, Inc. and Sprint Nextel Corporation.

Key Director Qualifications: Mr. Glasscock attended Cleveland State University, where he received a bachelor’s degree in business administration. He later studied at the School of International Banking, participated in the American Bankers Association Conference of Executive Officers, and completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock has developed significant leadership and corporate strategy expertise through over 30 years of business experience, including former service as President and CEO of WellPoint, Inc., COO of CareFirst, Inc., President and CEO of Group Hospitalization and Medical Services, Inc., President and COO of First American Bank, N.A., and President and CEO of Essex Holdings, Inc. During his tenure at WellPoint, Inc., he played a major role in transforming the company from a regional health insurer into a national healthcare leader and championed company efforts to improve quality and customer service. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock’s expertise in the utilization of technology to improve productivity will be valuable to Sysco as we implement and build upon our Business Transformation Project. His knowledge and experience in team building and human capital development are also extremely valuable to Sysco, as management development was one of our CEO’s key non-financial goals during fiscal 2012 and 2013. Mr. Glasscock also has considerable financial experience, as he has supervised the chief financial officers of major corporations. Earlier in his career he served as a bank officer lending to major corporations and supervised assessments of companies’ creditworthiness. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation.

Jonathan Golden

Age: 77

Director Since: February 1984

Committees: Corporate Sustainability Committee, Finance Committee

Primary Occupation: Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to Sysco.

Key Director Qualifications: Mr. Golden is a graduate of Princeton University and Harvard Law School. He also has served as an adjunct professor at Emory Law School in Atlanta for nine years. Mr. Golden, who is not considered an independent director, has developed an extensive knowledge of Sysco’s business through his service as a director of the company since 1984 and through Arnall Golden Gregory LLP, a firm that has served as legal advisor to the company on numerous transactions. Mr. Golden has served as Chairman of that firm for approximately eleven years. He personally has a long history of representing participants in the food industry, including manufacturers, distributors and food industry trade associations. Mr. Golden has gained further experience regarding the distribution and supply chain of foodservice companies as a member of the Board of Directors of a major privately-held food manufacturer that is a leader in the frozen food industry and sells to foodservice customers, particularly in-store bakeries and retail marketplaces. In addition to his legal and regulatory experience and focus on corporate responsibility, Mr. Golden has developed a knowledge of other public company Board practices through his past service on the Boards of The Profit Recovery Group International, Inc., Intermedics, Inc., Automatic Service Company and Butler Shoe Corp.

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Joseph A. Hafner, Jr.

Age: 69

Director Since: November 2003

Committees: Finance Committee (Chair), Audit Committee, Corporate Sustainability Committee

Primary Occupation: Mr. Hafner retired as Chairman of Riviana Foods, Inc. in 2006, a position he had held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2004.

Key Director Qualifications: Mr. Hafner attended Dartmouth College, where he graduated cum laude, then earned a master of business administration degree with high distinction from Dartmouth’s Amos Tuck School of Business Administration. After graduation, Mr. Hafner served for two years in the Latin American Internship Program of Cornell University and the Ford Foundation in Lima, Peru, followed by two years with the Arthur Andersen & Co. accounting firm in Houston. In 1972, Mr. Hafner began his career with Riviana Foods, Inc. in Guatemala City as Controller of Riviana’s Central American Division. For over 30 years, Mr. Hafner worked in positions of increasing authority for Riviana, a company that processed, marketed and distributed rice products in the U.S. and Europe, as well as other food products in Central America and Europe. Mr. Hafner continued his international exposure through the oversight of Riviana’s rice operations in South Africa and Australia. His career culminated in his service as President and CEO of Riviana for over 20 years, providing him with experience in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, finance and accounting and international operations. In addition, Mr. Hafner has developed finance and accounting expertise during his career at Arthur Andersen and Riviana and is a member of the American Institute of Certified Public Accountants.

Hans-Joachim Koerber

Age: 68

Director Since: January 2008

Committees: Audit Committee, Finance Committee

Primary Occupation: Dr. Koerber served as the chairman and chief executive officer of METRO Group, Germany’s largest retailer, from 1999 until his retirement in October 2007.

Other Boards: Dr. Koerber is chairman of the board of directors of Air Berlin PLC, as well as a director of several private European companies, including Klüh Service management GmbH, WEPA Industrieholding SE, DAW SE, and Eurocash SA.

Key Director Qualifications: Dr. Koerber earned a degree as a Master Brewer in Brewing Technology and a Ph.D. in Business Management from the Technical University of Berlin. Dr. Koerber began his career in the beverage industry, including management positions in which he was responsible for finance and accounting, information technology, purchasing and personnel. He first became involved with the company that would eventually become METRO when he joined the predecessor company’s cash-and-carry, self-service wholesale company in charge of finance and accounting, controlling, logistics and information technology. His responsibilities continued to expand to include international cash-and-carry activities in six countries. When METRO AG was formed in 1996, Dr. Koerber became part of the METRO management board. His responsibilities included corporate development, corporate communications and investor relations and he became chairman and chief executive officer in 1999. Dr. Koerber introduced a new management style, streamlined the company to focus on four of the original 16 business divisions in order to remain competitive and achieve profitability, adopted international accounting standards and rapidly developed METRO’s international presence, including hands-on experience in expanding METRO into Eastern Europe and Asia, including China and India. These efforts helped make METRO Germany’s largest retailer, operating wholesale cash & carry stores, supermarkets, hypermarkets, department stores and consumer electronics shops throughout the world. Throughout his career, Dr. Koerber developed experience and qualifications in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing and risk management. Dr. Koerber’s insights on running and expanding a foodservice business with international operations have been, and will continue to be, particularly helpful to Sysco. Dr. Koerber’s career at METRO AG, combined with his 10 years of service on the Board of Skandinaviska Enskilda Banken AB (the parent company of the SEB Group, a North European banking concern catering to corporations, institutions, and private individuals) and the Board of Directors of several other international companies, has provided him with financial expertise, particularly with regard to international financial accounting standards. His service on the Board of Air Berlin PLC (Germany’s second largest airline) has deepened his experience in marketing.

Nancy S. Newcomb

Age: 69

Director Since: February 2006

Committees: Audit Committee, Finance Committee

Primary Occupation: Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation of Citigroup) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management.

Other Boards: Ms. Newcomb is a director of The DIRECTV Group, Inc., and during the last five years, was a director of Moody’s Corporation.

Key Director Qualifications: Ms. Newcomb is a graduate of Connecticut College and received a Master’s Degree in Economics from Boston University. She also graduated from Harvard Business School’s Program for Management Development. Ms. Newcomb’s 35-year career with Citigroup, a major international financial services company, and its predecessors Citicorp and Citibank, provided her with experience in the areas of leadership, corporate strategy and development, finance, risk management and international operations. Ms. Newcomb developed extensive risk management experience throughout her career, including holding the position of Citigroup’s Senior Corporate Officer of Risk Management for the last six years of her career. In the area of Finance and International Operations, Ms. Newcomb served as Citigroup’s Principal Financial Officer, responsible for liquidity, funding and capital management. She has had extensive international experience as head of worldwide treasury operations in over 100 countries, and co-head of Citigroup’s global, multinational customer business.

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Richard G. Tilghman

Age: 74

Director Since: November 2002

Committees: Audit Committee (Chair), Finance Committee

Primary Occupation: Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999.

Key Director Qualifications: After graduating from the University of Virginia with a B.A. in Foreign Affairs and serving in the U.S. Army as a lieutenant, Mr. Tilghman enjoyed a 34-year banking career, including service as Vice Chairman and Director of Suntrust Banks, as well as the former Chairman and CEO of Crestar Financial Corporation, a bank holding company for fifteen years. His career provided him with experience and expertise in the areas of leadership, corporate strategy and development, finance, banking, accounting and risk management. Mr. Tilghman’s experience overseeing a business and technology transformation for a series of banks acquired through acquisitions is very important to Sysco as we undertake to streamline our operations using a common technology platform. Mr. Tilghman also gained high tech and regional marketing experience that has been valuable to Sysco as we have redefined oversight of our operating companies by marketing region and focus on the use of e-Commerce technologies to service Sysco customers more efficiently. Mr. Tilghman’s experience also includes approximately 20 years of service on the Board of Directors of Chesapeake Corporation, which was then a leading supplier of cartons, labels, leaflets, and specialty plastic packaging, with manufacturing facilities in Asia, Europe and the U.S. at that time.

Jackie M. Ward

Age: 76

Director Since: September 2001 (Non-Executive Chairman since November 2013)

Committees: Compensation Committee, Corporate Governance and Nominating Committee

Primary Occupation: Ms. Ward is the former Chairman, President and Chief Executive Officer of Computer Generation Incorporated (CGI), a company she founded in 1968 that was acquired in December 2000 by Crescent Capital and later Intec Telecom Systems PLC, a technology company based in the United Kingdom.

Other Boards: Director of Sanmina-SCI Corporation. In the last five years, Ms. Ward also served as a director of Bank of America Corporation, Equifax Inc., Flowers Foods, Inc. and WellPoint, Inc.

Key Director Qualifications: Ms. Ward attended Georgia State College for Women and the University of Georgia Extension Center, where she majored in psychology and mathematics. She later attended the London School of Business and was awarded a Doctor of Laws from Mercer University. Early in her career, Ms. Ward held programming, engineering, marketing and management positions with UNIVAC (a division of Sperry Corporation), General Electric Company and J.P. Stevens Company. Ms. Ward then founded, was elected chairman, president and chief executive officer, and had over 30 years of experience with Computer Generation Incorporated (CGI), a provider of software/hardware solutions to the telecommunications and general industry with operations in the U.S., England and much of Europe, Australia, South Africa, Mexico and Latin America. Ms. Ward’s lengthy career has provided her with extensive leadership, information technology, retail/mass marketing, corporate strategy and development, finance, banking, and international experience. In addition, significant projects undertaken by CGI for governmental and private entities provided unique experience for Ms. Ward in developing and implementing supply chain inventory control systems, fraud detection systems and software/hardware to handle generalized and specific accounting functions. Ms. Ward has gained knowledge of the foodservice industry through her membership on the Board of Directors of Flowers Foods, Inc., one of the largest producers and marketers of bakery products in the U.S., as well as developing systems for related food clients, such as Edwards Baking Company and Eastern Food Services. She also has significant public company board experience as a current or former member of numerous Boards of Directors where she served in various leadership positions, including lead director, presiding director and the chairman of various committees. With respect to Flowers Foods, Ms. Ward served as the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. With respect to WellPoint, Ms. Ward served as Chairman of the Board, Chair of the Corporate Governance Committee and Executive Committee, and a member of the Compensation Committee. She also serves as the Chair of the Nominating and Governance Committee of Sanmina-SCI Corporation. Ms. Ward furthered her expertise in the areas of finance and risk management as Chairman of the Asset Quality Committee of Bank of America’s Board of Directors for 15 years and her expertise in the areas of accounting and internal audit as a member of the Board of PRG-Schultz International, Inc., which provides recovery audit services to organizations with high volumes of payment transactions, including retail and wholesale businesses, manufacturers, health care, and government agencies.

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DIRECTOR COMPENSATION

Overview of Non-Employee Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board, as described below. Members of the Board who are employees of the Company are not compensated for services on the Board or any of its Committees. We currently pay each non-employee director a base retainer of $100,000 per year. Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

•	Audit Committee Chair— $25,000

•	Compensation Committee Chair— $20,000

•	Corporate Governance and Nominating Committee Chair— $20,000

•	Finance Committee Chair— $20,000

•	Corporate Sustainability Committee Chair— $15,000

In November 2013, the Board elected Ms. Ward as its Non-Executive Chairman. In addition to the compensation received by all non-employee directors, Ms. Ward receives an additional annual retainer of $475,000 for her service as Non-Executive Chairman, which is paid quarterly in the form of “elected shares” that are deferred as described below under “—Deferral of Shares.” See footnote 1 to the “Fiscal 2014 Director Compensation” table below for a detailed discussion of the elected shares deferred by Ms. Ward.

Each November the Board grants approximately $160,000 in time vesting equity incentives to each of the non-employee directors in the form of restricted stock awards. For fiscal 2014, the Board granted approximately $160,000 in restricted stock awards that vest in full on the first anniversary of the grant date. See “2009 Non-Employee Directors Stock Plan— Restricted Stock and Restricted Stock Units” below for a description of the plan under which these awards may currently be granted and the “Fiscal 2014 Non-Employee Director Compensation” table below for detailed compensation information for fiscal 2014 for each of our non-employee directors.

Reimbursement of Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as director, including committee participation or special assignments. We pay the annual retainers quarterly. Directors are invited to have their spouses accompany them to dinners and other functions held in connection with one or two board meetings each year, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions. Reimbursement for non-employee director travel may include reimbursement of a portion of the cost of travel on private aircraft.

Specifically, this includes reimbursement for non-commercial air travel in connection with Sysco business, subject to specified maximums, provided that amounts related to the purchase price of an aircraft or fractional interest in an aircraft are not reimbursable and any portion of the reimbursement that relates to insurance, maintenance and other non-incremental costs is limited to a maximum annual amount. Non-employee directors also receive discounts on products carried by the company and its subsidiaries comparable to the discounts offered to all company employees.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and the Non-Executive Chairman of the Board’s and/or Lead Directors’ annual retainer, under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred prior to fiscal 2009. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Directors Stock Plans

As of September 22, 2014, the non-employee directors held shares of restricted stock that were issued under the 2009 Non-Employee Directors Stock Plan. They also held elected and match shares (as described below) issued under the 2009 Non-Employee Directors Stock Plan. Below is a description of the 2009 Non-Employee Directors Stock Plan.

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2009 Non-Employee Directors Stock Plan

Election to Receive a Portion of the Annual Retainer in Common Stock

Under the 2009 Non-Employee Directors Stock Plan, instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 100% of his or her annual retainer fee, including any additional retainer fee paid to the Non-Executive Chairman of the Board and/or Lead Director for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, in 10% increments, in common stock. If a director makes this election, on the date we make each quarterly payment of the director’s annual retainer fee we will credit the director’s stock account with:

•	The number of shares of Sysco common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the last closing price of the common stock on the first business day prior to that date; we call these shares elected shares; and

•	With respect to up to half of his or her annual retainer fee, excluding any additional retainer fee paid for chairing the Board or one of its committees and/or serving as Lead Director and any fees paid for meeting attendance or service on a committee, 50% of the number of elected shares we credited to the director’s account; we call these extra shares “match shares.”

The elected shares and match shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year. The director may not transfer the match shares, however, until one year after we issue them, or, if deferred, the date that we otherwise would have issued them, provided that certain events will cause this transfer restriction to lapse.

The one year transfer restriction on match shares will lapse if:

•	the director dies;

•	the director leaves the Board:

	–	due to disability;

	–	after having served out his or her full term; or

	–	after reaching age 71; or

•	a change in control, as defined in the plan, occurs.

Restricted Stock and Restricted Stock Units

The plan provides that the Board may grant shares of restricted stock and restricted stock units in the amounts and on such terms as it determines but specifies that no grant may vest earlier than one year following the grant date. A restricted stock unit is an award denominated in units whose value is derived from common stock, and which is subject to similar restrictions and possibility of forfeiture, as is the restricted stock. In November 2013, we issued restricted stock awards to non-employee directors under this plan. We have not yet issued any restricted stock units to non-employee directors under this plan.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the unvested restricted stock and restricted stock units that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock and restricted stock units will remain in effect and continue to vest as if the director had remained a director of Sysco. All unvested restricted stock and restricted stock units will automatically vest upon the director’s death.

Deferral of Shares

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the plan, whether such shares are to be issued as a grant of restricted stock, elected shares or match shares, or upon the vesting of a restricted stock unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the company, or a change of control of Sysco. All such deferral elections shall be made in accordance with the terms and conditions set forth in Sysco’s 2009 Board of Directors Stock Deferral Plan.

Change in Control

Grant agreements under the 2009 Non-Employee Directors Stock Plan will determine vesting provisions upon the occurrence of a specified change in control.

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Fiscal 2014 Director Compensation

The following table provides compensation information for fiscal year 2014 for each of our directors who served for any part of the fiscal year, other than Messrs.

DeLaney and Fernandez, whose compensation is disclosed in the Summary Compensation Table on page 56:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)(4)	Non-Qualified Deferred Compensation Earnings($)(5)	Other Compensation(6)	Total($)
Cassaday	$120,000	$185,019	$—	$—	$305,019
Craven	115,000	185,019	2,613	—	302,632
Glasscock	120,000	185,019	—	—	305,019
Golden	100,000	185,019	31,321	—	316,340
Hafner	120,000	185,019	—	—	305,019
Koerber	100,000	185,019	—	—	285,019
Newcomb	100,000	185,019	—	—	285,019
Tilghman	125,000	185,019	—	—	310,019
Ward	433,750	185,019	7,080	—	625,849
(1)	Includes retainer fees, including any retainer fees for which the non-employee director has elected to receive shares of Sysco common stock in lieu of cash and fees for the fourth quarter of fiscal 2014 that were paid at the beginning of fiscal 2015. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year, unless the director’s service as a member of the Board of Directors terminates. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2014, excluding match shares, which are reported in the column entitled “Stock Awards,” above was as follows: 1,417 shares for each of Mr. Cassaday, Dr. Craven, Mr. Golden, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mr. Tilghman; 1,554 shares for Mr. Glasscock and 12,049 shares for Ms. Ward. Directors may choose to defer receipt of the elected shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. The number of elected shares of stock deferred by each non-employee director during fiscal 2014 (which are included in the elected shares described above) was as follows: Dr. Craven (1,417 shares), Dr. Koerber (1,417 shares), Mr. Glasscock (1,554 shares) and Ms. Ward (12,049 shares). To the extent that cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all elected shares that are deferred. If the director has chosen to defer the receipt of any shares, they will be credited to the director’s account and issued on the earliest to occur of the “in-service” distribution date elected by the director (which shall be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of the company, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal.

(2)	For fiscal 2014, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined that it would grant approximately $160,000 in equity incentives to each of the non-employee directors. Therefore, on November 14, 2013, the Board granted to each of the non-employee directors 4,791 shares of restricted stock valued at $33.40 per share, the closing price of Sysco common stock on the New York Stock Exchange on November 13, 2013. These awards were granted under the 2009 Non-Employee Directors Stock Plan and vest in full on the first anniversary of the grant date. The amounts in this column reflect the grant date fair value of the awards computed in accordance with ASC 718, “Compensation — Stock Compensation”. See Note 18 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 28, 2014 regarding assumptions underlying valuation of equity awards. The amounts in this column also reflect the grant date fair value of awards computed in accordance with ASC 718, “Compensation — Stock Compensation” with respect to a 50% stock match for directors who elect to receive a portion of their annual retainer fee in common stock. The value of any “elected” shares is included in the column entitled “Fees Earned or Paid in Cash,” as described in footnote (1) above. See “Directors Stock Plans” above for a more detailed description. Although we credit shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year, unless the director’s service as a member of the Board of Directors terminates.The number of match shares actually credited to each non-employee director’s account during fiscal 2014 was 708 shares. Directors may choose to defer receipt of the restricted stock and the match shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. The number of shares of restricted stock and match shares deferred by each non-employee director during fiscal 2014 (which are included in the match shares described above) was as follows: Dr. Craven, Mr. Glasscock, Dr. Koerber and Ms. Ward — 708 shares. To the extent that cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards and all match shares that are deferred, in the form of stock units. Directors may elect an “in-service” distribution date for deferrals that is at least one year following the end of the plan year in which the shares would otherwise have been distributed to the Director. Otherwise, distributions occur upon the earlier of the death of the director, the date on which the director ceases to be a director of the company, or a change of control of Sysco, unless the director applies for and qualifies for a hardship withdrawal.

(3)	The aggregate number of options and unvested stock awards held by each director, other than Mr. DeLaney, as of June 28, 2014, was as follows:

	Aggregate Unvested Stock Awards Outstanding as of June 28, 2014	Aggregate Options Outstanding as of June 28, 2014
Cassaday	4,791	—
Craven	4,791	—
Glasscock	4,791	—
Golden	4,791	—
Hafner	4,791	—
Koerber	4,791	—
Newcomb	4,791	—
Tilghman	4,791	—
Ward	4,791	—
The unvested stock awards for each non-employee director listed in the table immediately above relate to restricted stock awards granted in November 2013 that vest in November 2014.

(4)	None of the directors shown in the table received option grants during fiscal 2014.

(5)	We do not provide a pension plan for the non-employee directors. For each non-employee director, the amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.

(6)	The total value of all perquisites and personal benefits received by each of the non-employee directors with respect to fiscal year 2014, including reimbursements for spousal airfare associated with certain Board meetings, was less than $10,000.

Messrs. DeLaney and Fernandez did not receive any compensation in or for fiscal 2014 for Board service, other than the compensation for services as an employee that is disclosed elsewhere in this proxy statement. See “Executive Compensation – Summary Compensation Table” for details regarding compensation received by Messrs. DeLaney and Fernandez for fiscal 2014.

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Stock Ownership Guidelines

The Corporate Governance Guidelines provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 16,500 shares of Sysco common stock. All of the current non-employee directors with at least five years of service beneficially held the requisite number of shares as of September 22, 2014. Stock ownership guidelines applicable to executive officers are described under “Stock Ownership— Stock Ownership Guidelines.”

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of Sysco. Each person listed below, other than Mr. Bené, Mr. Kreidler, Mr. Moskowitz and Mr. Shurts, has served as an officer of Sysco and/or its subsidiaries for at least the past five years.

Name	Title	Age
Thomas L. Bené*	Executive Vice President and Chief Commercial Officer	52
William B. Day	Executive Vice President, Merchandising	57
William J. DeLaney*	President and Chief Executive Officer	58
Joel T. Grade	Senior Vice President, Finance and Chief Accounting Officer	44
Michael W. Green*	Executive Vice President and President, Foodservice Operations	55
Robert C. Kreidler*	Executive Vice President and Chief Financial Officer	50
Russell T. Libby	Executive Vice President, Corporate Affairs & Chief Legal Officer and Corporate Secretary	48
Paul T. Moskowitz	Senior Vice President, Human Resources	50
Wayne R. Shurts*	Executive Vice President and Chief Technology Officer	55
*	Named Executive Officer.

Thomas L. Bené has served as Executive Vice President and Chief Commercial Officer since September 1, 2013 and Executive Vice President, Chief Merchandising Officer from May 2013 to September 2013. Prior to joining Sysco, Mr. Bené served as President of PepsiCo Foodservices from 2011 until 2013. Between 2008 and 2011, he held various senior roles with PepsiCo, including President, Pepsi-Cola North American Beverages; SVP, Sales and Franchise Development; President, PepsiCo Foods & Beverages, Canada; and Chief Operating Officer, South Beach Beverage Co. Mr. Bené joined PepsiCo in 1989 after working for American Hospital Supply.

William B. Day has served as Executive Vice President, Merchandising since July 2010. He served as Senior Vice President— Merchandising and Supply Chain from July 2009 to July 2010. He began his Sysco career in 1983 as a staff accountant at Sysco’s Memphis, Tennessee subsidiary. Between 1984 and 1987 he divided his time between Sysco’s corporate headquarters and Sysco’s Atlanta subsidiary, where he served as the Chief Financial Officer. In 1987 Mr. Day officially moved to Sysco’s corporate headquarters in Houston where he served in a variety of roles until 1999, when he was promoted to Assistant Controller. Mr. Day started Sysco’s RDC project in 2000, was named Vice President, Supply Chain Management in 2003 and was promoted to Senior Vice President, Supply Chain in July 2007.

William J. DeLaney is described under “Board of Directors Matters.”

Joel T. Grade was promoted to Senior Vice President – Finance and Chief Accounting Officer in February 2014, after serving as Senior Vice President, Foodservice Operations (North) since May 2012. Mr. Grade began his career at Sysco as a Staff Auditor in 1996. He was promoted to Assistant Manager-Operations Review in 1999. He transferred to Sysco Austin in 2000 as Controller, was appointed Vice President-Finance and CFO of Sysco Chicago in 2002, and became Vice President-Finance and CFO of Sysco Canada in 2007. He was promoted to Vice President, Foodservice Operations of Sysco Corporate and President of Sysco Canada in 2010 and held that position until May 2012.

Michael W. Green has served as Executive Vice President and President, Foodservice Operations since September 1, 2013. Prior to this, Mr. Green served as Executive Vice President and Group President from October 2011 to September 2013, as Executive Vice President, Foodservice Operations, with expanded responsibilities over all of Sysco’s U.S. Broadline Foodservice Operations from July 2010 to October 2011, and as Executive Vice President of Northeast and North Central U.S. Foodservice Operations from January 2008 to July 2010. Mr. Green began his Sysco career in 1991 as a member of the Management Development Program and was named Sysco Chicago’s Vice President of Marketing later that year. In 1992, he was promoted to Senior Vice President of Marketing and Merchandising, and then to Executive Vice President, of Sysco’s Chicago operating company. In 1994, Mr. Green became the President and Chief Executive Officer of Sysco Food Services of Detroit. He was promoted in 2004 to Senior Vice President of Operations for Sysco’s Midwest Region. In August 2014, Mr. Green notified the Company that he will retire from Sysco effective December 31, 2014.

Robert C. Kreidler has served as Sysco’s Executive Vice President and Chief Financial Officer since October 2009. Prior to joining Sysco, Mr. Kreidler served as Executive Vice President and Chief Financial Officer of C&S Wholesale Grocers, a large privately-held food wholesaler, from February 2007 through March 2009. Between June 1996 and February 2007, he held various senior roles with Yum! Brands, Inc., which includes the worldwide operations of KFC, Pizza Hut and Taco Bell. His last position with Yum! Brands was Senior Vice President of Corporate Strategy and Treasurer from December 2003 to February 2007.

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Russell T. Libby has served as Sysco’s Executive Vice President - Corporate Affairs, Chief Legal Officer and Corporate Secretary since March 2014, having been promoted from Senior Vice President, General Counsel and Corporate Secretary, a position he had held since November 2011. He joined Sysco in October 2007 as Assistant Vice President, Mergers and Acquisitions and Real Estate and was promoted to Vice President and Assistant General Counsel in July 2009, and was promoted to Vice President, General Counsel and Corporate Secretary in December 2010. From 1997 through September 2007, Mr. Libby worked for the North America unit of COFRA Holding A.G., a Swiss international conglomerate, in various positions of increasing responsibility, culminating in service as President of COFRA North America and Vice President, Legal for Good Energies, Inc., an affiliated investment advisor.

Paul T. Moskowitz has served as Senior Vice President, Human Resources since January 2011. Prior to joining Sysco, Mr. Moskowitz served as Chief Human Resources Officer of Dean Foods Company, a large dairy processing company from 2007 until 2011. Between 1996 and 2004, he held various senior roles with Yum! Brands. His last position with Yum! Brands was Chief People Officer at Pizza Hut from 2004 to 2007.

Wayne R. Shurts has served as Executive Vice President and Chief Technology Officer since October 2012. Prior to joining Sysco, Mr. Shurts served as Executive Vice President of SuperValu Inc. from 2010 until 2013. Between 2006 and 2010, he held various senior roles with Cadbury. His last position with Cadbury was Chief Information Officer from 2008 to 2010.

Management Development and Succession Planning

On an ongoing basis, the Board plans for succession to the position of CEO and other key management positions, and the Corporate Governance and Nominating Committee oversees this management development and succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the company. On an annual basis, the Board and its Corporate Sustainability Committee have engaged in discussions with management regarding increasing the diversity of Sysco’s executive management team. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions.

In fiscal 2014, Sysco’s effectiveness in management development and succession planning were a part of our CEO’s non-financial performance goals, which are reviewed at the end of each fiscal year by the Compensation and Corporate Governance and Nominating Committees. In addition, the Compensation Committee assessed Sysco’s performance in select non-financial areas, including the overall effectiveness of its management development and succession planning processes in determining the magnitude of the 2014 bonus payment to our CEO. Management development and succession planning remained top priorities of executive management and the Board during fiscal 2015, as evidenced by the following:

•	Sysco’s Board discussed human capital and succession planning at its annual strategy meeting and several other regularly scheduled meetings, and

•	one of our CEO’s six fiscal year 2015 strategic goals is to make continued strides toward the human capital plan, including retention of key leadersip talent and high level succession planning. Success in this goal will affect our CEO’s MIP bonus payment for fiscal 2015, as described under “Executive Compensation— Management Incentive Plan.”

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STOCK OWNERSHIP

Security Ownership of Officers and Directors

The following table sets forth certain information with respect to the beneficial ownership of Sysco’s common stock, as of September 22, 2014, by (i) each current director, (ii) each named executive officer (as defined under “Compensation Discussion and Analysis”), and (iii) all current directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded down to the nearest whole share.

	Shares of Common Stock Owned Directly		Shares of Common Stock Owned Indirectly		Shares of Common Stock Underlying Options(1)		Shares of Common Stock Underlying Restricted Stock Units(2)		Total Shares of Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Shares(3)
Thomas L. Bené	6,893		—		34,501		5,103		46,497		*
John M. Cassaday	54,190	(4)	—		—		—		54,190		*
Judith B. Craven	79,259	(4)	—		—		—		79,259		*
William J. DeLaney	176,828		—		1,152,341		70,742		1,399,911		*
Manuel A. Fernandez	92,617	(4)	—		538,193		—		630,810		*
Larry C. Glasscock	32,169		—		—		—		32,169		*
Jonathan Golden	94,179	(4)	18,500	(5)	—		—		112,679		*
Michael W. Green	35,686		—		212,858		18,373		266,917		*
Joseph A. Hafner, Jr.	59,430	(4)	—		—		—		59,430		*
Hans-Joachim Koerber	55,775	(4)	—		—		—		55,775		*
Robert C. Kreidler	37,594		810	(6)	562,808		27,467		628,679		*
Nancy S. Newcomb	45,904	(4)	—		—		—		45,904		*
Wayne R. Shurts	7,645		—		125,839		15,318		148,802		*
Richard G. Tilghman	75,789	(4)	1,957	(7)	—		—		77,746		*
Jackie M. Ward	82,957	(4)	61	(7)	—		—		83,018		*
All Directors, Director Nominees and Executive Officers as a Group (18 Persons)	947,943(8)		21,528	(9)	2,583,748	(10)	184,065	(11)	3,737,284	(8)(9)(10)(11)	*
(*)	Less than 1% of outstanding shares.
(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after September 22, 2014. Shares subject to options that are presently exercisable or will become exercisable within 60 days after September 22, 2014 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(2)	Includes shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after September 22, 2014. Shares underlying RSUs that will vest and settle within 60 days after September 22, 2014 are deemed outstanding for purposes of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons. It is expected that approximately one-third of the shares underlying these RSUs will be withheld to pay taxes related to the RSUs as they vest and settle.

(3)	Applicable percentage of beneficial ownership at September 22, 2014 is based on 587,249,628 shares outstanding.

(4)	Includes shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2014, and related matching shares under the 2009 Non-Employee Directors Stock Plan. For Ms. Ward, this includes 7,905 elected shares and 343 matching shares; for Mr. Glasscock, this includes 824 elected shares and 343 matching shares; for each of the other current non-employee directors, this includes 687 elected shares and 343 matching shares. Unless the director has chosen to defer the shares under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan, these shares will be issued on December 31, 2014 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. Directors may choose to defer receipt of these shares related to director retainer fees, as well as shares awarded pursuant to restricted stock grants, and these deferred amounts are also included in this line item. To the extent cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards, and all elected and matched shares that are deferred. The number of shares in each non-employee director’s deferred stock account, including related dividend equivalents, is as follows: Mr. Cassaday (none), Dr. Craven (33,874), Mr. Glasscock (30,960), Mr. Golden (none), Mr. Hafner (none), Dr. Koerber (28,070), Ms. Newcomb (none), Mr. Tilghman (none) and Ms. Ward (12,253). If the director has chosen to defer the receipt of any shares, they will be credited to the director’s account in the 2009 Board of Directors Stock Deferral Plan and issued on the earliest to occur of the “in-service” distribution date elected by the director (which shall be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of the company, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal. Deferred shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)	These shares are held by a family trust affiliated with Mr. Golden.

(6)	Includes 465 shares held by a family trust affiliated with Mr. Kreidler, 120 shares held by Mr. Kreidler’s spouse and 225 shares held by a family trust affiliated with Mr. Kreidler’s spouse.

(7)	These shares are held by the spouse of the director or executive officer.

(8)	Includes an aggregate of 103,645 shares directly owned by the current executive officers other than the named executive officers.

(9)	There are no shares owned by the spouses and/or dependent children of current executive officers other than the named executive officers.

(10)	Includes an aggregate of 495,401 shares underlying options that are presently exercisable or will become exercisable within 60 days after September 22, 2014 held by the current executive officers other than the named executive officers.

(11)	Includes an aggregate of 47,062 shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after September 22, 2014 held by the current executive officers other than the named executive officers.

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Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons or groups known to us to be beneficial owners of more than 5% of Sysco’s common stock outstanding as of September 22, 2014. The applicable percentage of beneficial ownership is based on 587,249,628 shares outstanding as of September 22, 2014.

	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares
BlackRock and certain affiliates(1)	30,717,832	5.23%
State Street Corporation and certain affiliates(2)	33,187,266	5.65%
Yacktman Asset Management LP(3)	32,096,635	5.47%
(1)	This information is based on a Schedule 13G/A filed on January 30, 2014 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has the sole power to vote, or to direct the vote of, 25,569,680 shares of common stock and sole power to dispose, or to direct the disposition of, 30,717,832 shares of common stock. The address for BlackRock is BlackRock, Inc., 40 East 52nd Street, New York, NY 10022.

(2)	This information is based on a Schedule 13G filed on February 4, 2014 by State Street Corporation (“State Street”). According to the Schedule 13G, State Street has shared power to vote, or to direct the vote of, and shared power to dispose, or to direct the disposition of, these shares of common stock. The address for State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(3)	This information is based on a Schedule 13G filed on February 10, 2014 by Yacktman Asset Management LP (“Yacktman”). According to the Schedule 13G, Yacktman has the sole power to vote, or to direct the vote of, 31,990,385 shares of common stock and sole power to dispose, or to direct the disposition of, 32,096,635 shares of common stock. The address for Yacktman is Yacktman Asset Management LP, 6300 Bridgepoint Parkway, Building One, STE 500, Austin, TX 78730.

Stock Ownership Guidelines

To align the interests of our executives with those of our stockholders, Sysco’s Board of Directors concluded that our executive officers should have a significant financial stake in Sysco stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives. In August 2013, we amended our Corporate Governance Guidelines in order to increase the requirements applicable to the CEO and Executive Chairman positions, and to provide clarity to the stock ownership guidelines. Beginning in August 2016 or upon the end of the five-year period from the date the officer is hired, promoted or otherwise becomes subject to the guidelines, whichever is later, the executives should own the number of shares, by position, as described in the following table.

Position	Required to Own by Fifth Anniversary in Position
CEO	225,000 shares
Executive Vice Presidents	60,000 shares
Senior Vice Presidents	20,000 shares
Other Section 16 Officers	10,000 shares

Executive officers have five years to achieve these ownership requirements. The five-year period begins the date the officer is hired, promoted or otherwise becomes subject to the guidelines. If an individual was hired after August 26, 2011, or promoted after August 26, 2011 to a position that requires the ownership of a greater amount of stock than his or her prior position, the five-year period pertaining to the new position will begin to run upon the effectiveness of the hiring or promotion; provided, further, however, that a promoted individual shall continue to comply with the above ownership requirements applicable to his or her prior position at all times subsequent to the promotion.

The shares counted towards ownership requirements shall include Sysco shares of common stock owned directly or indirectly by the executive officer, any other shares of vested restricted stock held by the executive officer that may be subject to transfer restrictions or potential clawbacks, two-thirds of an executive officer’s shares underlying unvested restricted stock units and two-thirds of an executive officer’s unvested restricted stock, and shall not include shares held through any other form of indirect beneficial ownership, or shares underlying unexercised options.

In addition to the ownership requirements described above, each executive officer of the Company may need to retain a percentage (not to exceed 25% as described below) of the net shares acquired upon exercise of stock options and of the net shares acquired pursuant to vested restricted stock and RSU grants until the executive officer’s holdings of Company stock equal or exceed all future ownership guidelines not yet applicable to the executive officer. For these purposes, “net shares” shall mean the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, exercise price.

The Corporate Governance and Nominating Committee periodically reviews the guidelines to determine if they need to be updated due to, among other things, significant changes in the price of Sysco stock. Based on an assumed price of $37.87, which represents the average NYSE closing price of Sysco common stock during the 30-trading day period preceding the record date, the CEO ownership requirement of 225,000 shares equals a value of approximately seven times Mr. DeLaney’s current base salary. The other officer ownership requirements are set at lower levels that Sysco believes are reasonable given their salaries and responsibility levels. Restricted stock and restricted stock unit incentives, coupled with shares obtained from the exercise of stock options, are anticipated to provide all executives with the opportunity to satisfy these requirements within the specified time frames.

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The guidelines also provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 16,500 shares of Sysco common stock.

We provide the Board of Directors with the status of the executives’ and directors’ stock ownership at all of the regularly-scheduled meetings to ensure compliance with these holding requirements. As of September 22, 2014, each of the named executive officers and directors met his or her then-applicable stock ownership requirement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2014, all of our executive officers and directors complied with the Section 16(a) requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of June 28, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	27,469,911	$ 29.59	52,077,346	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	27,469,911	$ 29.59	52,077,346	(1)
(1)	Includes 49,207,002 shares issuable pursuant to our 2013 Long-Term Incentive Plan, of which 16,272,900 shares are eligible to be granted as full value awards; 415,412 shares issuable pursuant to our 2009 Non-Employee Directors Stock Plan; and 2,454,932 shares issuable pursuant to our Employees’ Stock Purchase Plan as of June 28, 2014. Does not reflect the issuance of 315,856 shares in July 2014 pursuant to the completion of the quarterly purchase under our Employees’ Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our philosophy and objectives of our executive compensation program and describe the material components of our executive compensation program for our fiscal 2014 named executive officers, or “NEOs,” whose compensation is set forth in the 2014 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	William J. DeLaney, our Chief Executive Officer;

•	Robert C. Kreidler, our Executive Vice President and Chief Financial Officer;

•	Thomas L. Bené, our Executive Vice President and Chief Commercial Officer;

•	Michael W. Green, our Executive Vice President and President of Foodservice Operations;

•	Wayne R. Shurts, our Executive Vice President and Chief Technology Officer; and

•	Manuel A. Fernandez, our former Executive Chairman of the Board.

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In addition, we explain how and why the Compensation Committee of our Board (the “Committee”) arrives at compensation policies and decisions involving the NEOs. For purposes of this Compensation Discussion and Analysis and the related disclosures that follow under the heading “Executive Compensation” below, the term “current NEOs” excludes Mr. Fernandez. As further discussed herein, Mr. Fernandez’s compensation was the subject of a different process than that which applied to Messrs. DeLaney, Kreidler, Bené, Green and Shurts. For more details, see “Compensation of the Former Executive Chairman” below.

Executive Summary

Sysco is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. As such, our long-term success depends on our ability to attract, engage, motivate and retain highly talented individuals who are committed to Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall annual and long-term performance and business strategies.

Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We believe that the amount of compensation for each NEO reflects extensive management experience, high performance and exceptional service to Sysco and our stockholders. We also believe that Sysco’s compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Business Highlights

The foodservice industry remained under pressure in fiscal 2014. While the economy continues to slowly recover, the magnitude of recovery is modest and the outlook for certain fundamental drivers of the economy is mixed. This creates a challenging business environment for us and our customers; however, we continue to implement transformational change on a broad scale which is enhancing the products and services we provide our customers and helping us to operate more efficiently. Our sales and gross profits grew modestly, and our expense management performance was favorable overall despite cost pressures in our delivery operations. Our improvements largely resulted from our Business Transformation Project initiatives, which helped drive our North American Broadline cost per case lower than in fiscal 2013.

Financial highlights from fiscal 2014 include the following:

•	Sales of $46.5 billion.

•	Operating income of $1.6 billion.

•	Net earnings of approximately $932 million.

•	Diluted earnings per share was $1.58. Adjusted* diluted earnings per share was $1.76.

•	Reduced the operating cost per case of our North American Broadline companies by $0.10 in fiscal 2014 as compared to fiscal 2013. Our adjusted cost per case calculated on a non-GAAP basis decreased $0.06 in fiscal 2014 as compared to fiscal 2013. See “Non-GAAP Reconciliations” below for an explanation of this non-GAAP financial measure.

•	Increased our annual dividend, paying nearly $670 million to our stockholders in dividend payments and repurchasing more than $330 million in stock.

*(For more detail please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). Our discussion of our results herein includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over-year basis. Other than free cash flow, any non-GAAP financial measure will be denoted as an adjusted measure and, except for measures provided pursuant to benefit plan formulas will exclude expenses from executive retirement plan restructuring, multiemployer pension withdrawals, severance charges, merger and integration costs associated with our pending USF merger, change in estimate for self-insurance costs, charges from a liability for a settlement, facility closure charges, amortization of US Foods financing costs and an acquisition related charge specific to fiscal 2013. More information on the rationale for the use of these measures and reconciliations to GAAP numbers can be found in Annex I - Non-GAAP Reconciliations.)

Say on Pay – Stockholder Feedback

At last year’s Annual Meeting, 90% of the stockholders who cast a vote for or against the proposal voted in favor of the Company’s “Say on Pay” proposal on executive compensation. Further, throughout the year, management engaged in dialogue with our largest investors to solicit their feedback and gather information on their views and opinions on various operations and governance issues, including executive compensation practices. The Company did not take specific action in response to the 2013 “Say on Pay” vote. However, based on the results and our ongoing dialogue with our stockholders, the Committee and our Board concluded that, even though our overall executive compensation policies and practices enjoy favorable stockholder support, it was appropriate to continue to adjust the compensation mix of our named executive officers to ensure that fixed and variable compensation components and target total direct compensation are set at levels that ensure that earned compensation awards are reflective of Sysco’s performance relative to its peers and our internal pay philosophy.

The Committee carefully considers feedback from our stockholders regarding our executive compensation program. In addition to the annual “Say on Pay” advisory vote on NEO compensation, stockholders are invited to express their views to the Committee as described under the heading “Corporate Governance– Communicating with the Board.”

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Changes to Executive Compensation Program

Sysco is committed to providing and maintaining a competitive executive compensation program. Recent changes to Sysco’s executive compensation programs approved by the Committee include the following:

Fiscal 2014 Changes:

Component:	Change:	Objective:
Annual Incentive Award	Aligned performance goal setting and financial objectives with Sysco’s annual profit plan. Adjusted sales metric to consider both percentage increase in sales and gross profit dollars growth.	•	Ensure the goals, operating expectations and other relevant factors are those reflected in Sysco’s profit plan.
		•	Reinforce focus on profitable sales growth.
Annual Incentive Award – Current NEO Individual Objectives	Increased percentage of annual incentive award that is subject to adjustment from 20% to 40% based on satisfaction of strategic bonus objectives (“SBOs”).	•	Reinforce and increase the Committee’s ability to assess each current NEO’s performance with respect to SBOs and make relevant upward or downward adjustments to promote individual pay for performance.
Long-term Incentives	Modified mix for future long-term incentive compensation award to 40% stock options, 35% CPUs and 25% RSUs. Term of future stock option grants was increased from 7 to 10 years.	•	Strike a more appropriate balance of variable pay for performance vehicles used to incentivize executives.
		•	Reflect prevailing market practices.
Change in Control	Moved from single-trigger to double-trigger for accelerated vesting for future long-term incentive grants under certain change of control scenarios.	•	Enhance the retention of key executives following a change in control event.
		•	Reflect prevailing market practices.
Stock Ownership	Increased stock ownership requirements for the CEO and Executive Chairman positions.	•	Strengthen alignment with stockholders.
		•	Ensure long term view of stockholder value creation.
Post-Employment Restrictive Covenants	Refined procedures for enforcement and expanded the number of individuals covered by post-employment restrictive covenants.	•	Strengthen protection of competitive information.
		•	Reflect prevailing market practice.
Transaction Incentive Award	Granted special cash bonus in connection with proposed merger with USF Holding Corp. (“USF”) and approved an additional, one-time cash bonus pool conditional on the successful closing of the proposed merger with USF.	•	Rewarded certain individuals who were instrumental in negotiating and finalizing the proposed merger, planning the integration of USF and closing the transaction, in addition to their ordinary duties.

Fiscal 2015 Changes:

Component:	Change:	Objective:
Annual Incentive Award	Refined performance goal setting and financial objectives to align with Sysco’s annual profit plan.	• Ensure the goals will better reflect market conditions, operating expectations and other relevant factors as reflected in Sysco’s profit plan. • Reinforce accountability to annual profit plan goals.
Annual Incentive Award – Current NEO Individual Objectives	Modified the form of the annual incentive award agreement for the current NEOs and other officers to include SBOs as a discrete component of the program representing 20% of the target award opportunity, as opposed to a modifier of other factors.	• Increase the significance of the specified SBOs. • Align with market practice with a mix of financial and SBO goals.
Total Compensation Opportunity	Maintained competitiveness through increases in performance incentives and merit based salary increases.	• Maintain an appropriate balance between long-term and short- term orientation to the business, with a continued strong focus on variable pay for performance.

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How Pay is Tied to Performance

Sysco’s executive compensation program directly links a substantial portion of executive compensation to Sysco’s financial performance through annual and long-term incentives. The mix of the key non-retirement compensation elements for the CEO and the other current NEOs for fiscal 2014 is shown below. The Target Compensation Mix charts describe each element of compensation as a percent of total target direct compensation while the Actual Compensation Paid charts describe each element of compensation that was actually paid out (for cash incentives) or granted (for equity awards) in fiscal 2014, other than those specifically described in the paragraph below.

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The Committee has not historically used an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and longer-term compensation, allowing it to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment. The Target Compensation Mix charts above include award opportunities related to annual and long-term incentive compensation, granted in fiscal 2014 and valued at target levels, and do not include (i) any amounts paid with respect to prior years’ incentive award grants, (ii) components of one-time payments, such as sign-on awards or severance payments or transaction awards related to the negotiation or closing of the proposed merger with USF, or (iii) any value of retirement benefits. The Actual Compensation Paid charts include the annual incentive and CPU award amounts paid out to the current NEOs in cash with respect to fiscal 2014 or measurement period ending in fiscal 2014, and do not include (i) the value of the CPU award grant made in November 2013 for the 2013-2015 period or (ii) components of one-time payments, such as sign-on awards or severance payments or transaction awards related to the negotiation of the proposed merger with USF. All charts include salary with respect to fiscal 2014 and the estimated grant date value of stock options and RSUs granted during fiscal 2014 as part of the current NEOs long-term incentive compensation.

Sysco’s stock options and RSUs are time vested and the value of each depends upon Sysco’s stock performance. Sysco’s CPUs are also time vested and the value depends on Sysco’s relative shareholder return over a three-year performance period. How we derive the values of the components of Sysco’s long-term incentives is discussed under “—How Executive Pay is Established.” Including the annual incentive award, payment of which is largely dependent on Sysco’s financial performance, these four performance-linked components constituted approximately 81% to 88% of the total target direct compensation, and approximately 72% to 82% of the total actual direct compensation paid for fiscal 2014 to each of the current NEOs, after exclusion of certain pay elements described above.

Philosophy of Executive Compensation Program

Historically, our executive compensation plans have directly linked a substantial portion of annual executive compensation to Sysco’s performance. These plans are designed to deliver superior compensation for superior company performance. Likewise, when company performance falls short of expectations, certain programs deliver lower levels of compensation. However, the Committee tries to balance pay-for-performance objectives with retention considerations, so that, even during temporary downturns in the economy and the foodservice industry, the programs continue to ensure that successful, high-achieving employees stay committed to increasing Sysco’s long-term value. Furthermore, to attract and retain highly skilled management, our compensation program must remain competitive with that of comparable employers who compete with us for talent.

Core Principles

We use the following key principles as the cornerstone of Sysco’s executive compensation philosophy to attract, develop and retain business leaders to drive financial and strategic growth and build long-term stockholder value:

•	Pay for Performance: Provide base salaries that reflect each current NEOs background, experience and performance combined with variable, incentive compensation, such that superior performance rewards executives at higher levels than at peer companies while subpar performance results in less compensation than would be the case at peer companies;

•	Competitiveness and Retention: Provide a competitive pay opportunity that attracts and retains the highest quality professionals;

•	Accountability for Short- and Long- Term Performance: Strike an appropriate balance between short-term and longer-term compensation and short- and long-term interests of the business; and

•	Alignment with Stockholders’ Interests: Link the interests of our executive officers with those of our stockholders through the risks and rewards of significant equity based compensation.

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Our Practices

Below we highlight certain executive compensation practices applicable to our current NEOs that we have implemented to drive performance, as well as practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do

•	Pay for Performance – We link pay to Sysco and individual performance. The great majority of non-retirement executive pay is performance based. We retrospectively review the pay and performance relationship of our executive pay on an annual basis.

•	Mitigate Undue Risk – We mitigate undue risk associated with compensation, including utilizing a mix of elements, caps on potential payments, clawback provisions, post-employment covenants in favor of Sysco, multiple performance targets and robust Board and management processes to identify risk. We also utilize post-employment covenants designed to protect competitive information of Sysco. We do not believe any of Sysco’s compensation programs create risks that are reasonably likely to have a material adverse impact on Sysco, which we validate through our compensation risk analysis each year.

•	Independent Compensation Consulting Firm – The Committee benefits from its utilization of an independent compensation consulting firm that does not provide any other services to Sysco.

•	Executive Compensation Recoupment Policy – The Committee has the authority to recoup compensation if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the award and the restatement would result in the payment of a reduced award if the award was recalculated.

•	Reasonable Change in Control Provisions – We believe we have reasonable change in control provisions that generally apply to executive officers in the same manner as the applicable broader employee population, including expanded use of double-trigger provisions in stock option and restricted stock unit awards.

•	Modest Perquisites – We provide only modest perquisites that have a sound benefit to Sysco’s business. We do not allow personal use of private aircraft.

•	Significant Stock Ownership Guidelines – We have adopted stringent stock ownership guidelines. We review and adjust these guidelines when appropriate.

•	Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•	Limited Trading Windows – Executive officers and directors can only purchase and sell Sysco common stock and exercise stock options during approved trading windows, subject to limited exceptions, including the use of 10b5-1 Trading Plans and hardship exemptions, which must be granted by the Chief Legal Officer after concluding that the individual in question does not in fact possess any material inside information. Quarterly trading windows generally open two business days after Sysco issues its quarterly earnings release and typically close around seven weeks after the opening of the window.

What We Don’t Do

•	None of our current NEOs has an employment contract.

•	No tax gross-ups for personal aircraft use, financial planning or loss on sale of home in relocations.

•	No separate change in control agreements.

•	Prohibition on hedging – Our insider trading policy prohibits executive officers and directors from using strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease in the market value of Sysco common stock.

•	No excise tax gross-ups upon a change in control.

•	No repricing of underwater stock options.

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Components and Objectives of Executive Compensation Program

The Committee has built the executive compensation program upon a framework that includes the following components and objectives, each of which is described in greater detail later in this Compensation Discussion and Analysis. The Committee reviews each component of the executive compensation program to see how it affects target total pay levels and generally targets total direct compensation at or slightly above the median of the target total pay ranges for similar executive positions among companies in our peer group.

	Component	Description	Objective of Element
Annual Compensation	Base Salary	The Committee generally sets competitive base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The Committee then may adjust the base salaries based on a number of factors, which may include the executive’s unique job responsibilities, management experience, individual contributions, number of years in his or her position and current salary, which is described under “How Executive Pay is Established” below.

• Create a pay mix with an appropriate balance between fixed and variable and short- and long-term pay components.

• Generally targeted at the median of the salary ranges for similar executive positions among companies in our peer group.

	MIP - Annual Incentive Award	The MIP annual incentive award is designed to offer opportunities for cash compensation tied directly to company performance. Under the MIP, we pay the annual incentive award in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. Payment of the annual incentive award is based on satisfaction of performance criteria that the Committee believes ultimately create stockholder value. The threshold requirements for payment of each component of the annual incentive award in fiscal 2014 were Sysco’s achieving at least $1.87 adjusted fully diluted earnings per share, at least a 3% increase in sales and a 2% increase in gross profit dollar growth, and at least a 12.00% adjusted return on invested capital, respectively. In addition, for fiscal 2014, a portion of each of the current NEO’s earned annual incentive award was adjusted based on his performance with respect to SBOs.

• Pay annual cash incentive bonuses based on Sysco performance on key metrics that support the company’s operating/profit plan.

• Promote pay for performance in a competitive way so that exemplary performance rewards executives at higher levels than at peer companies.

• Generally targeted at the median annual incentive ranges among companies in our peer group upon achieving target goals.

Long-Term Incentives	Cash Performance Units (CPUs)	Each current NEO has an opportunity to receive cash incentive payments based on Sysco’s performance over a three-year performance period under Sysco’s CPU Plan. The payout on CPUs is based on Sysco’s actual performance over the three-year performance cycle using Sysco’s three-year total shareholder return (TSR) as compared to the S&P 500 as the sole performance criterion. See “Executive Compensation – Cash Performance Unit Plan” for a description of the CPU Plan and outstanding grants thereunder.

• Motivate executive officers to achieve specified longer-term goal over a three-year period.

• Align pay with the creation of stockholder value, as compared with the S&P 500 companies over each performance period.

	Stock Options	Stock options granted to NEOs vest one-fifth per year beginning one year from the date of grant.	• Closely align the executives’ interests with those of our stockholders.
	Restricted Stock Units (RSUs)	RSUs granted to NEOs generally vest one-third per year beginning one year from the date of grant. Dividend equivalents are paid to US-based participants, if and when the underlying RSUs vest.

• Focus executives on activities that increase stockholder value.

• Enhance retention through time vesting requirements.

• Total long-term incentive opportunities are generally targeted between the median and the 75th percentile of the long-term incentives paid by companies in our peer group.

Retirement, other Benefit Programs and Perquisites	Non-Qualified Retirement Benefits and Deferred Compensation Plan	The Management Savings Plan (the “MSP”) is a non-qualified, deferred compensation plan. The MSP replaces the SERP and EDCP, which are now frozen to future accruals, contributions or new participants. The MSP allows participants to defer a portion of current cash compensation and employer contributions, plus applicable earnings, for payment on specified dates or upon certain specified events. All of the current NEOs are participants in the MSP. Messrs. DeLaney, Kreidler and Green are also participants in the SERP and the EDCP. The SERP and EDCP have historically played a major role in our total compensation program for executive leadership. The SERP was designed to provide annuity payments based on prior years’ compensation following a participant’s termination of service with Sysco. The EDCP allowed participants to defer a portion of current cash compensation and employer contributions, plus applicable earnings, for payment on specified dates or upon certain specified events.

• Support executive performance and retention as a result of its vesting requirements, and forfeiture provisions applicable to, company contributions.

• The MSP is a complement to the Sysco 401(k) Plan and together serve as the primary retirement savings vehicles for executives. The MSP provides a competitive retirement savings opportunity for executives.

	Other Benefits and Perquisites	Executive officers, including the NEOs, are eligible to participate in the same benefit programs that are offered to other salaried employees. Limited perquisites are provided to executives, including payment of accidental death and dismemberment insurance coverage, long-term care insurance coverage, reimbursement of costs for annual medical exams, payment of long-term disability coverage, payment of fees related to the preparation of foreign tax returns, and certain expenses related to spousal travel in connection with business events. See “—Executive Perquisites & Other Benefits– Detailed Information” below.

• Provide limited market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

• Facilitate strong performance on the job and enhance productivity.

In addition to the above annual process, in fiscal 2014, the Committee approved special incentive payments in connection with the negotiation of the proposed transaction with USF, as well as an incentive pool, contingent on, among other things, the successful closing of the proposed transaction. These awards are discussed below in “Transaction Incentive Awards – Detailed Information.”

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How Executive Pay Is Established

The Committee, in consultation with management and the Committee’s independent compensation consultant, Compensation Advisory Partners LLC, referred to herein as CAP, continues to focus on ensuring that our executive compensation programs reinforce our pay for performance philosophy and enhance stockholder value. CAP assisted the Committee in annual benchmarking of executive compensation at Sysco. After reviewing CAP competitive studies, the Committee determined that each named executive officer’s target compensation provided the executive with an appropriate compensation opportunity. The Committee later determined, based on the Company’s fiscal 2014 performance, that each NEO’s total fiscal 2014 compensation was generally appropriate in light of overall Company performance and the executive’s personal performance.

In developing our pay for performance policies, the Committee generally benchmarks elements of pay against a comparison peer group, discussed below. However, the Committee has not historically used an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and longer-term compensation, allowing it to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment.

Committee Oversight

The Committee, which is comprised entirely of independent directors, is responsible for overseeing Sysco’s executive compensation program. The Committee determines and approves all compensation of the CEO and Sysco’s other senior officers, including the NEOs. Although the Committee meets jointly with the Corporate Governance and Nominating Committee to discuss both the CEO’s personal goals and his performance in achieving such goals in each fiscal year, the Committee solely approves all compensation awards and payout levels. The Committee develops and oversees programs designed to compensate our corporate officers, including the NEOs, as well as the presidents and executive vice presidents of our operating companies. The Committee is also authorized to approve all grants of restricted stock, restricted stock units, stock options and other awards to NEOs under our equity-based incentive plans for Sysco employees. Further information regarding the Committee’s responsibilities is found under “Corporate Governance – Board Meetings and Committees” and in the Committee’s Charter, available on the Sysco website at www.sysco.com under “Investors — Corporate Governance.”

The Committee has several resources and analytical tools they consider in making decisions related to executive compensation. The table that follows discusses the key tools the Committee uses.

Committee Resources
Independent Committee Consultant CAP

CAP attended five Committee meetings during fiscal 2014.

CAP advised on compensation matters, including peer group composition, annual and long term incentive plan designs, special compensation issues related to acquisitions, and market data on CEO and other current NEO compensation.

CAP prepared compensation studies for current NEOs:

• For decisions made from May 2013 through April 2014, the Committee consulted a CAP study prepared in May 2013 that used the most current available peer group information and benchmarked 2013 base salary, estimated 2013 total cash compensation and total direct compensation, and target 2014 base salary, total cash compensation, long-term incentives, and total direct compensation of each of the current NEOs. In addition, the Committee relied on a CAP study prepared in March 2014 that summarized competitive pay practices of companies involved in significant acquisitions. CAP also prepared materials in August 2013 specific to compensation for our former Executive Chairman.

• For all executive compensation decisions made from May 2014 through the date of this proxy statement, including base salary adjustments for fiscal 2015 and fiscal 2015 incentive awards, the Committee consulted a CAP study dated May 2014 that used updated peer group information and benchmarked 2013 base salary, estimated 2014 total cash compensation and total direct compensation, and target 2014 base salary, total cash compensation, long-term incentives, and total direct compensation of each of the current NEOs.

For purposes of the reports listed above, with respect to current NEOs, “target total cash compensation” was defined as proposed base salary plus target MIP bonus of 150% for Mr. DeLaney, 125% for Mr. Green and 100% for Messrs. Kreidler, Bené, and Shurts. For these purposes, “target total direct compensation” was defined as target total cash compensation plus the value of stock options, RSUs and CPUs expected to be granted with respect to the year in question; stock options are valued using an estimated Black-Scholes calculation, RSUs are valued at the average closing fair market value of Sysco stock on ten trading days immediately preceding the date of grant and CPUs are valued at $1.00 per unit, with assumed payout at the 100% target amount; and “actual amounts” are calculated similarly to the target amounts but use an estimated bonus payout and the actual amounts paid for all components other than the annual bonus. As discussed below, in “Compensation of the Former Executive Chairman,” CAP was also involved in advising the Committee with respect the evaluation of Mr. Fernandez’s compensation, but his compensation was treated separately from this process. The Committee has determined CAP to be independent from the Company and that no conflicts of interest exist related to CAP’s services provided to the Committee. Other than with respect to CAP’s role in advising the Corporate Governance and Nominating Committee with respect to non-employee director compensation, CAP is an independent consultant and reports directly, and exclusively, to the Committee. Other than services provided to the Committee, CAP does not perform any services for Sysco. Additionally, CAP has policies and procedures in place to prevent conflicts of interest. The fees received by CAP related to Sysco represented less than 3.5% of CAP’s 2013 total revenues. Neither CAP nor any adviser of CAP had a business or personal relationship with any member of the Committee or any executive officer of Sysco during fiscal 2014. No CAP adviser directly owns, or directly owned during fiscal 2014, any Sysco stock.

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Committee Resources
Sysco’s Human Resources Department	Sysco’s Senior Vice President, Human Resources and the Human Resources Department (“HR”) provide additional analysis and counsel as requested by the Committee related to current NEO compensation, including the following:

• Assisting the CEO in making preliminary recommendations of base salary structure, annual and long-term incentive plan design and target award levels for the current NEOs and other participants in the MIP.

• Providing scenario planning; HR provides the Committee with anticipated pay out levels throughout the year based on the Company’s projections relative to the performance measures.

• Providing comparison data on the internal equity of the compensation awarded within the Sysco organization.

HR has retained the services of Towers Watson to provide assistance to HR and Sysco management in making recommendations to the Committee and the Board with respect to certain aspects of executive compensation. Towers Watson has provided advice directly to Sysco’s management team and has consulted directly with management and provided, among other things, reports based on their proprietary data and information regarding market benchmarks. Towers Watson did not provide the Committee with any direct advice regarding any of the NEOs.

CEO	For other current NEOs, the CEO makes individual recommendations to the Committee on base salary and annual and long-term incentive goals and award opportunities. The CEO also provides initial recommendations for MIP annual incentive award performance targets and individual SBOs for the Committee to consider. The Committee reviews, discusses, modifies and approves as appropriate these compensation recommendations. The CEO’s recommendations with respect to fiscal 2014 compensation and fiscal 2015 compensation to date were accepted by the Committee. No member of management, including the CEO, has a role in determining his or her own compensation.

Role of CEO and/or Other Executive Officers in Determining Current NEO Compensation

As described in the table above, our CEO, Mr. DeLaney, provides recommendations to the Committee for each element of compensation for each of the current NEOs other than himself. In forming his recommendations, he is advised by HR as described above. HR assesses the design of, and makes recommendations related to, Sysco’s compensation and benefit programs. Mr. DeLaney also consults with other senior officers of the Company for recommendations related to the appropriate financial and non-financial performance measures used in our incentive programs. In developing recommendations for the Committee, Mr. DeLaney and HR consult benchmarking and other market data from CAP and Towers Watson as described elsewhere in this proxy statement, and follow the philosophy and pursue the objectives described above under “—Philosophy of Executive Compensation Program.” The Committee, with input from CAP, determines each element of compensation for Mr. DeLaney. With input from CAP, HR and Mr. DeLaney, the Committee determines each element of compensation for the other current NEOs. The Committee is under no obligation to utilize these recommendations. Executive officers and others may also attend Committee meetings when invited to do so.

Use of Peer Group and Survey Data

Sysco is the largest foodservice distributor in North America, and other companies in the foodservice industry are significantly smaller, with nearly all of such companies also being privately-held. We believe that these smaller businesses would not create a satisfactory comparison group due to the greater skill levels and abilities required to manage a public company of Sysco’s size. Absent a robust industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size and complexity are similar to ours and with which we compete for top executive positions. Therefore, the peer group developed for the executive compensation analysis for all of our current NEOs is not the same peer group that is used in the stock performance graph included in our annual report to stockholders. The Committee evaluates the peer group periodically for appropriateness and last made changes to the peer group in February 2013.

The companies in the peer group for executive pay and performance benchmarking for decisions made during fiscal 2014 and so far in fiscal 2015 consists of the following:

• AmerisourceBergen Corporation	• FedEx Corp.	• Lowe’s Cos Inc.	• United Parcel Service Inc.
• Best Buy Company, Inc.	• Home Depot Inc. (The)	• Staples, Inc.	• Walgreen Company
• ConAgra Foods Inc.	• Kraft Foods Group Inc.	• Target Corp.	• YUM! Brands Inc.
• Costco Wholesale Corp	• McDonald’s Corp.

The peer group had the median market capitalization and revenue levels shown below:

	Market Capitalization	Revenue Level
Peer Group:	2014: $42.4 billion as of December 31, 2013	2014: $48.8 billion as of most recent fiscal year end prior to May 2014
Sysco:	2014 : $21 billion	2014 : $46.6 billion

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Peer group compensation data is limited to information that is publicly reported and, to the extent it deems appropriate, the Committee uses it to benchmark the major components of compensation for our NEOs.

The CAP compensation studies from both May 2013 and May 2014 compared Sysco’s actual pay (based on projected annual incentive payments) and projected fiscal financial performance for the applicable period to that of the peer companies, as well as benchmarking the target pay program. The following projected one-year and three-year performance measures were reviewed with respect to validating Sysco’s fiscal 2014 and fiscal 2015 pay and performance alignment:

•	EPS growth;

•	Growth in sales and gross profit dollar growth;

•	Return on Invested Capital; and

•	Total shareholder return (computed as of December 31, 2013).

For fiscal 2014, Sysco’s performance rank based on these one-year and three-year financial metrics varied by measure, yet on average, approximated, the peer group median overall for both periods. Current NEO pay, on average, approximated the peer median and is in alignment with overall relative performance.

What We Paid and Why

Compensation for Current NEOs

Base Salary– Detailed Information

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The table below shows the annualized salaries of each named executive officer at the beginning of fiscal 2013, 2014 and 2015, with the effective date as noted below:

	FY2013	FY2014	FY2015
Named Executive Officer	Base Salary(1)	Base Salary(2)	Base Salary(3)
William J. DeLaney	$1,175,000	$1,198,500	$1,225,000
Robert C. Kreidler	700,000	715,000	736,000
Thomas L. Bené	575,000	625,000	644,000
Michael W. Green	700,000	715,000	733,000
Wayne R. Shurts	575,000	587,000	605,000
(1)	The Committee approved these base salaries effective as of September 1, 2012, except for the salary for Mr. Bené, which was effective upon his joining the Company in May 2013.
(2)	The Committee approved these base salaries effective as of September 1, 2013.
(3)	The Committee approved these base salaries effective as of September 1, 2014.

Base Salary – Analysis

Fiscal 2014 Base Salary

For fiscal 2014 base salary determinations for current NEOs, the Committee once again reviewed each executive’s job responsibilities, management experience, individual contributions, tenure in his position and then-current salary. The Committee determined that it was appropriate to grant the salary increases for fiscal 2014 described in the chart above. Following a comprehensive review of Mr. DeLaney’s performance in fiscal 2013 by the Corporate Governance and Nominating Committee and the Committee, and Mr. DeLaney’s evaluation by the entire Board, the Committee approved a raise in Mr. DeLaney’s salary for fiscal 2014 of $23,500, or 2%, reflecting the Company’s average merit increase. The Committee, after considering input from the CEO on each of their individual contributions and additional job responsibilities, approved an increase of approximately 2% to the base salary for each of Messrs. Kreidler, Bené, Green and Shurts for fiscal 2014. The Committee approved these salary increases for annual market adjustment as recommended by CAP and management. These changes place the fiscal 2014 base salaries of Messrs. DeLaney, Green and Bené near the median and of Messrs. Kreidler and Shurts between the 50th and 75th percentile of the peer group.

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Fiscal 2015 Base Salary

For fiscal 2015 base salary determinations, the Committee again reviewed, for each current NEO, the executive’s job responsibilities, management experience, individual contributions, tenure in his position and then-current salary. The Committee determined that it was appropriate to grant the salary increases for fiscal 2015 described in the chart above. Following a comprehensive review of Mr. DeLaney’s performance in fiscal 2014 by the Corporate Governance and Nominating Committee and the Committee, and Mr. DeLaney’s evaluation by the entire Board, the Committee approved a raise in Mr. DeLaney’s salary for fiscal 2015 of $26,000, or 2.2%, reflecting the Company’s average merit increase. The Committee, after considering input from the CEO on each of their individual contributions and additional job responsibilities, approved salary adjustments for each of Messrs. Kreidler, Bené, Green, and Shurts for fiscal 2015 of between 2.5% to 3%. The Committee approved these salary increases for annual market adjustments as recommended by CAP and management. These changes place the fiscal 2015 base salaries of Messrs. DeLaney, Kreidler and Shurts between the 50th and 75th percentile of the peer group, and that of Messrs. Bené and Green between the 25th percentile and the median of the peer group.

Annual Incentive Award – Detailed Information

The MIP annual incentive award is designed to offer opportunities for cash compensation tied directly to company performance. Under the terms of the MIP, we pay the annual incentive award in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. Each year the Committee approves the incentive award framework for each of the current NEOs. In August 2013 and 2014, the Committee approved the incentive award framework for fiscal 2014 and 2015, respectively.

MIP Annual Incentive Award for Fiscal 2014

The current NEOs’ fiscal 2014 annual incentive award payout calculation was based on the following corporate financial objectives, adjusted based on the respective weighting as shown in the chart below. The combined results of the corporate financial objectives are referred to as the Business Performance Factor. Once calculated, the results of the Business Performance Factor may then be adjusted by the Committee based on the Committee’s review and evaluation of each current NEO’s performance with respect to the pre-established SBOs. In fiscal 2014, 40% of the results from the Business Performance Factor was subject to adjustment based on SBO performance, while the remaining 60% of the annual incentive payment was based exclusively on the financial metrics that comprised the Business Performance Factor.

Calculating the Business Performance Factor
Performance Metric(1)	Potential Payout	Weighting	x	2014 Performance	=	Payout (% of target)
Adjusted Fully Diluted Earnings Per Share	0% - 150%	50%		0%		0%
Adjusted Sales Growth/Gross Profit Dollar Growth	0% - 150%	30%		75%		22.5%
Adjusted ROIC(2)	0% - 150%	20%		65.4%		13.1%
TOTAL	0% - 150%	100%				35.6%
(1)	The calculation of the adjusted results with respect to each of the performance metrics excluded from each measure the following items, which are the financial returns from which we expected to be beyond fiscal 2014: measures provided pursuant to executive retirement plan restructuring, multiemployer pension withdrawals, severance charges, merger and integration costs associated with our pending USF merger, change in estimate for self-insurance costs, charges from a liability for a settlement, facility closure charges, amortization of US Foods financing costs and an acquisition related charge specific to fiscal 2013. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused a current NEOs MIP bonus to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.

(2)	ROIC is computed by dividing the Company’s adjusted net after-tax earnings for fiscal 2014 by the Company’s adjusted total invested capital for that year.Adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

The fiscal 2014 program provided for minimum bonus payouts upon achieving adjusted fully diluted earnings per share of at least $1.87, increases in adjusted sales growth of at least 3% and gross profit dollar growth of at least 2% and/or an adjusted return on invested capital of at least 12.00%. Because Sysco did not meet the minimum levels of adjusted fully diluted earnings per share, but did achieve an approximately 4.7% increase in adjusted sales growth, a 2.3% increase in gross profit dollars growth, and 12.40% adjusted return on invested capital, we paid a fiscal 2014 MIP annual incentive award of approximately 35.6% of target. See Annex I for a reconciliation of these adjusted measures to the comparable GAAP measures. Acquisition expenses, acquisition debt, if any, and any gains or losses relating to or resulting from acquisitions with a purchase price in excess of $100 million are excluded from the determination. During fiscal 2014, Sysco had no acquisitions with a purchase price over $100 million, The various levels of performance and the percentage of base salary they would have yielded as a bonus are set forth in a table under “Executive Compensation — Management Incentive Plan.”

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Fiscal 2014 Summary of Payments
Current NEO	Ending Base Salary	Target Annual Incentive (% of Base Salary)	Sysco Business Performance Factor	Award Funding on Business Performance Factor	Funded Award Not Subject to SBO (60%)	Individual SBO Performance Factor(1)	Amount of Award Funding on SBO (40%)	Total Earned Award for FY14 Performance
DeLaney	$1,198,500	150%	35.6%	$639,999	$383,999	107.0%	$273,920	$657,919
Kreidler	$715,000	100%	35.6%	$254,540	$152,724	107.0%	$108,943	$261,667
Green	$715,000	125%	35.6%	$318,175	$190,905	105.0%	$133,634	$324,539
Bené	$625,000	100%	35.6%	$222,500	$133,500	107.0%	$95,230	$228,730
Shurts	$587,000	100%	35.6%	$208,972	$125,383	115.0%	$96,127	$221,510
(1)	The Committee had the discretion to adjust all current NEO’s Annual Incentive Award pursuant to individual SBOs, as described below.

For each current NEO, the fiscal 2014 annual incentive award was subject to an initial earned award amount based on financial performance (the initial, unadjusted Business Performance Factor) equal to 35.6% of the target award. The actual final earned MIP award, however, was also subject to further review by the Committee, whereby the Committee considers pre-established individual SBOs, and has the discretion to adjust 40% of any earned MIP incentive award based on factors determined by the Committee. These goals included, but were not limited to, performance against financial strategic goals and the current NEO’s personal performance. The assessment on this award component resulted in an adjustment to the Business Performance Factor as described above. The Committee believes the use of individual SBOs further promotes the overall executive compensation pay philosophy to link individual pay to performance.

If the current NEO’s performance with respect to the SBO performance goals had met the target levels established by the Committee, the current NEO’s 2014 Award for FY14 Performance would have equaled 100% of the bonus determined by using the initial, unadjusted Business Performance Factor. Of the amount resulting from the initial, unadjusted Business Performance Factor, 40% is subject to adjustment by the Committee based on an evaluation of SBO performance. If the current NEO’s performance with respect to the goals had exceeded the target levels established by the Committee, the current NEO’s 2014 Award for FY14 Performance would have equaled between 100% and 120% of the bonus determined by using the initial, unadjusted Business Performance Factor. If the current NEO’s performance was below the target levels of performance established by the Committee, the current NEO’s 2014 Award for FY14 Performance would have equaled between 60% and 100% of the bonus determined by using the initial, unadjusted Business Performance Factor.

For the reasons discussed in “—Annual Incentive Award – Analysis” below, the Committee adjusted the awards initially funded based on the Business Performance Factor and awarded (i) Messrs. DeLaney, Kreidler and Bené a 2014 MIP annual incentive award equal to 107% of the bonus that would have been paid using the initial, unadjusted Business Performance Factor, or 36.6% of target, (ii) Mr. Green a 2014 MIP annual incentive award equal to 105% of the bonus that would have been paid using the initial, unadjusted Business Performance Factor, or 36.3% of target, and (iii) Mr. Shurts a 2014 MIP annual incentive award equal to 115% of the bonus that would have been paid using the initial, unadjusted Business Performance Factor, or 37.7% of target.

In no event could any current NEO’s fiscal 2014 MIP annual incentive award have exceeded the maximum bonus amount set as part of the bonus pool amount discussed in “— Limit on Fiscal 2014 and Fiscal 2015 Maximum Annual Incentive Award Payouts” below. The fiscal 2014 awards are also subject to clawback provisions that provide that, subject to applicable law, all or a portion of the award paid pursuant to the 2014 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the award and the restatement would result in the payment of a reduced award if the award was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment. See “— Executive Compensation Recoupment Policy.”

MIP Annual Incentive Award Potential for Fiscal 2015

In approving the annual incentive award opportunity for fiscal 2015, the Committee provided for:

•	Each participating named executive officer’s MIP bonus to be targeted at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Mr. Green and 100% for Messrs. Kreidler, Bené and Shurts;

•	Four bonus measures under the 2015 MIP annual incentive award program that are independent of each other, whereby one portion of the award can be earned even if the threshold level of one or both of the other measures is not achieved; and

•	Similar to the performance measures used in fiscal 2014, the financial metrics to be used as performance measures for fiscal 2015 performance are: (1) adjusted fully diluted earnings per share; (2) capital efficiency, as measured by adjusted return on invested capital; and (3) profitable sales growth, as measured based on a combination of sales percentage increases and gross profit dollar growth. Each of these financial metrics is measured in the same manner as in 2014. In addition, a separate performance metric of individualized strategic bonus objective replaces the prior practice of using SBO performance as a potential modifier. For fiscal 2015, the performance metrics based on financial performance provide 80% of the target bonus opportunity, and the SBO metric provides 20%. Within the portion governed by financial performance metrics, the relative weighting is as follows with respect to the current NEOs: adjusted diluted earnings per share (50%); profitable sales growth (30%); and capital efficiency (20%).

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Limit on Fiscal 2014 and Fiscal 2015 Maximum Annual Incentive Award Payouts

The Committee established a bonus pool limit for each of fiscal 2014 and fiscal 2015 for certain “covered employees” of Sysco, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to help ensure compliance with the deductibility requirements of Section 162(m) of the Code, as well as for Mr. Kreidler. The bonus pool limit was set to be equal to two percent (2%) of Sysco’s net earnings for each of fiscal 2014 and fiscal 2015 and in no event can the sum of the individual percentages of the bonus pool granted to the participants in the pool exceed one hundred percent (100%). The maximum award for each Participant, expressed as a percentage of the bonus pool for the program year, is set forth below and in no event can it exceed the individual award maximum set forth in the plan document:

Percent of Bonus Pool
Participant’s Title	Allocated to Participant
CEO	40%
CFO	15%
NEO 3	15%
NEO 4	15%
NEO 5	15%

The umbrella structure of the bonus pool limit serves only to provide a ceiling on the maximum bonus amount that any NEO may receive, and the actual bonus paid to each NEO will be determined pursuant to the incentive award opportunity described above.

Annual Incentive Award – Analysis

Fiscal 2014

The MIP annual incentive award targets for fiscal 2014 continue to align with Sysco’s profit plan, to link incentive pay to the Company’s profit plan and to provide that the goals reflect market conditions, operating expectations and other relevant factors as contemplated in the profit plan. CAP has informed the Committee that this approach reflects sound design practices. In light of the foregoing, Sysco’s executive management team prepared, and the Committee approved, the earnings per share, sales and return on capital measurements of the fiscal 2014 MIP annual incentive award. It was both management’s and the Committee’s intent to create an annual incentive award formula that was more likely to pay an annual incentive award in the event Sysco performed at the median level relative to its peers than may have been the case with respect to prior year bonus formulas. The Committee excludes the extraordinary items described above because they represent items that generally involve current period costs that management and the Committee believe would not result in benefits until later periods, or vice versa. The Committee believes that the threshold and target levels of performance represented challenging, but reasonably obtainable, Sysco performance, while levels in excess of the target level represented exemplary and extremely challenging performance.

The Committee also set the target annual incentive award levels for each of the current NEOs to ensure that total cash compensation does not significantly exceed the median unless outstanding performance levels are achieved. The Committee maintained Mr. DeLaney’s target bonus level at 150% because it provided a target total cash compensation opportunity at approximately the median of the peer group. The Committee also asked CAP to validate that threshold, target and maximum performance expectations and associated payout levels under the fiscal 2014 program were aligned.

Based upon the CAP May 2013 report, target total cash compensation for fiscal 2014 for each of the current NEOs participating in the MIP compared as follows with respect to the comparable peer group position: Mr. DeLaney — between the 25th percentile and the median; Messrs. Kreidler, Bené and Shurts — between the median and 75th percentile; and Mr. Green — near the 75th percentile. The Committee determined that these target opportunities were appropriate.

The Committee believes that individual goals are extremely important in evaluating the CEO’s and other current NEO’s respective performance and that they should therefore also have an impact on each of their annual incentive opportunities. The Committee refined the MIP annual incentive award for the current NEOs by providing that the Committee may consider individual SBOs in order to further align the current NEOs’ objectives with the key components of Sysco’s overall strategy. The Committee believes that consideration of individual SBOs further promotes the overall executive compensation pay philosophy by strengthening the link between executive pay and individual performance. Each individual’s SBOs for fiscal 2014 were pre-established by the Committee based on the critical components of Sysco’s overall strategy as set out by management and the Board. For each SBO, the Committee reviewed and rated each current NEO at the following rating/associated payment ranges: significantly below target (0%); below target (50% - 85%); on target (90% - 110%); above target (115% -125%) and significantly above target (130% to 150%).

Following the Committee’s evaluation in July 2014 of each current NEO’s performance in fiscal 2014 with respect to these individual SBOs, the Committee adjusted the Business Performance Factor as described in the following table.

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Current NEO	SBOs		Committee’s Review and Determination
Delaney	1)	Effectively carry out all key aspects of the Business Transformation Project.	Awarded Mr. DeLaney a 2014 MIP annual incentive award equal to 107% of the earned Business Performance Factor, or 36.6% of target, based on the evaluation of Mr. DeLaney’s SBOs. The Committee adjusted the Business Performance Factor upward because Mr. DeLaney met each of his goals, including a rating as “above target” for human capital development, acquisitions, and portions of the Business Transformation Project.
	2)	Reduce lost business for all non-CMU customers and increase the ratio of new/lost for the same customer base.
	3)	Successfully execute board approved strategic acquisitions and continue to achieve growth through smaller acquisitions.
	4)	Make significant progress towards our strategic goals for leveraging customer insight and growing Sysco Ventures.
	5)	Communicate broadly the strategic direction of Sysco to all key stakeholders.
	6)	Make continued strides toward implementing an effective human capital plan – including enhanced talent management, performance management, diversity management and filling key new leadership positions.
Kreidler	1)	Effectively carry out all key aspects of the Business Transformation Project.	Awarded Mr. Kreidler a 2014 MIP annual incentive award equal to 107% of the earned Business Performance Factor, or 36.6% of target, based on the evaluation of Mr. Kriedler’s SBOs. The Committee adjusted the Business Performance Factor upward because Mr. Kreidler met each of his goals, including a rating as “above target” for acquisitions and at the upper range “on target” performance for Business Transformation Project.
	2)	Reduce lost business for all non-CMU customers and increase the ratio of new/lost for the same customer base.
	3)	Successfully execute board approved strategic acquisitions and continue to achieve growth through smaller acquisitions.
	4)	Make continued strides toward implementing an effective human capital plan – including enhanced talent management, performance management, diversity management and filling key new leadership positions.
	5)	Communicate broadly the strategic direction of Sysco to all key stakeholders.
	6)	Effectively carry out all key aspects of financial transformation.
Green	1)	Effectively carry out all key aspects of the Business Transformation Project.	Awarded Mr. Green a 2014 MIP annual incentive award equal to 105% of the earned Business Performance Factor, or 36.3% of target, based on the evaluation of Mr. Green’s SBOs. The Committee adjusted the Business Performance Factor upward because Mr. Green met each of his goals, including a rating of “above target” related to acquisitions.
	2)	Reduce lost business for all non-CMU customers and increase the ratio of new/lost for the same customer base.
	3)	Achieve target sales growth through smaller acquisitions make significant progress towards our strategic goals for leveraging customer insight and growing Sysco Ventures.
	4)	Make continued strides toward implementing an effective human capital plan – including enhanced talent management, performance management, diversity management and filling key new leadership positions.
Bené	1)	Effectively carry out all key aspects of the Business Transformation Project.	Awarded Mr. Bené a 2014 MIP annual incentive award equal to 107% of the earned Business Performance Factor, or 36.6% of target, based on the evaluation of Mr. Bené’s SBOs. The Committee adjusted the Business Performance Factor upward because Mr. Bené met each of his goals, including a rating of “above target” related to human capital development.
	2)	Reduce lost business for all non-CMU customers and increase the ratio of new/lost for the same customer base.
	3)	Perform at similar level or better for corporate-managed customers.
	4)	Make significant progress towards our strategic goals for leveraging customer insight.
	5)	Continued strides toward implementing an effective human capital plan.
	6)	Communicate broadly the strategic direction of Sysco to all key stakeholders.

Shurts	1)	Effectively carry out all key aspects of the Business Transformation Project.	Awarded Mr. Shurts a 2014 MIP annual incentive award equal to 115% of the earned Business Performance Factor, or 37.7% of target, based on the evaluation of Mr. Shurts’ SBOs. The Committee adjusted the Business Performance Factor upward because Mr. Shurts met each of his goals, including a rating of “above target” related to business transformation, human capital development, and Business Transformation Project.
	2)	Reduce lost business for all non-CMU customers and increase the ratio of new/lost for the same customer base.
	3)	Achieve profit plan expense for Business Technology department Implement program to improve Managed Service performance, metrics and customer survey scores
	4)	Make continued strides toward implementing an effective human capital plan.

Based upon the CAP May 2014 report, actual total cash compensation for fiscal 2014, using an annual incentive award payout estimate of 38% of target, for each of the current NEOs with respect to comparable peer group pay levels for Mr. DeLaney at approximately the 25th percentile, for each of Messrs. Bené, Green and Shurts pay levels were generally between the 25th percentile and the median, and for Mr. Kreidler at approximately the 75th percentile. Actual total direct compensation was at approximately the 25th percentile for Messrs. DeLaney and Green; was approximately at the median for Messrs. Bené and Shurts; and was between the median and the 75th percentile for Mr. Kreidler. The Committee was satisfied that these payout levels appropriately correlated to Sysco’s overall financial performance, which was between the 25th percentile and median relative to the peer group on select metrics.

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Fiscal 2015

In the first quarter of fiscal 2015, the Committee refined the MIP annual incentive award targets for fiscal 2015 to continue alignment with Sysco’s profit plan and to provide that the goals continue to reflect market conditions, operating expectations and other relevant factors. Similar to the performance measures used in fiscal 2014, the Committee has determined that fiscal 2015 performance measures are: (1) earnings, as measured by adjusted fully diluted earnings per share, (2) capital efficiency, as measured by adjusted return on invested capital and (3) profitable sales growth. These metrics are calculated in the same manner as fiscal 2014. For fiscal 2015, the performance metrics based on financial performance provide 80% of the target bonus opportunity, and the SBO assessment provides 20%. Within the portion governed by financial performance metrics, the relative weighting is as follows with respect to the current NEOs: adjusted diluted earnings per share (50%); profitable sales growth (30%); and capital efficiency (20%). The Committee continues to believe that the threshold and target levels of performance represent challenging, but reasonably obtainable, Sysco performance levels, while levels in excess of the target level represent exemplary and extremely challenging performance. CAP has informed the Committee that this approach continues to be in line with the majority of Sysco’s peer group and reflective of sound design practices.

Long-term Incentives – Detailed Information

The Committee granted long-term incentives in November 2013 for the 2014 fiscal year (the “Annual LTI Grant”). These incentives consisted of stock options, RSUs and CPUs. The long-term incentives are designed to provide our current NEOs competitive long-term incentive opportunities that align with our peer group and reflect our overall compensation philosophy. For more details regarding these grants see “Executive Compensation —Cash Performance Unit Plan,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End,” and “Executive Compensation — Grants of Plan-Based Awards.”

In fiscal 2014, through the Annual LTI Grant, Messrs. DeLaney, Kreidler, Bené, Green, and Shurts received approximately 40% of the value of their long-term incentives in stock options, approximately 35% in CPUs, and approximately 25% in grants of RSUs, with the options valued using the greater of $4 per option or the Black-Scholes calculated value per option, each RSU valued at the average ten-day closing price of Sysco common stock before the grant date, and each CPU valued at the target level of $1 per unit. The Black-Scholes value of the options calculated based on standard assumptions was $4.68 per option. See the footnotes to the Grants of Plan-Based Awards table below for detailed explanation of the Black-Scholes calculation for the options as of the date of grant. The targeted dollar value of the long-term incentive grants are set at 6x base salary for Mr. DeLaney, 3.5x base salary for Mr. Kreidler and 3.25x base salary for Messrs. Bené, Green and Shurts.

Stock Options and Restricted Stock Units

The Committee approved the fiscal 2014 stock option and restricted stock unit grants to Messrs. DeLaney, Kreidler, Bené, Green and Shurts in November 2013 under our 2013 Long-Term Incentive Plan. All fiscal 2014 grants are shown under “Executive Compensation— Grants of Plan-Based Awards.” The 2013 Long-Term Incentive Plan calls for options to be priced at the closing price of our common stock on the business day prior to the grant date, and the fiscal 2014 option grant agreement provides for ratable vesting over a five-year period. For stock options granted from November 2013 forward, the maximum term of the option has been extended from seven to ten years. The fiscal 2014 RSU grant agreements provide for vesting in three equal tranches over a three-year period following the date of grant. The Committee grants all stock options and RSUs pursuant to equity grant guidelines. These guidelines are more fully described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Cash Performance Units

Under the Sysco Corporation 2008 Cash Performance Unit Plan, as amended, participants in the MIP have the opportunity to receive cash incentive payments based on Sysco’s performance over a specified three-year period. CPU grants are forward-looking and the grant of CPUs typically does not take into account prior Sysco or individual performance. CPU payouts are based on Sysco’s actual performance over the three-year performance cycle beginning with the fiscal year in which the CPU is granted. In November 2013, the Committee granted three-year CPUs under the 2008 Cash Performance Unit Plan for the fiscal 2014-2016 performance period. In addition, the CPUs that we issued in fiscal 2011 and fiscal 2012 under the 2008 Cash Performance Unit plan were paid out in August 2013 and August 2014, respectively (see discussion below). The 2008 Cash Performance Unit Plan expires November 30, 2014. CPU awards after that date will be made pursuant to the 2013 Long-Term Incentive Plan.

The CPU grants that the Committee made in fiscal 2011 and fiscal 2012 related to the three-year performance period ending in fiscal 2013 and 2014, respectively, with payout possibilities ranging from 0% to 150% of the total value of the units granted. The fiscal 2011 and fiscal 2012 grants each had a value of $1 per CPU. Of the current NEOs, Messrs. DeLaney, Kreidler, and Green each received a CPU grant in fiscal 2011 and fiscal 2012. For the fiscal 2011 grant, one-half of the payout was based on the average growth in diluted earnings per share and one-half of the payout was based on the average increase in sales. Achievement of the target performance goals would have yielded a 100% payout, while the minimum satisfaction of only one criterion would have yielded a 25% payout and maximum performance above target on both criteria would have provided a 150% payout. In order for generally accepted accounting principles to be applied consistently year-over-year, the performance measures for the CPUs may be calculated slightly differently from comparable measures in our financial statements.

For the fiscal 2012 grant, the Committee changed the performance metrics/goals associated with the CPUs so that they are based solely on Sysco’s three-year total shareholder return, as compared to that of the S&P 500 companies. Based upon Sysco’s relative total shareholder return, CPUs will pay out from 0% to 150% of the target award value. The threshold payment (which is 50% of target) requires Sysco’s three-year total shareholder return to equal or exceed that of the 30th percentile of the S&P 500 companies, while the maximum payment is earned at the 75th percentile, with graduated payouts in between. The target payout is earned between the 45th and 55th percentile. These grants are subject to Sysco’s clawback policies. See “Executive Compensation— Cash Performance Unit Plan” for an explanation of the calculation of total shareholder return.

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For the CPU award granted in fiscal 2011, our adjusted sales growth over the three-year performance period ended on June 29, 2013 was 6.76% and our average growth in fully diluted earnings per share over the performance period was negative 4.88%, which resulted in a CPU payout of $0.594 per unit in August 2013, which was approximately 59% of the aggregate target payout for the fiscal 2011 CPU grant. See Annex I - Non-GAAP Reconciliations for a reconciliation of these adjusted measures to the comparable GAAP measures. For the fiscal 2012 CPU grant, our relative total shareholder return for the period ending June 28, 2014 was in the 27th percentile, representing performance that was below the threshold level set for the fiscal 2012 CPU grant. Consequently, the fiscal 2012 CPU grant resulted in no payments.

The specific performance measures and related potential payouts for the fiscal 2012 CPU award, the fiscal 2013 CPU award and the fiscal 2014 CPU award are shown under “Executive Compensation— Cash Performance Unit Plan.”

Long-term Incentives – Analysis

The Committee determined the mix of CPUs, stock options and RSUs for the FY 2014 Annual LTI Grant in order to continue to provide long-term incentives that are in line with those disclosed by the peer group and to provide further alignment of the executives’ interests with those of the stockholders based on vehicles with varying vesting and payout periods. The Committee determined that in fiscal 2015, the annual LTI grant will consist of approximately 40% stock options, 35% CPUs, and 25% RSUs. By shifting more of the current NEO’s long-term incentive pay from stock options to CPUs, the current NEO’s compensation will be more strongly linked to the Company’s relative total shareholder return.

Based on the long-term incentives granted, as discussed above under “Long-term Incentives – Detailed Information,” the resulting target total direct compensation for fiscal 2014 was as follows: the positioning for Mr. DeLaney approximated the median, positioning for Mr. Kreidler approximated 75th percentile, and positioning for Messrs. Bené, Green and Shurts was between median and 75th percentile. These results were consistent with the Committee’s focus of providing competitive base salaries and competitive incentive opportunities such that target total direct compensation was closer to the median.

The minimum, target and maximum performance goals and corresponding payouts for the CPU awards, as well as the decision to use the S&P 500 companies, were based on an analysis of our peer group’s practices, the Committee’s desire to use a broad market index, and the Committee belief that total shareholder return is the ultimate measure of stockholder value creation and long-term Company success.

The Committee believes that stock option and RSU awards help to ensure that long-term strategic initiatives are not compromised by having executives focus solely on short-term profitability through the annual incentive award. Such awards also help focus executives on strategies that increase long-term stockholder value. Existing executive equity ownership levels are not generally a factor in the Committee’s granting of stock options and RSUs.

Transaction Incentive Awards – Detailed Information

On March 21, 2014, the Committee approved incentive and retention cash awards for certain officers of the Company, including current NEOs other than Mr. DeLaney, related to the proposed merger with USF. The Committee authorized the payment of immediate cash bonus payments to ten officers, including four of the current NEOs. These individuals were each instrumental in the successful negotiation of the proposed merger agreement.

The Committee also authorized the creation of an incentive pool of other employees of the Company who have been, and will be, directly involved in planning, leading and executing the complex integration of the proposed merger, while simultaneously leading the Company’s ongoing operations during the pendency of the proposed merger. Payment of awards will be contingent, among other things, upon the closing of the merger and approval of a definitive integration plan. Each award was made in recognition of the significant efforts undertaken to secure the terms of the proposed merger, the complexity of the integration of the Company and USF, and the importance of retaining key employees during the proposed merger.

Lump-Sum Transaction Cash Bonus Awards Paid in Fiscal 2014

Ten officers received cash bonuses in fiscal 2014 in connection with the proposed merger, expressed as a percentage of their then current base salary. Of the current NEOs, Mr. Kreidler received an award valued at 60% of base salary and Messrs. Bené, Green and Shurts received an award valued at 20% of base salary. The payments in satisfaction of the awards were made on or around April 15, 2014, in the following amounts: Mr. Kreidler ($429,000), Mr. Bené ($125,000), Mr. Green ($143,000) and Mr. Shurts ($117,400).

Lump-Sum Transaction Cash Bonus Awards Projected to Be Payable in Fiscal 2015

The Committee also authorized the establishment of a closing bonus pool to recognize the contributions of 46 Sysco leaders who are expected to be involved in leading and executing the integration planning effort. The individuals have varying roles, including overall leadership and oversight, designing and managing their respective functional areas under the new structure, and executing the merger integration plans. The target value of the cash bonus awards for any specific individual is contingent on the closing of the merger, successful completion of the project objective, significance of the role of the project and the expected duration of the project. Each of the cash bonus awards was expressed as a percentage of then current base salary. Of the current NEOs, Mr. Kreidler has a target cash bonus award of 100%, based on his role as integration planning team leader, and Messrs. Bené, Green and Shurts each have a target cash bonus award of 75%, based on their respective roles as executive sponsors and/or sponsors of key aspects of the integration planning team. If the conditions precedent to the payment are satisfied in fiscal 2015, the resulting cash bonus payments to the current NEOs from the bonus pool are projected to be as follows: Mr. Kreidler ($715,000), Mr. Bené ($468,750), Mr. Green ($536,250) and Mr. Shurts ($440,250).

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Compensation of the Former Executive Chairman

Mr. Fernandez was elected to the Executive Chairman position in April 2012. Prior to becoming Executive Chairman, Mr. Fernandez served as a non-employee director and non-executive chairman of the board of Sysco. For more detail regarding Mr. Fernandez’s compensation and target annual equity award as Executive Chairman, see the Form 8-K filed with the SEC on April 17, 2012.

As noted above, the establishment and monitoring of Mr. Fernandez’s compensation during his employment as Executive Chairman was not part of the process that applies to the current NEOs. Neither the CEO, nor any other employees of the Company, made any recommendation regarding Mr. Fernandez’s compensation. Rather, Mr. Fernandez’s compensation was determined by the Committee in consultation with CAP. In determining Mr. Fernandez’s compensation as Executive Chairman, the Committee considered various factors, including the Committee’s determination and assessment of the role, responsibilities and time requirements. The Committee also reviewed CAP materials concerning executive chairpersons at other Fortune 200 companies, as a ratio of compensation to the Chief Executive Officer in each such organization. On August 22, 2013, the Committee approved the following compensation for Mr. Fernandez:

•	Continued annualized base salary of $900,000;

•	Continued exclusion from eligibility for any annual incentive award, the SERP, the EDCP and the MSP;

•	A grant of equity incentive compensation valued at approximately $2.9 million, composed of 45,601 RSUs and 364,583 stock options. The August 2013 grants represented a pro-rated amount of the previously disclosed, target annual equity award value, based on Mr. Fernandez’s service to Sysco from April 2013 to November 2013. The pro-rated award was intended to bring the timing of any future grants to Mr. Fernandez into alignment with annual grants to other NEOs.

Mr. Fernandez retired in good standing from the Company on November 15, 2013.

Retirement/Career Benefits – Detailed Information

Retirement Plans – Current Programs – Management Savings Plan

As our business strategy and organization evolve, it is critical that our compensation programs support strategic and operational priorities. Additionally, our pay programs are continually evaluated to ensure they reflect best practices, engage and motivate executives, and support the Company’s ultimate goal of delivering shareholder value. Sysco monitors evolving best practices in executive rewards program design and we modify our programs, as necessary.

On January 1, 2013, Sysco introduced a new non-qualified, defined contribution savings plan, the Management Savings Plan (the “MSP”). The MSP allows individual deferrals and employer contributions in excess of IRS 401(k) contribution and compensation limits. The MSP allows eligible participants to defer up to 50% of their base salary (for calendar years 2013 and thereafter) and up to 100% of their eligible bonus (for fiscal years 2014 and thereafter). In addition, in conjunction with the freeze of accruals in the SERP, certain participants (who would otherwise have incurred a sizable loss of future benefits under the SERP) are eligible for transition contributions of between 2.5% - 10% of their eligible pay for a period not to exceed (i) ten years or (ii) the date of their departure from the Company. To the extent that any portion of an employer contribution to an eligible individual’s tax-qualified defined contribution savings plan are limited by IRS regulation, these contributions will be recorded to the MSP as well. The participants in the MSP direct the investment for both their individual contributions and the company contributions. The MSP is described in further detail under “Executive Compensation — Management Savings Plan.”

MSP Analysis

Currently, individual contributions to the 401(k) plan are limited by law to $17,500 per year. The Committee believes that the MSP motivates and assists in the retention of key employees by providing them with a supplemental retirement savings vehicle. The MSP is an important, and cost effective, recruitment and retention tool for Sysco, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

Retirement Plans – Transition from Legacy Programs

During fiscal 2013, Sysco made significant changes to retirement benefits offered to employees, including the current NEOs. We moved future retirement benefits from a defined benefit focus towards a defined contribution strategy. The transition to a defined contribution-based program further aligns Sysco with our peer group, increases flexibility, simplifies the benefit structure, retains key talent and reduces and stabilizes costs. Going forward, in addition to the defined contribution retirement program, wealth accumulation opportunities for current NEOs at Sysco will be further focused on variable annual and long-term incentive plans, each of which are better aligned with stockholder interests and Sysco performance.

The retirement program changes, however, were expected to result in significant reductions in anticipated benefits for existing participants in the pension plan, the SERP and the EDCP. In order to help ensure retention of key leaders during the transition from the defined benefit focus towards a defined contribution strategy, Sysco amended the 401(k) and MSP to partially mitigate these reductions by providing that, for a period of ten plan years commencing January 1, 2013, or until an eligible participant ceases employment with Sysco, whichever is earlier, Sysco will credit an automatic employer contribution of three percent (3%) of the participant’s gross base salary and bonus into the participant’s 401(k) account to the extent permitted under applicable IRS limitations, with the remainder credited to the MSP account of eligible participants (the “Pension Transition Contribution”). To be eligible to receive the Pension Transition Contribution, a participant must have been accruing benefits under the pension plan as

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of December 31, 2012 and have been at least age fifty (50) with fifteen (15) or more years of Sysco service as of that date. The Company will credit Pension Transition Contribution regardless of whether the participant defers any amounts under the MSP or 401(k), so long as he remains employed by the Company or leaves for qualifying retirement, death or disability in such calendar year. The Pension Transition Contribution is available to any eligible participant in the pension plan. Of the NEOs, Messrs. DeLaney and Green are eligible to receive the Pension Transition Contribution.

With respect to reductions in the expected value of benefits under the SERP and the EDCP, the cessation of future benefit accruals affected each individual in a different manner. While some existing SERP participants experienced no projected adverse impact, others were forecast to experience reductions of up to 49%. To address concerns over retention, the Committee developed a transition program intended to help ensure that no impacted participant experiences an aggregate reduction of more than 15% - 20% (depending on an individual’s prior years of service) in his or her expected retirement benefits under the Company’s non-qualified plans as a result of the retirement strategy changes.

The change in anticipated value was measured by comparing the projected lump-sum value of an individual’s anticipated benefit at his or her earliest unreduced retirement age under both the prior and the revised strategies. Projection of lump-sum values were based on assumed increases in annual salary, investment earnings and elective deferrals in-line with historical averages. The impact of the projected change varied depending on a participant’s age, years of service and compensation. The current NEOs’ projected reductions in non-qualified retirement benefits under the revised program, including consideration of any transitional contributions except for transitional RSU opportunities, were as follows: Mr. DeLaney (31%), Mr. Kreidler (44%) and Mr. Green (4%). Messrs. Bené and Shurts were not eligible for the SERP or the EDCP. To mitigate the loss in projected non-qualified retirement benefits, impacted individuals were eligible for a transitional compensation opportunity in the form of supplemental contributions to the MSP, a one-time transitional RSU grant, or a combination thereof.

Each transitional compensation opportunity is contingent on continued service to Sysco. Transitional RSUs vest in equal annual tranches over the 5-year period following grant. Supplemental contributions to the MSP are payable over up to each of the next 10 plan years that commenced January 1, 2013, and eligible individuals only receive the contribution for any given plan year if they remain employed with Sysco through December 31 of the applicable year, or have experienced a termination of employment by reason of death, disability or qualifying retirement during the plan year. The first transitional contribution to the MSP was made in third quarter of fiscal 2014 for qualifying individuals who had remained employed with Sysco through December 31, 2013.

The amount and form of the transitional contribution available to each current NEO resulted from Committee determination of the level of mitigation necessary to retain key talent during this significant transition in non-qualified retirement benefits. The transitional compensation opportunity for each of the impacted current NEOs under the MSP is as follows: Mr. Kreidler (10%). Messrs. DeLaney, Bené, Green and Shurts are not eligible for supplemental MSP contributions. In addition, certain individuals for whom the projected reductions remained above the intended range received a one-time RSU grant on November 14, 2012. Of the NEOs, only Messrs. DeLaney and Kriedler received such an award. Including the transitional compensation opportunities discussed above, the projected reductions in the non-qualified retirement benefits for individuals eligible under the revised program are as follows: Mr. DeLaney (15%); Mr. Kreidler (20%); and Mr. Green (4%).

Legacy Program - Supplemental Executive Retirement Plan

We historically have provided annual retirement benefits to all corporate employees and most of our non-union operating company employees under the tax-qualified Sysco Corporation Retirement Plan, a defined benefit program which we simply refer to as the “pension plan.” Beginning January 1, 2013, however, most employees no longer accrue additional retirement benefits under the pension plan. From 2013 forward, the Sysco Corporation Employees’ 401(k) Plan, a tax-qualified, defined contribution program, will serve as the primary retirement vehicle for the Company. When the pension plan was the primary retirement vehicle, the Company maintained a Supplemental Executive Retirement Plan, or SERP, in order to retain loyalty and increased performance from certain employees. The Committee utilized the SERP to increase the retirement benefits available to officers whose benefits under the pension plan are limited by law. Of the NEOs, Messrs. Delaney, Kreidler and Green participated in the SERP.

The SERP was frozen and future accruals under the SERP ceased, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65. The earliest an executive can retire and receive any benefits under the SERP is age 55 with a minimum of 15 years of MIP service or age 60 with 10 years of Sysco service. Payments before the age of 65 are adjusted by an early retirement reduction factor. The SERP was designed to provide fully vested participants with post-retirement monthly payments, with annual benefits equaling up to 50% of a qualifying participant’s final average annual compensation, when combined with other retirement benefits, including other pension benefits, the company match under the 401(k) plan and social security payments. The participating NEOs will receive a SERP benefit based on the greater of the accrued benefit determined as of the relevant separation date from service under the current provisions of the SERP, or the accrued benefit determined as of June 28, 2008 under the prior provisions of the SERP, but with vesting, benefit limits and eligibility for immediate benefit payments determined as of the relevant separation from service date. Annual retirement benefits from the SERP are limited to approximately $2,393,832 per year, reduced for early commencement of benefit payments, as applicable. The terms of the SERP are more specifically described under “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan.” The amounts accrued by each participating NEO under the pension plan and the SERP as of June 28, 2014 are set forth under “Executive Compensation — Pension Benefits.”

SERP Analysis

The Committee amended the SERP to freeze benefits, stop future accruals and to provide for immediate vesting of accrued benefits in order to achieve the following goals:

•	Bring the value of retirement benefits more in line with the practices of the peer group; and

•	Over the long-term, increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP and MSP.

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Legacy Program - Executive Deferred Compensation Plan

Prior to December 31, 2012, Sysco offered an Executive Deferred Compensation Plan, or EDCP, to provide MIP participants, including the current NEOs other than Messrs. Bené and Shurts, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond savings opportunities under Sysco’s 401(k) retirement savings plan. Participants were able to defer up to 100% of their base salary and up to 40% of their MIP bonus, or any bonus paid in lieu of or as a replacement for the MIP bonus, to the EDCP. Sysco did not match any base salary deferrals into the EDCP in fiscal 2014, and deferrals are no longer permitted. For participants who chose to defer a portion of their qualifying bonus, Sysco matched 15% of the first 20% deferred, making the maximum possible match to the EDCP 3% of the MIP bonus. An executive is always 100% vested in his or her deferrals and each Sysco match, but any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his or her deferrals, is subject to forfeiture for specified cause or competing against Sysco in certain instances. Participants who have deferred compensation under the EDCP may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Company matching contributions are credited with the Moody’s Average Corporate Bond Yield. The EDCP is described in further detail under “Executive Compensation — Executive Deferred Compensation Plan.”

EDCP Analysis

Currently, individual contributions to the 401(k) plan are limited by law to $17,500 per year. For many years, the EDCP served as a recruitment and retention tool for Sysco. In connection with the broader transition in retirement philosophy, beginning in fiscal 2013, a new deferred compensation plan, the MSP, has been utilized.

Executive Perquisites & Other Benefits – Detailed Information

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each NEO’s total compensation. Certain of these benefits are described below.

Sysco’s NEOs are generally eligible to participate in Sysco’s regular employee benefit programs, which include a 401(k) plan, an employee stock purchase plan, group life insurance and other group welfare benefit plans, and until the changes made to retirement benefits in fiscal 2013, the defined benefit pension plan. We also provide MIP participants, including the NEOs, with additional life insurance and accidental death and dismemberment insurance benefits, long-term disability coverage, including disability income coverage, and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. We believe many of these benefits are required to remain competitive with our competitors for executive talent. Although the executive officers are eligible to participate in Sysco’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, executives’ pay a higher employee contribution than do non-executives to participate in these welfare plans.

MIP participants, including the NEOs, are encouraged to occasionally have their spouses accompany them at business dinners and other business functions in connection with some meetings of the Board of Directors, certain business meetings and other corporate-sponsored events, and Sysco pays, either directly or by reimbursement, all expenses associated with their spouses’ travel to and attendance at these business-related functions. Furthermore, Sysco owns fractional interests in private aircraft that are made available to members of the Board of Directors, executives and other members of management for business use, but these aircraft are not allowed to be used for personal matters. Spouses may occasionally accompany executive officers on such flights in connection with travel to and from business-related functions if there is space available on the aircraft.

All employees, including our NEOs, as well as members of our Board, are also entitled to receive discounts on all products carried by Sysco and its subsidiaries. Although Sysco does provide the NEOs with certain additional perquisites, we do not provide any of the NEOs with automobiles, security monitoring or split-dollar life insurance.

Executive Compensation Governance and Other Information

Severance and Employment Agreements

None of Sysco’s executive officers are currently parties to any severance or employment agreements providing for severance or other compensation upon termination. Consistent with our approach of rewarding performance, employment is not guaranteed, and either the Company or the NEO may terminate the employment relationship at any time. In some cases, the Committee or Board of Directors may agree to provide separation payments to departing executives upon their termination to obtain an extended non-compete, non-solicitation and non-disclosure agreement and a release of claims.

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Relocation Expenses

To address the Committee’s desire for Sysco to comply with best corporate governance and compensation practices, in October 2010, the Committee adopted an executive relocation expense reimbursement policy that applies to all of the NEOs. The reimbursement policy provides that Sysco will not reimburse any of such executives for any loss on the sale of the executive’s house sold in connection with the executive’s relocation. The reimbursement policy also provides that only certain pre-approved relocation expenses will be eligible for increased payments to cover all applicable taxes on the reimbursed amounts, such as state and federal income taxes, FICA, and Medicare taxes. The relocation expenses subject to such increased payments to cover applicable taxes will be limited to the cost of moving the executive’s household goods and vehicles; real estate fees incurred in selling the executive’s residence; closing costs associated with the purchase of a new residence, including cost of credit reports, mortgage and deed taxes, recording fees and title search, title insurance, surveys, if required, and reasonable attorney’s fees; and up to six months’ rental expense for a temporary residence in the area to which the executive has been asked to relocate. No other relocation expenses will be eligible for increased payments to cover applicable taxes. In addition, the reimbursement policy provides that all future relocation agreements with any named executive officer will include a clawback provision that requires the executive to reimburse Sysco for all or a part of the reimbursement if his employment is terminated for any reason other than death, disability or change of control of Sysco, or termination without cause or for good reason, within a specified amount of time after receiving the reimbursement.

Benefits Following Change in Control

We currently have no separate severance or similar agreements that would cause an immediate or “single trigger” cash payment obligation solely as a result of a change in control of Sysco. We have included change of control provisions in several of Sysco’s benefit plans and agreements, including an immediate payout of CPUs at the target payout level for grants under the 2008 Cash Performance Unit Plan, a prorated payout of MIP annual incentive payment through the date of change of control, and 100% vesting of options, restricted stock and RSUs upon a change in control. See “Executive Compensation — Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

Moreover, for awards issued to date under the 2013 Long-Term Incentive Plan, the Board has approved the concept of “double-trigger” acceleration of equity-award vesting for the Company’s senior executives. The stock option and RSUs granted to current NEOs in November 2013 incorporate a move from single-trigger to double-trigger for accelerated vesting for future long-term incentive grants under certain change of control scenarios.

The Committee continues to believe that these provisions will preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. The Committee has balanced the impact of these acceleration provisions with corresponding provisions in the MSP, SERP and the EDCP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

Executive Compensation Recoupment Policy

In the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, it is the Committee’s policy that it will review all incentive payments made to MIP participants, including the NEOs, within the 36 month period prior to the restatement on the basis of having met or exceeded specific performance targets in grants or awards made on or after May 14, 2009. If such incentive payments would have been lower had they been calculated based on the restated results, the Committee will, to the extent permitted by applicable law, seek to recoup any such excess payments for the benefit of Sysco. The MIP annual incentive awards and CPU grants made by the Committee for fiscal 2011 and later years contain a contractual provision binding the grantee to this recovery right, and the Committee anticipates that future grants will contain similar provisions. The Committee has the sole discretion, subject to applicable law, to determine the form and timing of the recoupment, which may include repayment from the MIP participant or an adjustment to the payout of a future incentive. In addition, the executives’ benefits under the SERP, EDCP and MSP may be subject to forfeiture or adjustment as a result of any such restatement of financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Tax Impact on Compensation

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that Sysco may deduct for federal income tax purposes in any given year with respect to the compensation of each of the NEOs other than the chief financial officer. The Committee has adopted a general policy of structuring the performance-based compensation arrangements, including the MIP bonus and CPUs, in order to preserve deductibility to the extent feasible after taking into account all relevant considerations. However, the Committee also believes that Sysco needs flexibility to meet its pay objectives, even if Sysco may not deduct all of the compensation paid to the NEOs. The Committee structured its 2014 and 2015 incentive program for the NEOs, and intends to structure future annual incentive programs for the NEOs, under an umbrella plan program in order to obtain deductibility of the annual bonus under Section 162(m), generally, but maintains flexibility to pay compensation or make certain awards that may not be deductible under 162(m), if the Committee determines in its discretion that it is in the best interest of the Company.

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Based on the factors discussed under “What We Paid and Why,” in fiscal 2014 Sysco paid, and in fiscal 2015 the Committee expects Sysco to pay certain current NEOs a base salary that, when aggregated with anticipated vesting of RSUs, will exceed $1 million in value. The Committee believes that this compensation is necessary in order to maintain the competiveness of each of the total compensation package in light of peer compensation practices, and as a result, has determined that it is appropriate, even though approximately $2,748,418 of Mr. DeLaney’s fiscal 2014 compensation, approximately $311,025 of Mr. Bené’s fiscal 2014 compensation, approximately $401,806 of Mr. Green’s fiscal 2014 compensation, and approximately $176,846 of Mr. Shurts’ fiscal 2014 compensation will not be deductible, and the excess of anticipated salary plus the value of RSUs vesting in fiscal 2015 and any transaction-related bonus paid in fiscal 2015 over $1 million, respectively, will not be deductible for federal income tax purposes.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. Although the Company makes no guarantees with respect to exemption from, or compliance with, Section 409A of the Internal Revenue Code, we have designed all of our executive benefit plans, including the MSP, SERP, EDCP, 2008 Cash Performance Unit Plan and 2013 Long-Term Incentive Plan, with the intention that they are exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.

Stock Ownership Guidelines for NEOs

We have adopted stringent stock ownership guidelines, and review and adjust the guidelines when appropriate in order to align the interests of our executives with those of our stockholders. In August 2013, the Committee, together with the Corporate Governance and Nominating Committee, upon the recommendation of management and following consultation with CAP amended our Corporate Governance Guidelines in order to increase the requirements applicable to the CEO and Executive Chairman positions, and to provide clarity to the stock ownership guidelines. The modifications included an increase in Mr. DeLaney’s ownership requirement to 225,000 shares and clarified the guidelines regarding the counting of RSUs and the retention requirements for officers still working toward meeting future holding requirements. These changes were recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors in order to bring Sysco’s policies more in line with its peer group and strengthen such guidelines. See “Stock Ownership— Stock Ownership Guidelines” for a description of our executive stock ownership guidelines and stock retention policies and these recent changes.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Sysco Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

John M. Cassaday, Chairman
Judith B. Craven
Larry C. Glasscock
Jackie M. Ward

EXECUTIVE COMPENSATION

The following discussion, as well as the Compensation Discussion and Analysis contained herein, contains references to target performance levels for our long-term incentive compensation. These targets and goals are discussed in the limited context of Sysco’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

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Summary Compensation Table

The following table sets forth information with respect to each of the NEOs – our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated of the other executive officers of Sysco and its subsidiaries employed at the end of fiscal 2014, as well as information with respect to Manuel A. Fernandez. Mr. Fernandez would have been one of the three other most highly compensated executive officers had he been an executive officer at fiscal year end; however, he was not serving as an executive officer at the end of the fiscal year. In determining the most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
William J. DeLaney	2014	$1,194,583	—	$1,819,225	$2,858,081	$657,919	$1,132,628	$152,958	$7,815,394
President and	2013	1,170,833	—	4,611,949	2,400,000	1,470,280	1,227,127	5,800	10,885,989
Chief Executive Officer	2012	1,150,000	—	1,719,403	2,752,500	857,482	1,941,349	1,066	8,421,800
Robert C. Kreidler	2014	712,500	429,000	633,097	994,626	261,667	78,752	141,670	3,251,312
Executive Vice President	2013	683,333	—	1,828,489	980,000	530,198	165,874	6,437	4,194,331
and Chief Financial Officer	2012	600,000	—	523,297	963,375	304,195	142,678	7,096	2,540,641
Michael W. Green	2014	712,500	143,000	587,878	923,579	324,539	1,128,887	91,099	3,911,482
Executive Vice President	2013	691,667	—	556,267	910,000	611,781	273,109	5,575	3,048,399
and President of Foodservice	2012	650,000	—	526,412	969,109	386,688	1,419,955	211,021	4,163,185
Operations
Thomas L. Bené(8)	2014	616,667	375,000	513,890	807,323	228,730	353	77,433	2,619,396
Executive Vice President	2013	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
and Chief Commercial	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Officer
Wayne Shurts(9)	2014	585,000	267,400	482,636	758,240	221,510	30,740	54,973	2,400,499
Executive Vice President	2013	407,292	150,000	945,987	747,501	174,379	12	85,619	2,510,790
and Chief Technology Officer	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Manuel A. Fernandez(10)	2014	337,500	—	1,458,320	1,458,332	—	7,588	—	3,261,740
Former Executive Chairman	2013	900,000	—	—	—	—	2,428	56,917	959,345
	2012	615,385	—	2,685,010	2,425,000	—	47,874	190	5,773,459
(1)	The salary amounts reflect the actual base salary payments made to the NEOs.
(2)	Mr. Bené was paid a new hire bonus of $250,000, less applicable withholding for taxes, in September 2013, subject to clawback provisions requiring Mr. Bené to repay the full amount of the bonus in the event of a voluntary resignation or an involuntary termination for cause (as defined in the offer letter) within one year after the 6-month anniversary of his start date. Mr. Shurts was paid a new hire bonus of $150,000 in October 2013 to partially replace the value of certain compensation and other benefits forfeited upon his acceptance of employment with Sysco. The new hire bonus is subject to clawback provisions requiring Mr. Shurts to repay the full amount of the bonus upon a voluntary termination or an involuntary termination for cause (as defined in the offer letter) within the one year period following his receipt of the bonus. In March 2014, the following named executive officers received transaction incentive awards relating to the proposed merger with USF Holding Corp.: Mr. Kreidler ($429,000), Mr. Green ($143,000), Mr. Bené ($125,000), and Mr. Shurts ($117,400). See “Compensation Discussion and Analysis – Transaction Incentive Awards – Detailed Information” above for further discussion.
(3)	With respect to Messrs. DeLaney, Kreidler, Green, Bené and Shurts, these amounts relate to grants of restricted stock units made in fiscal 2014, 2013 and 2012, as applicable. With respect to fiscal 2014, we valued the RSUs granted on November 15, 2013 at $33.57 per share, being the closing price of our common stock on the first business day prior to the grant date; with respect to fiscal 2013, we valued the RSUs granted on November 13, 2012 at $29.96 per share, being the closing price of our common stock on the first business day prior to the grant date; the RSUs granted on November 14, 2012 at $29.96 per share, being the closing price of our common stock on the first business day prior to the grant date; and the restricted stock units granted on February 12, 2013 at $31.56 per share, being the closing price of our common stock on the first business day prior to the grant date. With respect to fiscal 2012, we valued the restricted stock units at $27.65, being the closing price of our common stock on the first business day prior to the November 15, 2011 grant date. With respect to Mr. Fernandez, on August 22, 2013, the Committee granted additional equity incentive compensation valued at approximately $2.9 million to Mr. Fernandez as part of his executive compensation package in his role as Executive Chairman. The grant included 45,601 restricted stock units, valued at $1,458,320, based on the closing price of Sysco common stock of $31.98 on August 21, 2013, and vesting one-third per year over three years. Because Mr. Fernandez qualified for retirement based on his age, following the termination of his employment as Executive Chairman in November 2013, all of his outstanding equity awards, including these RSUs, have continued to vest in accordance with their terms.
(4)	The amounts in these columns reflect the grant date fair value of the awards. See Note 18 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 28, 2014, Note 17 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 29, 2013, and Note 17 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 30, 2012, regarding assumptions underlying valuation of equity awards. With respect to Mr. DeLaney, the amount previously reported in fiscal 2012, was reduced from $3,165,375 to $2,752,500 because that portion of the initial grant was void ab initio because it was not allowed under the 2007 Stock Incentive Plan. As discussed in footnote 3 above, on August 22, 2013, the Committee granted additional equity incentive compensation valued at approximately $2.9 million to Mr. Fernandez as part of his executive compensation package in his role as Executive Chairman. The grant included 364,583 stock options valued at $1,458,332 and vesting one-third per year over three years. The number of options awarded to Mr. Fernandez was calculated using the minimum value of $4 per option selected by the Committee given that the Black-Scholes value was $3.97 per option. Because Mr. Fernandez qualified for retirement based on his age, following the termination of his employment as Executive Chairman in November 2013, all of his outstanding, unvested equity awards, including these options, have continued to vest in accordance with their terms.
(5)	These amounts include the MIP annual incentive award paid in August 2014 with respect to fiscal 2014, paid in August 2013 with respect to fiscal 2013, and paid in August 2012 with respect to fiscal 2012. The amounts shown also include payments made in August 2013 for the three-year performance period ending in fiscal 2013 and in August 2012 for the three-year performance period ending in fiscal 2012 with respect to the cash performance unit grants previously made under our 2008 Cash Performance Unit Plan. No payments were made with respect to the cash performance units issued in fiscal 2012 with a three-year performance period ending in fiscal 2014, as disussed below under “Cash Performance Unit Plan.”
(6)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect above-market interest on amounts in the EDCP and MSP, and the actuarial increase in the present value of the NEOs’ benefits under all pension plans established and maintained by Sysco, determined using interest rate and mortality rate assumptions consistent with those used in Sysco’s financial statements. The pension plan amounts, some of which may not be currently vested, include:
• increase in pension plan value; and
• increase in Supplemental Executive Retirement Plan, or SERP, value.
To the extent that the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the pension plan and the SERP was a decrease, this decrease is not included in the amounts shown in the column.
The following table shows, for each named executive officer, the change in the actuarial present value for each of the pension plan and the SERP and the above-market interest on amounts in the EDCP for fiscal 2014:

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Name	Change in Pension Plan Value	Change in SERP Value	Above-Market Interest on Deferred Compensation	Total
DeLaney	$104,041	$1,002,754	$25,833	$1,132,628
Kreidler	20,133	56,958	1,661	78,752
Green	100,569	1,028,097	221	1,128,887
Bené	N/A	N/A	353	353
Shurts	30,664	N/A	76	30,740
Fernandez	7,558	N/A	N/A	7,558
(7)	Fiscal 2014 amounts include the following:
a.	the full amount paid for life insurance coverage for each individual (the excess coverage over the amounts paid for other employees is not determinable since the deductibles and coverages may be different);
b.	the following amounts of 401(k) Plan and Management Savings Plan matching contributions with respect to the 2014 fiscal year:

Name	401(k) Employer Contribution	MSP Employer Contribution
DeLaney	$21,675	$131,283
Kreidler	14,025	127,645
Green	21,675	69,424
Bené	14,025	15,983
Shurts	12,303	29,133
c.	the following amounts paid to the NEO’s listed below to reimburse them for taxes associated with certain benefits they received in connection with their relocation to Houston upon accepting their respective positions: Mr. Bené ($14,796) and Mr. Shurts ($1,518);
d.	the following perquisites and personal benefits (the aggregate value of all perquisites and personal benefits received by each NEO, other than Messrs. Bené and Shurts, in fiscal 2014 was less than $10,000 and was excluded from the table above):
	•	the amount paid for accidental death and dismemberment insurance coverage;
	•	the amount paid for long-term care insurance;
	•	the amount reimbursed to the individual for annual medical exams;
	•	the amounts paid for long-term disability coverage under the company’s welfare benefit plan;
	•	the amount paid for spousal travel in connection with business events, which amounts reflect only commercial travel; no incremental costs were incurred in connection with travel of spouses on the company plane with executive officers to and from business events; and
	•	reimbursement of certain expenses in connection with the NEO’s relocation to Houston, Texas.
No named executive officer received any single perquisite or personal benefit with respect to fiscal 2014 with a value greater than $25,000, and no named executive officer received any other item of compensation with respect to fiscal 2014 required to be disclosed in this column with a value of $10,000 or more.
(8)	Mr. Bené was not an employee in fiscal 2012 and not an NEO for fiscal 2013; as a result, only his fiscal 2014 compensation information is included.
(9)	Compensation for Mr. Shurts is provided only for fiscal 2014 and 2013 because he was not an employee in fiscal 2012.
(10)	Mr. Fernandez’s employment with Sysco, as well as his service on the Board, terminated effective November 15, 2013.

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Grants of Plan-Based Awards

The following table provides information on CPU grants, annual incentive award opportunities under the MIP, stock options, restricted stock and restricted stock units granted during fiscal 2014 to each of the NEOs.

							All Other Stock Awards:	All Other Option Awards: Number	Exercise or Base	Closing Market	Grant Date Fair Value
			Number of	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Number of Shares of	of Securities Underlying	Price of Option	Price on the Date	of Stock and Option
Name	Grant Date		Shares, Units or Other Rights	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(1)	Options (#)(2)	Awards ($/Sh)(3)	of Grant ($)	Awards ($)(4)
DeLaney	11/14/13	(5)	2,516,850	$1,258,425	$2,516,850	$3,775,275
	11/14/13							610,701	$33.40	$33.57	$2,858,081
	11/15/13						54,192				1,819,225
	8/22/13	(6)		898,875	1,797,750	2,696,625
Kreidler	3/21/14	(7)		—	715,000	—
	11/14/13	(5)	875,875	437,938	875,875	1,313,813
	11/14/13							212,527	$33.40	$33.57	994,626
	11/15/13						18,859				633,097
	8/22/13	(6)		357,500	715,000	1,072,500
Green	3/21/14	(7)		—	536,250	—
	11/14/13	(5)	813,313	406,656	813,313	1,219,969
	11/14/13							197,346	$33.40	$33.57	923,579
	11/15/13						17,512				587,878
	8/22/13	(6)		446,875	893,750	1,340,625
Bené	3/21/14	(7)		—	468,750	—
	11/14/13	(5)	710,938	355,469	710,938	1,066,406
	11/14/13							172,505	$33.40	$33.57	807,323
	11/15/13						15,308				513,890
	8/22/13	(6)		312,500	625,000	937,500
Shurts	3/21/14	(7)		—	440,250	—
	11/14/13	(5)	667,713	333,856	667,713	1,001,569
	11/14/13							162,017	$33.40	$33.57	758,240
	11/15/13						14,377				482,636
	8/22/13	(6)		293,500	587,000	880,500
Fernandez(8)	8/22/13							364,583	$31.98	$32.28	1,458,332
	8/22/13						45,601				1,458,320
(1)	With respect to Messrs. DeLaney, Kreidler, Green, Bené and Shurts, we granted the RSUs under the 2013 Long-Term Incentive Plan on November 15, 2013, and with respect to Mr. Fernandez, we granted the RSUs under the 2007 Stock Incentive Plan on August 22, 2013. The RSUs vest one-third per year for three years beginning on the first anniversary of the grant date. Vesting of the RSUs granted to each NEO is contingent upon executive’s continued service with the company, except that the RSUs will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to qualifying retirement in good standing or disability. Currently, only Mr. DeLaney and Mr. Green are eligible to retire. Additionally, the RSUs will vest immediately upon the executive’s death or a change in control of the company. In addition, the executive will forfeit all of his unvested RSUs if the Committee finds by a majority vote that, either before or after termination of his employment, he:
• committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
• disclosed our trade secrets; or
• participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.
(2)	With respect to Messrs. DeLaney, Kreidler, Green, Bené and Shurts, we granted the options under the 2013 Long-Term Incentive Plan on November 14, 2013 and with respect to Mr. Fernandez, we granted the options under the 2007 Stock Incentive Plan on August 22, 2013. Option grants under the 2013 Long-Term Incentive Plan have a maximum term of 10 years. Option grants under the 2007 Stock Incentive Plan have a maximum term of seven years. All option awards vest 20% per year for five years beginning on the first anniversary of the grant date. If an executive experiences a qualifying retirement in good standing or leaves our employment because of disability, his options will remain in effect, vest and be exercisable in accordance with their terms as if he had remained employed. If an executive dies during the term of his option, all unvested options will vest immediately and may be exercised by his estate at any time until the earlier to occur of three years after his death, or the option’s termination date. In addition, an executive will forfeit all of his unexercised options if the Committee finds by a majority vote that, either before or after termination of his employment, he:
• committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
• disclosed our trade secrets; or
• participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.
(3)	Pursuant to the plans under which these options were granted, the exercise price of all options may not be less than the Fair Market Value on the date of the grant, which is defined under our 2013 Long-Term Incentive Plan as the closing sale price during regular trading hours of the stock on the immediately preceding date on the principal securities market in which shares of stock is then traded, or, if there were no trades on that date, the closing sale price during regular trading hours of the stock on the first trading day prior to that date, and is defined in our 2007 Stock Incentive Plan as the closing price of our stock on the New York Stock Exchange on the first business day prior to the grant date.
(4)	We determined the estimated grant date present value for the options issued on August 22, 2013 and November 14, 2013 of $3.97 per option and $4.68 per option, respectively, using a Black-Scholes pricing model, subject to a $4.00 minimum option value selected by the Committee with regard to the options awarded to Mr. Fernandez. With respect to the August 2013 grants, we assumed a volatility of 20.7%, a 1.8% risk-free rate of return, a dividend yield at the date of grant of 3.7% and a 5.4-year expected option life when applying the model. With respect to the November 2013 grants, we assumed a volatility of 20.4%, a 2.1% risk-free rate of return, a dividend yield at the date of grant of 3.4% and a 7.3-year expected option life when applying the model. We did not assume any option exercises or risk of forfeiture during the expected option life in determining the valuation of the option awards. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the Black-Scholes model.
We valued the restricted stock units granted on November 15, 2013 at $33.57 per share and the restricted stock units granted on August 22, 2013 at $31.98 per share, being the closing price of our common stock on the first business day prior to each respective grant date.
(5)	These amounts relate to cash performance units with a three-year performance period that we granted in November 2013 under our 2008 Cash Performance Unit Plan.
(6)	These amounts relate to MIP annual incentive award agreements made in August 2013 with respect to fiscal 2014. In approving the MIP agreements for fiscal 2014, the Committee targeted each named executive officer’s MIP bonus at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Mr. Green and 100% for Messrs. Kreidler, Bené and Shurts. Each of the amounts is subject to further upward or downward adjustment by the Committee as described in “Compensation Discussion and Analysis—Annual Incentive Award—Detailed Information—MIP Annual Incentive Award for Fiscal 2014.”
(7)	These amounts relate to transaction incentive awards granted to the named executive officers (other than the CEO) in March 2014 relating to the proposed merger with USF. Each NEO’s receipt of his incentive payment is conditioned upon (i) the closing of the merger, (ii) the approval of a definitive integration plan, (iii) successful completion of the project objectives for the NEO’s assigned role, and (iv) the NEO’s employment in good standing with Sysco on the date that the merger closes (unless the NEO retires on or after December 31, 2014, is at least 55 years of age, and has no less than 10 years of service with Sysco). These awards have no threshold or maximum values. See “Compensation Discussion and Analysis – Transaction Incentive Awards – Detailed Information” above for further discussion.
(8)	Mr. Fernandez’s employment with Sysco terminated effective November 15, 2013. Following such termination, all of Mr. Fernandez’s stock options and RSUs remained outstanding and continue to vest according to the original vesting schedules as a result of his eligibility for a qualifying retirement.

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Employment Arrangements with Messrs. Bené, Shurts and Fernandez

Mr. Bené. Pursuant to the terms and conditions of an offer of employment dated February 28, 2013, Sysco offered, and Mr. Bené accepted, employment with Sysco as the Executive Vice President and Chief Merchandising Officer. This offer of employment stated his initial annual base salary of $575,000, confirmed his eligibility for a pro-rated fiscal 2013 MIP bonus with an initial target of 100% of base salary, and provided for one-time bonus awards of $500,000 within 30 days of his hire date and an additional $250,000 within 30 days of the six month anniversary of his employment, subject to certain conditions regarding his continued employment. Mr. Bené is eligible to participate in Sysco’s disability income plan, all broad based employee benefits plans, as well as all executive benefit and retirement savings programs. In addition, Sysco agreed to reimburse Mr. Bené for certain temporary housing and moving expenses, subject to his obligation to repay any such expenses if he is terminated by Sysco for certain reasons within one year of such reimbursements.

Upon the recommendation of Sysco management and consistent with the offer of employment, the Compensation Committee granted to Mr. Bené (1) a one-time RSU grant in May 2013 with a value of $1,000,000 and (2) an annual long term incentive award in November 2013 representing 325% of his annual base salary and consisting of 50% of the value in stock options, 25% in CPUs and 25% in RSUs.

Mr. Shurts. Pursuant to the terms and conditions of an offer of employment dated September 13, 2012, Sysco offered, and Mr. Shurts accepted, employment with Sysco as the Executive Vice President, Chief Technology Officer. This offer of employment stated his initial annual base salary of $575,000, confirmed his eligibility for a pro-rated fiscal 2013 MIP bonus with an initial target of 100% of base salary, and provided for one-time bonus award of $150,000 within 30 days of his hire date and an additional $150,000 on the first anniversary of his employment, subject to certain conditions regarding his continued employment. Mr. Shurts is eligible to participate in Sysco’s disability income plan, all broad based employee benefits plans, as well as all executive benefit and retirement savings programs. In addition, Sysco agreed to reimburse Mr. Shurts for certain temporary housing and moving expenses, subject to his obligation to repay any such expenses if he is terminated by Sysco for certain reasons within one year of such reimbursements.

In November 2012, upon the recommendation of Sysco management and consistent with the offer of employment, the Compensation Committee granted to Mr. Shurts (1) a one-time RSU grant with a value of $500,000 and (2) an annual long-term incentive award representing 325% of his annual base salary and consisting of 50% of the value in stock options, 25% in CPUs and 25% in RSUs.

Mr. Fernandez. The Company’s compensation arrangements with Mr. Fernandez, in his capacity as the former Executive Chairman, are described in “Compensation Discussion and Analysis—What We Paid and Why—Compensation of the Former Executive Chairman.”

Management Incentive Plan

Our 2009 Management Incentive Plan (“MIP”) provides key executives, including the NEOs, with the opportunity to earn bonuses through the grant of annual performance-based incentive awards, payable in cash. The Committee generally grants annual incentive awards under the MIP in the first quarter of the fiscal year to which the awards relate. We pay amounts owed under such awards during the first fiscal quarter following the conclusion of the fiscal year corresponding to such awards. Annual incentive opportunities awarded to corporate participants, including the NEOs, under the MIP may be based on any one or more of the following:

•	return on stockholders’ equity and earnings per share;

•	return on capital and/or increases in pretax earnings of selected divisions or subsidiaries;

•	return on assets;

•	total shareholder return;

•	improvements in certain financial measures (including working capital and the ratio of sales to net working capital);

•	general comparisons with other peer companies or industry groups or classifications; and

•	one or more specified Sysco, division or subsidiary performance factors described in the plan.

All of these performance measures relate to performance for completed fiscal years or multiple completed fiscal year periods. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. The Committee has the discretion to determine which performance factors will be used for a particular award and the relative weights of the factors. No named executive officer may receive an aggregate bonus for any given fiscal year under the MIP in excess of $10,000,000. The Committee will determine and pay all annual incentive awards within 90 days following the end of the fiscal year for which the award was earned.

The MIP provides that, if a change in control occurs during the performance period, we will pay a cash bonus to each participant, within 90 days of the change in control, equal to a pro-rata portion of the bonus amount that would have been paid to the participant based on actual performance under the performance measures, for the period from the start of the performance period through the date of the change in control. For these purposes, actual performance will be determined based on results of the most recently completed fiscal quarter that occurs during the performance period. In addition, if (1) any participant remains employed from the date of the change in control through the end of the original performance period and (2) the amount of the cash bonus that would have been paid under the MIP in the absence of the change in control exceeds the amount actually received following the change in control, then the participant will receive the amount of such excess.

The MIP allows for the Compensation Committee to make certain permissible deviations from GAAP standards and provides for permissible methods for modifying bonus formulas after the first 90 days of the applicable fiscal year in order to give the Compensation Committee additional flexibility in structuring performance metrics. Application of any permissible deviations from GAAP standard or changes to any performance metrics with respect to “covered employees” under Section 162(m) of the Internal Revenue Code, which includes each of the NEOs except the CFO, is limited to circumstances where any deviations from GAAP are objectively determinable and the modification of performance metrics complies with the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code. The MIP also includes a provision implementing Sysco’s clawback policies. Beginning with

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the fiscal 2013 MIP grants, the Compensation Committee has implemented a bonus pool concept designed to overlay the MIP program and help to ensure income tax deductibility for purposes of Section 162(m). The MIP will expire on November 18, 2014, unless sooner terminated by the Board. Annual cash incentive awards after that date may be made under the 2013 Long-Term Incentive Plan.

Fiscal 2014 MIP Annual Incentive Awards

The NEOs could have earned a fiscal 2014 MIP annual incentive award equal to the sum of the following:

•	between 25% and 75% of target (50% of the total possible MIP annual incentive award) determined based on the adjusted diluted earnings per share for fiscal 2014;

•	between 15% and 45% of target (30% of the total possible MIP annual incentive award) determined based on the percentage increases in adjusted sales and gross profit dollars growth for fiscal 2014 as compared to fiscal 2013; and

•	between 10% and 30% of target (20% of the total possible MIP annual incentive award) determined based on the return on invested capital for fiscal 2014. Return on invested capital is computed by dividing the company’s adjusted net after-tax earnings for fiscal 2013 by the company’s adjusted total invested capital for that year. Adjusted total invested capital is computed as the sum of:

	–	Adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and

	–	Adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

We refer to this calculation as the “Business Performance Factor.” The calculation of the adjusted results with respect to each of the performance metrics excluded from each measure the following items, the financial returns from which we expected to be beyond fiscal 2014: measures provided pursuant to executive retirement plan restructuring, multiemployer pension withdrawals, severance charges, merger and integration costs associated with our pending USF merger, change in estimate for self-insurance costs, charges from a liability for a settlement, facility closure charges, amortization of US Foods financing costs and an acquisition-related charge specific to fiscal 2013. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused a named executive officer’s MIP bonus to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.

These three performance measures were independent of each other, and one portion of the incentive award could be earned even if the threshold level of one or both of the other measures was not achieved. If the threshold requirements for one or more of the bonus measures were not met, those portions of the incentive award would not be paid.

Each NEO’s fiscal 2014 annual incentive award was subject to a maximum amount that was equal to 120% of the award the NEO would have received based solely on the initial Business Performance Factor. Each NEO’s fiscal 2014 annual incentive award was initially calculated as equal to the maximum amount. The actual Business Performance Factor used to determine each NEO’s award, however, was subject to further review by the Compensation Committee, whereby the Committee considered pre-established, individual SBOs to adjust any annual incentive award based on factors determined by the Committee, including but not limited to, performance against financial strategic goals and the NEO’s personal performance, which resulted in an adjustment to the awards initially calculated based on the Business Performance Factor as described below.

The Committee reviewed each NEO’s performance with respect to the non-financial performance goals described in “Compensation Discussion and Analysis—What We Paid and Why—Annual Incentive Award–Analysis—Fiscal 2014.”

The Committee had the discretion to adjust Mr. DeLaney’s and the other NEO’s award payouts based on their performance with respect to these pre-established individual SBOs. If the NEO’s performance with respect to the SBO performance goals had met the target levels established by the Committee, the NEO’s 2014 Award for FY14 Performance would have equaled 100% of the bonus determined by using the initial, unadjusted Business Performance Factor. If the NEO’s performance with respect to the goals had exceeded the target levels established by the Committee, the NEO’s 2014 Award for FY14 Performance would have equaled between 100% and 120% of the bonus determined by using the initial, unadjusted Business Performance Factor. If the NEO’s performance was below the target levels of performance established by the Committee, the NEO’s 2014 Award for FY14 Performance would have equaled between 60% and 100% of the bonus determined by using the initial, unadjusted Business Performance Factor.

For the reasons discussed in “Compensation Discussion and Analysis—What We Paid and Why—Annual Incentive Award – Analysis—Fiscal 2014”, the Committee adjusted the awards initially funded based on the Business Performance Factor and awarded: (i) Messrs. DeLaney, Kreidler and Bené a 2014 MIP annual incentive award equal to 107% of the bonus that would have been paid using the initial, unadjusted Business Performance Factor, or 36.6% of target, (ii) Mr. Green a 2014 MIP annual incentive award equal to 105% of the bonus that would have been paid using the initial, unadjusted Business Performance Factor, or 36.3% of target, and (iii) Mr. Shurts a 2014 MIP annual incentive award equal to 115% of the bonus that would have been paid using the initial, unadjusted Business Performance Factor, or 37.7% of target.

In approving the agreements for fiscal 2014, the Committee targeted each named executive officer’s MIP annual incentive award at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Mr. Green and 100% for Messrs. Kreidler, Bené and Shurts. In no event could any NEO’s fiscal 2014 MIP annual incentive award have exceeded the maximum bonus amount set as part of the bonus pool amount discussed in “—Limit on Fiscal 2014 Maximum Annual Incentive Award Payouts” below. The fiscal 2014 awards are also subject to clawback provisions that provide that, subject to applicable law, all or a portion of the award paid pursuant to the 2014 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the award and the restatement would result in the payment of a reduced award if the award was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment.

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Calculating the Business Performance Factor
Performance Metric(1)	Potential Payout	Weighting	x	2014 Performance	=	Payout (% of target)
Adjusted Fully Diluted Earnings Per Share	0% - 150%	50%		0%		0%
Adjusted Sales Growth/Gross Profit Dollar Growth	0% - 150%	30%		75%		22.5%
Adjusted ROIC(2)	0% - 150%	20%		65.4%		13.1%
TOTAL	0% - 150%	100%				35.6%
(1)	The calculation of the adjusted results with respect to each of the performance metrics excluded from each measure the following items, the financial returns from which we expected to be beyond fiscal 2014: measures provided pursuant to executive retirement plan restructuring, multiemployer pension withdrawals, severance charges, merger and integration costs associated with our pending USF merger, change in estimate for self-insurance costs, charges from a liability for a settlement, facility closure charges, amortization of US Foods financing costs and an acquisition related charge specific to fiscal 2013. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused a named executive officer’s MIP bonus to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.
(2)	ROIC is computed by dividing the company’s adjusted net after-tax earnings for fiscal 2014 by the company’s adjusted total invested capital for that year. Adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

The fiscal year 2014 program provided for minimum bonus payouts upon adjusted diluted earnings per share of at least $1.87, increases in adjusted fully diluted earnings per share of at least 3% and in gross profit dollars growth of at least 2% and an adjusted return on invested capital of at least 12.0%. Because Sysco did not meet the minimum levels of adjusted diluted earnings per share, we did not pay a bonus with respect to that performance measure. Based on Sysco’s achieving approximately a 4.7% increase in adjusted sales growth, 2.3% increase in gross profit dollars growth and 12.4% adjusted return on invested capital, the NEOs earned a fiscal 2014 MIP annual incentive award of approximately 35.6% of target prior to adjustment related to the SBOs.

Fiscal 2014 Summary of Payments
NEO	Ending Base Salary	Target Annual Incentive (% of Base Salary)	Sysco Business Performance Factor	Award Funding on Business Performance Factor	Funded Award Not Subject to SBO (60%)	Individual SBO Performance Factor(1)	Amount of Award Funding on SBO (40%)	Total Earned Award for FY14 Performance
DeLaney	$1,198,000	150%	35.6%	$639,999	$383,999	107.0%	$273,920	$657,919
Kreidler	$715,000	100%	35.6%	$254,540	$152,724	107.0%	$108,943	$261,667
Green	$715,000	125%	35.6%	$318,175	$190,905	105.0%	$133,634	$324,539
Bené	$625,000	100%	35.6%	$222,500	$133,500	107.0%	$95,230	$228,730
Shurts	$587,000	100%	35.6%	$208,972	$125,383	115.0%	$96,127	$221,510
(1)	The Committee had the discretion to adjust each NEO’s Annual Incentive Award pursuant to individual SBOs, as described above

The various levels of performance to reach threshold, target and maximum payouts are described in the table below.

	MIP Annual Incentive Award Targets - Fiscal 2014
	Adjusted Sales Growth	Gross Profit Dollar Growth	Adjusted Fully Diluted Earnings Per Share	Adjusted Return on Invested Capital
Threshold	3.0%	2.0%	$1.87	12.0%
Target	4.5%	3.0%	$1.92	13.3%
Maximum	5.5%	4.0%	$2.04	14.6%

Limit on Fiscal 2014 maximum annual incentive award payouts. In August 2013, the Committee further refined the MIP annual incentive awards for the NEOs, by establishing a bonus pool for fiscal year 2014 for certain “covered employees” of Sysco, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to help ensure compliance with the deductibility requirements of Section 162(m) of the Code, as well as for Mr. Kreidler. The bonus pool was set to be equal to two percent (2%) of Sysco’s net earnings for fiscal year 2014 and in no event can the sum of the individual percentages of the bonus pool granted to the participants in the pool exceed one hundred percent (100%). The maximum award for each participant, expressed as a percentage of the bonus pool for the program year, is set forth below and in no event can it exceed the individual award maximum set forth in the plan document:

Participant’s Title	Percent of Bonus Pool Allocated to Participant
CEO	40%
CFO	15%
NEO 3	15%
NEO 4	15%
NEO 5	15%

The bonus pool serves only to provide a ceiling on the maximum bonus amount that any NEO may receive, and the actual bonus paid to each NEO will be determined pursuant to the fiscal 2014 incentive award opportunity described above.

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Fiscal 2015 MIP Awards

In approving the MIP annual incentive award opportunity for fiscal 2015, the Compensation Committee provided for:

•	Each participating named executive officer’s MIP annual incentive award to be targeted at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Mr. Green and 100% for Messrs. Kreidler, Bené and Shurts;

•	Four bonus measures under the 2015 MIP annual incentive award program that are independent of each other, such that one portion of the award can be earned even if the threshold level of one or more of the other measures is not achieved;

•	Three of the performance measures are similar to those used in fiscal 2014: (1) adjusted fully diluted earnings per share; (2) capital efficiency, as measured by adjusted return on invested capital; and (3) profitable sales growth, as measured based on a combination of sales percentage increases and gross profit dollar growth. The three independent metrics retain the same relative weighting as in fiscal 2014, but collectively represent 80% of the total incentive opportunity; and

•	A fourth performance measure, the achievement of individualized SBOs, which is independent of the other measures and represents 20% of the total incentive opportunity. Unlike the fiscal 2014 MIP annual incentive awards, the NEO’s performance with respect to the pre-established SBOs will not be considered by the Committee for purposes of making adjustments to the amount of the NEO’s incentive payment based on the financial metrics that comprise the Business Performance Factor.

The Compensation Committee believes that this modified approach with respect to the SBOs will further incentivize the NEOs to achieve the strategic objectives that are most critical to Sysco’s long-term success.

Limit on Fiscal 2015 maximum annual incentive award payouts. In July 2014, the Committee established a bonus pool for fiscal year 2015 for certain “covered employees” of Sysco, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to help ensure compliance with the deductibility requirements of Section 162(m) of the Code, as well as for Mr. Kreidler. The bonus pool was set to be equal to two percent (2%) of Sysco’s net earnings for fiscal year 2015, and in no event can the sum of the individual percentages of the bonus pool granted to the participants in the pool exceed one hundred percent (100%). The maximum award for each participant, expressed as a percentage of the bonus pool for the program year, is set forth below, and in no event can it exceed the individual award maximum set forth in the plan document:

Participant’s Title	Percent of Bonus Pool Allocated to Participant
CEO	40%
CFO	15%
NEO 3	15%
NEO 4	15%
NEO 5	15%

The bonus pool serves only to provide a ceiling on the maximum bonus amount that any NEO may receive, and the actual bonus paid to each NEO will be determined pursuant to the fiscal 2015 incentive award opportunity described above.

Cash Performance Unit Plan

The 2008 Cash Performance Unit Plan, as amended, provides certain key employees, including the NEOs, the opportunity to earn cash incentive payments based on pre-established performance criteria over performance periods of at least three years. We refer to these units as “CPUs.” The Committee currently makes grants annually for performance periods ending at the end of the third fiscal year, including the year of grant. The Plan provides that, in the event of the death of a participant, payments are determined using Sysco’s performance for the entire three-year performance period. Payments following a change of control are based on target performance values. With respect to participants whose employment terminates due to retirement or death, such individuals will receive a pro-rata payment based upon the number of years during which the participant was actively employed during the relevant performance period.

The Committee establishes the performance goals for the awards during the first ninety days of the performance period, and communicates individual awards after its meeting the following November. The CPU plan will expire on November 30, 2014, unless sooner terminated by the Board. CPU grants after that date may be made pursuant to the Sysco 2013 Long-Term Incentive Plan.

Under the plan, the Committee may select performance goals from those specified in the plan, based on the performance of Sysco generally or on the performance of subsidiaries or divisions. With respect to the grants in fiscal 2011 that were paid in August 2013, the Committee set performance criteria based on the average increases in Sysco’s earnings per share and sales over the performance periods. With respect to the grants in fiscal 2012, 2013 and 2014, the Committee set the performance criteria based on relative total shareholder return, as described below. As of September 22, 2014, the named executive officers listed below held cash performance unit grants in the amounts and for the performance periods set forth below:

					Payout Amount ($)
Name	Fiscal Year in Which Granted	Target Value Per CPU	Number of CPUs Held	Performance Period	Minimum	Target	Maximum
DeLaney	2014	$1	2,516,850	7/1/13-6/30/16	$1,258,425	$2,516,850	$3,775,275
	2013	1	1,762,500	7/1/12-6/27/15	881,250	1,762,500	2,643,750
Kreidler	2014	1	875,875	7/1/13-6/30/16	437,938	875,875	1,313,813
	2013	1	612,500	7/1/12-6/27/15	306,250	612,500	918,750
Green	2014	1	813,313	7/1/13-6/30/16	406,656	813,313	1,219,969
	2013	1	568,750	7/1/12-6/27/15	284,375	568,750	853,125
Bené	2014	1	710,938	7/1/13-6/30/16	355,469	710,938	1,066,406
	2013	1	—	7/1/12-6/27/15	—	—	—
Shurts	2014	1	667,713	7/1/13-6/30/16	333,856	667,713	1,001,569
	2013	1	467,188	7/1/12-6/27/15	233,594	467,188	700,782

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Following the conclusion of each three-year performance period, if we meet the relevant performance criteria, we will pay each named executive an amount obtained by multiplying the number of performance units that the executive received by the value assigned to each unit and then multiplying the resulting product by a specified percentage. Each CPU is assigned a value of $1.00 per unit. We make all payments due with respect to the CPUs in cash. No payments made under the 2008 Cash Performance Unit Plan to any named executive officer in any fiscal year may be higher than 1% of Sysco’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of Sysco’s Annual Report on Form 10-K for the fiscal year ended immediately before the applicable payment date.

With respect to the CPU grants that we made in fiscal year 2012, which were scheduled to pay out in August 2014, the Committee replaced the previous performance criteria with a measure based on Sysco’s total shareholder return over the three-year performance period including fiscal years 2012, 2013 and 2014, relative to that of the S&P 500. Based upon where Sysco’s total shareholder return for that period falls relative to the other S&P 500 companies, CPUs are expected to pay at a rate from 50% to 150% of the aggregate value of the CPUs, which are valued at $1 per unit. In order to compute total shareholder return, the following sum is first calculated:

•	the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the last day of the three fiscal-performance period, plus,

•	the per share cash dividends paid on company common stock during the three-year performance period, minus,

•	the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the first day of the three-year performance period.

Total shareholder return is then computed as that sum divided by the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the first day of the three-year performance period. The threshold payment level requires Sysco’s total shareholder return for the three-year performance period to equal or exceed that of the 30th percentile of the S&P 500, the target payment level requires company performance to equal the 45th percentile, and the maximum payment level is expected to be reached at the 75th percentile, with graduated bonus levels in between the threshold and maximum levels. These grants are subject to Sysco’s clawback policies.

Based on Sysco’s shareholder return during the three-year performance period ending June 28, 2014, which was in the 27th percentile relative to the S&P 500, the threshold performance was not achieved and the named executive officers did not receive a payment with respect to the CPUs issued in fiscal year 2012.

Benefits upon Termination or Change in Control under the CPU Plan

If the executive’s employment terminates during a performance period because the executive leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date. If the executive’s employment terminates during a performance period because the executive experiences a retirement in good standing or due to the executive’s death, the executive will receive the specified payment on the applicable payment date, as if he remained employed on that date, reduced on a pro-rata basis based on the number of fiscal years during which the executive was actively employed, at any time, during the applicable three-year performance period. The executive will get credit for a fiscal year if the executive was actively employed by Sysco at any time during a relevant fiscal year. If the executive’s employment terminates before the end of the performance period for any reason other than retirement in good standing, death or disability, we will cancel the executive’s performance units, and the executive will not receive any payments under the plan with respect to the cancelled CPUs. The plan provides that if a change in control occurs during a performance period we will pay the executive the target amount payable under the plan for the executive’s CPUs for that performance period, as if the target performance levels had been achieved. In such instances, the CPUs awarded with respect to the performance period will be considered vested and payment will be made to the executive within 90 days after the date of the change in control.

Transaction Incentive Awards

On March 21, 2014, the Compensation Committee approved incentive and retention cash awards for certain officers of the Company, including the current NEOs other than Mr. DeLaney, related to proposed merger with USF. These awards are described in “Compensation Discussion and Analysis—Transaction Incentive Awards—Detailed Information.”

Outstanding Equity Awards at Fiscal Year-End

While the 2013 Long-Term Incentive Plan and its predecessor, the 2007 Stock Incentive Plan, allow for options to vest and become exercisable in no more than one-third increments each year, option grants under the plans to the NEOs have generally vested and become exercisable in five equal annual installments beginning one year after the grant date to create a long-term incentive for the executives. The Committee will at times, however, grant options that vest one-third per year beginning on the first anniversary of the date of grant. The restricted stock units that have been granted pursuant to the 2013 Long-Term Incentive Plan and the 2007 Stock Incentive Plan generally vest one-third per year over three years. The 2013 Long-Term Incentive Plan allows the Committee the discretion to grant stock options, restricted stock, and restricted stock units, as well as other stock-based awards.

According to the terms of our stock plans, the exercise price of options may not be less than the Fair Market Value on the date of the grant, which is defined in our 2013 Long-Term Incentive Plan as the closing sale price during regular trading hours of the stock on the immediately preceding date on the principal securities market in which shares of stock is then

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traded, or, if there were no trades on that date, the closing sale price during regular trading hours of the stock on the first trading day prior to that date, and which is defined in our 2007 Stock Incentive Plan as the closing price of our stock on the New York Stock Exchange on the first business day prior to the grant date. Our stock plans specifically prohibit repricing of outstanding grants without stockholder approval. The Committee grants all of our stock options and restricted stock units pursuant to our equity grant guidelines. Pursuant to our equity grant guidelines in effect prior to August 2011, the Committee generally made option and restricted stock unit grants on the second Tuesday in November each year, a date when we were typically in a trading “window” under our Policy on Trading in Company Securities. In August 2011, the Committee revised our equity grant guidelines to provide that grants may be made during any open trading windows pursuant to our Policy on Trading in Company Securities, subject to certain conditions and qualifications. The guidelines provide that the Committee should generally make equity grants at a point in time when we have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. Under the guidelines, the Committee will generally not make grants during a period preceding an anticipated event that is likely to cause a substantial increase or a substantial decrease in the trading price of Sysco’s common stock, such as an earnings release. If we have grants scheduled to occur when Sysco is in possession of material non-public information, then:

•	management must inform the Committee or the Board of Directors, as the case may be, of all material information in its possession regarding Sysco; and

•	if, in the Committee’s or Board’s judgment, such information is reasonably likely to affect the trading price of Sysco’s common stock, then due consideration should be given to the number and exercise price of options and the number of any equity grants that may be granted in light of such material non-public information.

The following table provides information on each named executive officer’s stock option, restricted stock and restricted stock unit grants outstanding as of June 28, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
DeLaney	November 2013	—	—		—	—	54,192	(2)	$2,051,167
	November 2013	—	610,701	(3)	$33.40	11/14/2023	—		—
	February 2013	—	—		—	—	20,596	(4)	779,559
	November 2012	—	—		—	—	51,084	(5)	1,933,529
	November 2012	—	—		—	—	38,359	(6)	1,451,888
	November 2012	150,000	600,000	(7)	29.96	11/13/2019	—		—
	November 2011	—	—		—	—	20,728	(8)	784,555
	November 2011	150,000	450,000	(9)	27.65	11/14/2018	—		—
	November 2010	100,000	200,000	(10)	28.87	11/10/2017	—		—
	November 2009	70,400	70,400	(11)	27.44	11/9/2016	—		—
	February 2009	64,400	—		23.36	2/10/2016	—		—
	November 2008	25,001	—		24.99	11/10/2015	—		—
Kreidler	November 2013	—	—		—	—	18,859	(2)	713,813
	November 2013	—	212,527	(3)	33.40	11/14/2023	—		—
	November 2012	—	—		—	—	32,829	(5)	1,242,578
	November 2012	—	—		—	—	13,330	(6)	504,541
	November 2012	61,250	245,000	(7)	29.96	11/13/2019	—		—
	November 2011	—	—		—	—	6,308	(8)	238,758
	November 2011	105,000	157,500	(9)	27.65	11/14/2018	—		—
	November 2010	94,500	63,000	(10)	28.87	11/10/2017	—		—
	November 2009	48,000	24,000	(11)	27.44	11/9/2016	—		—
	October 2009	27,303	15,000	(12)	24.38	10/5/2016	—		—
Green	November 2013	—	—		—	—	17,512	(2)	662,829
	November 2013	—	197,346	(3)	33.40	11/14/2023	—		—
	November 2012	—	—		—	—	12,378	(6)	468,507
	November 2012	—	227,500	(7)	29.96	11/13/2019	—		—
	November 2011	—	—		—	—	6,346	(8)	240,196
	November 2011	—	158,439	(9)	27.65	11/14/2018	—		—
	November 2010	—	66,000	(10)	28.87	11/10/2017	—		—
	November 2009	—	26,700	(11)	27.44	11/9/2016	—		—
	November 2008	4,002	—		24.99	11/10/2015	—		—

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	Option Awards						Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bené	November 2013	—	—		—	—	15,308	(2)	579,408
	November 2013	—	172,505	(3)	33.40	11/14/2023	—		—
	May 2013	—	—		—	—	18,976	(13)	718,242
Shurts	November 2013	—	—		—	—	14,377	(2)	544,169
	November 2013	—	162,017	(3)	33.40	11/14/2023	—		—
	November 2012	—	—		—	—	10,882	(5)	411,884
	November 2012	—	—		—	—	10,168	(6)	384,859
	November 2012	46,718	186,876	(7)	29.96	11/13/2019	—		—
Fernandez	August 2013	—	—		—	—	45,601	(14)	1,725,998
	August 2013	—	364,583	(15)	31.98	8/21/2020	—		—
	April 2012	416,666	208,334	(16)	29.44	4/12/2019	—		—
	April 2012	—	—		—	—	26,494	(17)	1,002,798
	April 2012	—	—		—	—	1,812	(17)	68,584
(1)	The aggregate dollar value is calculated using the closing price of our common stock on June 27, 2014, of $37.85.
(2)	These restricted stock units vest in equal portions on November 15 of 2014, 2015 and 2016, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or termination by the Company of executive’s employment within 12 months before, or 24 months following, a change in control of the Company.
(3)	These options vest in equal portions on November 15 of 2014, 2015, 2016, 2017 and 2018.
(4)	These restricted stock units vest in equal portions on February 12 of 2015 and 2016 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.
(5)	These restricted stock units vest in equal portions on November 14 of 2014, 2015, 2016 and 2017 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.
(6)	These restricted stock units vest in equal portions on November 13 of 2014 and 2015, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.
(7)	These options vest in equal portions on November 13 of 2014, 2015, 2016 and 2017.
(8)	These restricted stock units vest on November 15, 2014, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.
(9)	These options vest in equal portions on November 15 of 2014, 2015 and 2016.
(10)	These options vest in equal portions on November 11 of 2014 and 2015.
(11)	These options vest on November 10, 2014.
(12)	These options vested on October 5, 2014.
(13)	These restricted stock units vest in equal portions on May 16 of 2015 and 2016, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.
(14)	These restricted stock units vest in equal portions on August 22 of 2015 and 2016, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.
(15)	These options vest in equal portions on August 22 of 2015 and 2016.
(16)	These options vest on April 13, 2015.
(17)	These restricted stock units vest on April 13, 2015, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting has continued according to the vesting schedule due to Mr. Fernandez’s retirement in good standing effective November 15, 2013. Additionally, the units will vest immediately upon the named executive’s death or a change in control of the company.

Awards pursuant to the 2013 Long-Term Incentive Plan and 2007 Stock Incentive Plan

All of the option awards listed above provide that, if the executive’s employment terminates as a result of retirement in good standing or disability, the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive remained an employee of Sysco. All unvested options will vest immediately upon the executive’s death. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death, but in no event later than the original termination date.

All of the options listed above granted prior to November 2013 provide for the vesting of unvested options upon a change in control. In addition, grants made prior to November 2013 provide that, if the named executive’s

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employment is terminated other than for cause during the 24 month period following a change in control, the outstanding options under the plans will be exercisable to the extent the options were exercisable as of the date of termination for 24 months after employment termination or until the expiration of the stated term of the option, whichever period is shorter.

The options granted in November 2013 provide that, if the Company terminates the executive’s employment within 12 months before, or 24 months following, a change in control of the Company, then the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive had remained an employee of Sysco.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
	Number
	of Shares Acquired	Value Realized	Number of Shares	Value Realized on
	on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
DeLaney	—	$—	77,409	$2,603,772
Kreidler	—	—	25,747	858,123
Green	185,386	1,704,826	17,301	576,098
Bené	—	—	9,489	345,400
Shurts	—	—	10,525	348,904
Fernandez	—	—	30,324	1,068,288
(1)	We computed the value realized upon vesting by multiplying the number of shares of stock that vested by the closing price of Sysco’s common stock on the first business day preceding the purchase date.

Pension Benefits

Sysco maintains two defined benefit pension plans. One is the Sysco Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the Sysco Corporation Supplemental Executive Retirement Plan, or SERP, which is not a tax-qualified plan. The pension plan ceased all non-union participant accruals effective December 31, 2012. In November 2012, the SERP was further amended to freeze benefits and stop future accruals, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65.

For those who are eligible for a SERP benefit at the time of retirement, an early retirement reduction factor will be used to determine the amount available. As of January 1, 2013, the broad-based, tax-qualified Sysco Corporation Employee’s 401(k) Plan (the “401(k) plan”) was enhanced to provide a higher benefit going forward. The following table shows the years of credited service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under each of the pension plan and SERP as of June 28, 2014. Mr. Bené is not a participant in either of the Sysco maintained defined benefit plans, Mr. Fernandez was not a particant in the SERP, and Mr. Shurts is not a participant in the SERP.

		Number of
		Years Credited	Present Value
		Service	of Accumulated	Payments During
Name	Plan Name	(#)	Benefit	Last Fiscal Year
DeLaney	Pension Plan	25.333	$594,383	$—
	SERP	25.333	8,043,422	—
Kreidler	Pension Plan	4.667	87,894	—
	SERP	4.667	330,750	—
Green	Pension Plan	23.333	501,128	—
	SERP	23.333	8,121,226	—
Bené	Pension Plan	N/A	N/A	—
	SERP	N/A	N/A	—
Shurts	Pension Plan	1.167	30,664	—
	SERP	N/A	N/A	—
Fernandez	Pension Plan	1.583	48,740	1,903
	SERP	N/A	N/A	—

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We will pay the pension plan benefits in the form of a life annuity with payments guaranteed for five years. As required by SEC rules, we calculated the participating officers’ accrued benefits under the pension plan by assuming that the named executives will remain in service with the company until age 65, which is the earliest age at which the NEOs can retire without any reduction in benefits.

For the SERP, we calculated the participating officers’ accrued benefits by assuming that the named executives will remain in service with Sysco until the earliest age they could retire without any reduction in SERP benefits. This date is at age 60.417 for Mr. DeLaney, age 63 for Mr. Kreidler and age 57 for Mr. Green. These ages differ because the SERP early retirement factors are based on a combination of the participant’s age, Sysco service, and/or MIP service. Note that some of these ages may represent the executive’s current age as of the 2014 fiscal year-end due to prior attainment of their earliest unreduced date. We pay SERP benefits as a life-only annuity with a 10-year guarantee; however, married members also have the option to elect a joint-life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for at least 10 years.

We calculated the present value of the accumulated pension plan and SERP benefits based on a 4.74% discount rate for the pension plan and a 4.59% discount rate for the SERP, with a post-retirement mortality assumption based on the RP2000 Generational Table, gender distinct, projected with scale BB.

Following are the estimated accrued benefits earned through the fiscal year ending 2014 for the pension plan or SERP, as noted. These annual amounts would be payable at the earliest unreduced retirement age, as described above, if the named executive officer remains in the service of Sysco until such age. Projected benefits that may be earned due to pay and service after the fiscal year ended June 28, 2014 are not included in these estimates.

		Earliest Unreduced	Expected Years of	Estimated Annual
Name	Plan Name	Retirement Age	Payments	Benefit
DeLaney	Pension Plan	65	21.5	$62,038
	SERP	60.417	28.5	561,029
Kreidler	Pension Plan	65	22.3	12,922
	SERP	63	27.0	38,055
Green	Pension Plan	65	21.8	61,285
	SERP	57	31.9	539,237
Bené	Pension Plan	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
Shurts	Pension Plan	65	21.8	3,750
	SERP	N/A	N/A	N/A
Fernandez	Pension Plan	68.167	26.7	3,263
	SERP	N/A	N/A	N/A

In addition to the above, the participating officers are entitled to a temporary social security bridge benefit commencing at their earliest unreduced retirement age until the earlier of death or age 62. The amount of this monthly benefit for each participating officer, based on the SERP early retirement assumptions above, is $1,912 for Mr. DeLaney and $1,479 for Mr. Green. Mr. Fernandez began receiving his Pension Plan benefit effective December 1, 2013. The age shown above is his age as at June 28, 2014.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 24,300 eligible employees as of the end of fiscal 2014. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with Sysco or a subsidiary. As previously noted above, as of January 1, 2013, non-union employees no longer earn additional retirement benefits under the pension plan, so earnings and service after December 31, 2012 were not taken into account for determining non-union participants’ accrued benefits under the pension plan. The accrued benefit under the pension plan is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65, the plan’s normal retirement age, and with payments guaranteed for five years. If the participant remains with Sysco until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first 5 years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service, and the amendment to freeze benefit accruals under the pension plan after December 31, 2012 did not impact service determination for vesting purposes.

Benefits provided under the pension plan are based on compensation up to a limit, which is $260,000 for calendar year 2014, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $210,000 for calendar year 2014, under the Internal Revenue Code.

Elements Included in Benefit Formula — Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service — Generally, we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the NEOs only on their service while eligible for participation in the plan.

Benefit Payment Options— Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

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Supplemental Executive Retirement Plan

We offer supplemental retirement plans, including the SERP, to approximately 183 eligible executives, as of June 28, 2014, to provide for retirement benefits beyond the amounts available under Sysco’s various broad-based US and Canadian pension plans. Messrs. DeLaney, Kreidler and Green participate in the SERP. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of Sysco and is not qualified for tax purposes. In December 2008, the Board of Directors substantially revised the SERP by reducing its benefits and to limit the class of employees eligible to participate in the SERP on or after June 28, 2008 and added an alternative MIP Retirement Program, which generally provides for lesser benefits than the SERP, for certain employees who would otherwise have participated in the SERP. None of the NEOs participates in this alternative program. In May 2011, the SERP was amended in order to close the SERP to future participants. In November 2012, the SERP was further amended to freeze benefits and stop future accruals, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65. For those who are eligible for a SERP benefit at the time of retirement, an early retirement reduction factor will be used to determine the amount available.

The SERP was designed to provide, in combination with other retirement benefits, 50% of an executive’s final average compensation, provided an executive had at least 20 years of Sysco service, including service with an acquired company. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer contributions under Sysco’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for each year of Sysco service including service with an acquired company of less than 20 years. For purposes of this service calculation, Sysco service was frozen effective June 29, 2013. Additionally, final average compensation is determined using the monthly average of a participant’s eligible earnings for the last 10 fiscal years prior to June 29, 2013, or the date he ceases to be covered under the SERP, if earlier. With respect to the determination of a participant’s accrued benefit as of June 28, 2008, as discussed below, final average compensation is determined using the monthly average of a participant’s eligible earnings for the highest 5 of the 10 fiscal years prior to, and including, the fiscal year ended June 28, 2008.

The term “eligible earnings” refers to compensation taken into account for SERP purposes. As discussed below, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings is capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009, including eligible earnings for purposes of determining a participant’s accrued benefit as of June 28, 2008, as discussed below, are not affected by this plan change. The definition of eligible earnings that places a cap on the MIP bonus for fiscal years after fiscal 2008 will be used in all benefit calculations except for certain death benefit calculations and a participant’s accrued benefit as of June 28, 2008, as discussed below.

A SERP participant will receive a SERP benefit equal to the greater of:

•	The accrued benefit determined as of June 29, 2013 (the plan freeze date); or

•	The accrued benefit determined as of June 28, 2008, but the early retirement factor and eligibility for immediate benefit payments determined as of the date service with Sysco ends, using the following components:

–	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten fiscal year period ending June 28, 2008;

–	full years of service with Sysco, including service with companies acquired by Sysco, as of June 28, 2008; and

–	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of the date service with Sysco ends.

Under the SERP, Sysco has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause,” but who after his termination was determined by the Compensation Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” For this purpose, termination for “cause” includes termination for fraud or embezzlement. Sysco also has the ability to cause a forfeiture of any remaining SERP payments to a participant if the participant violates certain non-competition covenants. These non-competition covenants are applicable for the year following termination and to the entire period over which any SERP benefits are to be paid.

Participants covered by the SERP as of June 29, 2013 are 100% vested. For those who are eligible for early payment at retirement, their benefits may be reduced by an early retirement factor. The early retirement factor is based upon age and MIP participation service and/or Sysco service. The early retirement factor is 50% when executives reach the earlier of age 60 with 10 years of MIP participation service and 20 years of Sysco service or age 55 with 15 years of MIP participation service. The early retirement factor increases with additional years of age and/or MIP participation service or Sysco service. An executive with at least 20 years of Sysco service (including service with companies acquired by Sysco) can retire with unreduced benefits when the early retirement factor is 100%. The executive generally attains an early retirement factor of 100% on the earliest of:

•	age 65 if he has at least 10 years of Sysco service;

•	age 55 if he has at least 15 years of MIP service, but only if the sum of his age and MIP service is equal to or exceeds 80; and

•	age 62 if he has at least 25 years of Sysco service and at least 15 years of MIP service.

Upon the occurrence of a change in control, the early retirement factor will become 100% for each named executive officer. However, the criteria for determining whether an executive is eligible for early payment remains unchanged (i.e., the enhancement on the early retirement factor only impacts participants who otherwise meet the early payment criteria upon retirement). Notwithstanding this, the SERP contains cutback provisions that will reduce amounts payable to each named executive officer by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant has the option to elect a joint life annuity whereby the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple. The benefit payable upon the death of a vested, terminated participant reflects a reduction of 5/9 of 1% for each of the first 120 months prior to age 65 and an actuarial reduction for the difference between age 55 and the executive’s age at death.

We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula — Compensation generally includes base pay, the MIP bonus or any bonus paid in lieu of or as a substitute for the MIP bonus (although this is limited to 150% of

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the annual rate of base salary for fiscal 2009 and later years), the fiscal 2007 supplemental performance bonus, and stock matches under the 2005 Management Incentive Plan and predecessor plans with respect to fiscal 2005 and prior fiscal years. Compensation earned after June 29, 2013 is not applicable to the SERP.

Funding Status — Sysco’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and an interest in certain real property occupied by Sysco. Sysco’s obligations under the SERP are maintained as a book reserve account. In the event of Sysco’s bankruptcy or insolvency, however, the life insurance, the real property interest, and any other assets held by the rabbi trust become subject to the claims of Sysco’s general creditors.

Policy with Regard to Extra Years of Credited Service — Generally, Sysco does not award extra years of credited service under the SERP. However, in certain cases, the company may increase the early retirement factor, or award additional Sysco service for purposes of determining the reduction applicable to the participant’s final average compensation. As of the date of this proxy statement, none of the NEOs have been awarded additional credited service, or an increase in the early retirement factor applicable to their accrued benefits under the SERP.

Lump Sum Availability — Retirement benefits may not be paid as a lump sum.

Delay of Distributions to Named Executives— Distributions to a named executive officer upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

On November 14, 2012, the Committee amended the SERP to provide that benefit accruals for all participants were frozen as of June 29, 2013. Subsequent to June 29, 2013, the frozen SERP benefits continue to be payable pursuant to the terms of the SERP, as amended.

Also effective June 29, 2013, all SERP participants vested in their then accrued benefit. However, an early retirement reduction factor has been added to apply in the case of an employee who retires before age 65 who would not have been fully vested at his retirement date under the SERP prior to the amendment. The early retirement factor mirrors the benefit reduction that would have occurred as a result of the application of the vesting formula if the participant had taken early retirement under the SERP as it existed prior to its amendment. These changes do not alter the benefit commencement or other payment schedules for any SERP participant. In addition, the age threshold previously applicable to the SERP death benefit was removed, effective June 29, 2013. As a result, if an active participant dies, the participant’s beneficiary will be entitled to a monthly annuity actuarially equivalent to the greater of: (i) an annual payment equal to 25% of the participant’s three-year final average compensation for ten years certain, or (ii) the participant’s vested accrued benefit as of his date of death, reduced by an actuarial reduction factor to take into account age at death prior to normal retirement age of 65.

Fiscal 2014 Nonqualified Deferred Compensation

The following table provides information regarding executive contributions and related company matches, earnings and account balances under the Executive Deferred Compensation Plan (EDCP) and Management Savings Plan (MSP) for each of the NEOs during fiscal 2014. No executive officer made any withdrawals or received any distributions with respect to fiscal 2014.

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Balance at
	Applicable	for Fiscal 2014	for Fiscal 2014	Fiscal 2014	June 28, 2014
Name	Plan	($)(1)	($)(2)	($)(3)	($)(4)
DeLaney	EDCP	$—	$—	$69,361	$1,330,618
	MSP	59,729	131,283	5,147	225,818
Kreidler	EDCP	—	—	6,378	148,138
	MSP	—	127,645	2,438	130,083
Green	EDCP	—	—	—	—
	MSP	35,625	69,424	9,215	132,117
Bené	EDCP	—	—	—	—
	MSP	217,083	15,983	10,028	257,367
Shurts	EDCP	—	—	—	—
	MSP	29,250	29,133	5,590	78,529
Fernandez	EDCP	—	—	—	—
	MSP	—	—	—	—
(1)	For the MSP, the amount shown for each of Messrs. DeLaney, Green, Bené and Shurts represents the deferral of a portion of the salary paid to the NEO for fiscal 2014. This amount is included in the Summary Compensation Table under the “Salary” column for 2014.

(2)	As discussed below, the MSP allows participants to defer a portion of their salary and annual incentive award and provides for Company contributions to participants’ accounts, including matching, non-elective and transitional contributions. The amount shown is composed of the following Company contributions for each current NEO:

	Non-elective	Match	Pension Transition	SERP Transition
DeLaney	$49,668	$31,946	$49,668	$—
Kreidler	22,389	5,125	—	100,131
Green	24,503	20,419	24,503	—
Bené	8,718	7,265	—	—
Shurts	14,951	14,181	—	—
(3)	The above-market interest portion of these amounts is included in the fiscal 2014 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and footnote 6 of the Summary Compensation Table, in the following amounts: $25,063 for EDCP and $770 for MSP for Mr. DeLaney, $1,399 for EDCP and $262 for MSP for Mr. Kreidler, $0 for EDCP and $221 for MSP for Mr. Green, $353 for MSP for Mr. Bené, and $76 for MSP for Mr. Shurts. Mr. Fernandez did not participate in the EDCP or MSP.

(4)	A portion of the amounts disclosed in this column for Mr. DeLaney has previously been reported in Summary Compensation Tables for previous years, including the following amounts: for Mr. DeLaney: $38,850 for fiscal 2013 and $29,450 for fiscal 2012.

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About the EDCP — Sysco maintained the EDCP to provide certain executives the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the Compensation Committee.

Eligibility — All Sysco executives who are participants in the MIP, excluding those whose income is subject to Canadian income tax laws, were eligible to participate.

Executive Deferrals and Sysco Matching Credit— Executives were permitted to defer up to 40% of their bonuses under the MIP and up to 100% of salary. In September 2009, the EDCP was amended to clarify that any bonus paid in lieu of or as a substitute for the MIP bonus in the future was eligible for deferral under the EDCP. Sysco did not match salary deferrals under the EDCP. Sysco provided matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The Committee was permitted to authorize additional discretionary company contributions, although it did not authorize any in fiscal years 2008 through 2014.

Investment Options — An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. The returns for these options of varying risk/reward ranged from 3.53% to 29.03% for the year ended June 28, 2014.

Prior to July 2, 2008, Moody’s plus 1%, or the “risk free” option, was one of nine available deemed investment options under the EDCP and was the default investment option for participants who failed to make an investment election. In addition, company matches were automatically credited with interest at the Moody’s plus 1% rate, and interest credited during an installment payout period under a fixed payment distribution option available under the EDCP was credited at Moody’s plus 1%. For a given calendar year, the Moody’s + 1% option provides an annual return equal to the Moody’s Average Corporate Bond Yield for the higher of the six or twelve-month period ending on the preceding October 31, plus 1%. The Moody’s + 1% return was 7.1950% for calendar year 2008.

Beginning as of July 2, 2008, the Moody’s plus 1%, or “risk free,” option and the default investment rate were changed to Moody’s without the addition of the 1%. As a result, the interest rate credited on company matches for future years, and the investment return on salary deferrals after July 1, 2008 and bonus deferrals for years after fiscal 2008, as well as any transfers from another investment option to the risk free option after July 1, 2008, are based on Moody’s and not Moody’s plus 1%. In addition, for participants whose employment terminates after July 1, 2008, interest credited to the participant’s account during an installment payout period will be Moody’s and not Moody’s plus 1%.

Notwithstanding these changes, interest will continue to be credited at the Moody’s plus 1% rate on each participant’s accumulated company match account as of July 1, 2008, and on that portion of the participant’s deferral account invested in the Moody’s plus 1% option on July 1, 2008, and not otherwise transferred at a later time.

Effective January 1, 2014, participants are permitted to direct the investment of company matches under the EDCP. Prior to such date, company matches earned interest at a rate equal to Moody’s or Moody’s plus 1% yield, as applicable, to the crediting date of such match.

Vesting — An executive is always 100% vested in his or her deferrals and each Sysco match, but any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his or her deferrals, is subject to forfeiture for specified cause or competing against Sysco in certain instances.

In-Service Distribution Elections and Hardship Withdrawals — Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by Sysco unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency. An executive may make separate in-service distribution elections with respect to a given year’s salary deferral and bonus deferral, concurrent with that year’s deferral election.

Distribution Events— We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions— Effective January 1, 2009, a participant who terminates employment, other than due to death, disability or a qualifying retirement, will receive a lump sum. A participant may elect the form of distribution of his account in the event of death or disability, or if the participant terminates employment after the earlier of age 60, or age 55 with 10 years of service with the company.

An executive who has the right to elect the form of payment of his vested account balance may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation subject to limitations in the EDCP required by Section 409A of the Internal Revenue Code.

When we pay installments under the EDCP, we will credit the executive’s unpaid vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for either the six- or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

As with the SERP amendments described above, the November 2012 amendments to the EDCP did not alter the benefit commencement schedule for any EDCP participant.

Delay of Distributions to Named Executives— Distributions to a specified employee, including a named executive, upon the specified employee or named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture for Cause or Competition — Any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. No such forfeiture can occur, however, for a participant who is discharged (i) during a plan year in which a change in control occurs or (2) during the three plan years thereafter.

Limits on Excess Parachute Payments — The EDCP contains cutback provisions that will reduce amounts payable to each named executive officer by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

About the MSP — In order to provide certain highly compensated employees of the Company, including the current NEOs, with the continued opportunity to build retirement savings on a tax-deferred basis through deferrals and Company contributions, Sysco adopted the MSP, effective November 14, 2012. The MSP is a competitive plan for nonqualified executive retirement benefits and is designed to supplement our recently-amended 401(k) plan. It allows participants, including the current NEOs, to defer a portion of their salary compensation and annual incentive award. The MSP also provides for Company contributions to participants’ accounts, including non-elective and matching contributions, as well as transition contributions, which are designed to compensate participants for a portion of the value lost as a result of the freezing of Sysco’s current plans. The MSP allows for deferrals and contributions

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that would not be permitted under the Company’s 401(k) plan due to IRS limits. The following discussion summarizes the material terms of the MSP that are applicable to the named executive officers who participate in it. The definition of bonus for purposes of the MSP includes amounts that are paid as a bonus or annual incentive award under the MIP or as a substitute for or in lieu of the participant’s MIP bonus or annual incentive award.

Executive Deferrals and Company Contributions — Participants may initially elect to defer up to fifty percent (50%) of their annual salary and/or all or a portion of their bonus under the MSP. A deferral election, once made, is irrevocable for the applicable calendar year (for salary deferrals) or fiscal year (for bonus deferrals). Bonus deferral elections are contingent upon the participant’s award qualifying as “performance based compensation” under Section 409A of the Code. The Committee retains the discretion to alter the minimum and maximum percentages of awards that may be deferred, but such discretion must be exercised prior to the beginning of the applicable fiscal year for which such award may be earned. Salary deferrals were effective for calendar year 2013, with performance based annual incentive award deferrals effective beginning in fiscal 2014.

Sysco will make a matching contribution (determined based on compensation not taken into account under the Company’s 401(k) plan), to the account of participants who elect to defer a portion of their compensation under the MSP (the “Company Match”). The Company Match will be made on a calendar year basis. The Company Match, determined on a combined plan basis for the MSP and 401(k) plan, will be a maximum of fifty percent (50%) of the first five percent (5%) of a participant’s annual base salary and bonus deferred by the participant.

In addition to the Company Match described above, Sysco will credit an automatic Company contribution equal to three percent (3%) of the participant’s gross base salary and bonus, less the amount of a similar Company contribution into the participant’s 401(k) account, to the participant’s account in the MSP (the “Non-elective Contribution”). The Company will credit this contribution regardless of whether the participant defers any amounts under the MSP or 401(k).

In addition to the contributions described above, for a period of ten years through 2022, or until a participant ceases employment with Sysco, whichever is earlier, Sysco will credit an automatic Company contribution of three percent (3%) of the participant’s gross base salary and bonus, less the amount of a similar Company contribution into the participant’s 401(k) account, to the MSP account of eligible participants (the “Pension Transition Contribution”). To be eligible to receive the Pension Transition Contribution, a participant must have been accruing benefits under Sysco’s pension plan as of December 31, 2012 and be at least age fifty (50) with fifteen (15) or more years of Sysco service as of that date. The Company will credit this contribution regardless of whether the participant defers any amounts under the MSP or 401(k) so long as he remains employed by Sysco or leaves for retirement, death or disability in such calendar year. Messrs. DeLaney and Green are eligible to receive these contributions.

In addition to the contributions described above, Mr. Kreidler’s MSP account will be credited annually with an automatic fully vested Company contribution of ten percent (10%) of his base salary and bonus for a period of ten years through 2022 (each contribution referred to as a “SERP Transition Contribution”) so long as the executive remains employed by Sysco or leaves for retirement, death or disability in such calendar year.

Investment Options — The portion of a participant’s account attributable to salary and bonus deferrals will be deemed invested and reinvested in certain investments, as designated by the participant from a list of available investment options. The investment options include a variety of generally available investment funds, as well as an investment option with an annual return equal of the Moody’s average corporate bond yield. The portion of a participant’s account attributable to Sysco company contributions will be deemed invested as directed by the participant.

Vesting of Deferrals and Company Contributions — Participant deferrals, including associated investment earnings and losses, will be fully vested at all times. The Company Match, as adjusted for associated investment earnings and losses, will vest based upon a participant’s number of years of service. As of June 28, 2014, Messrs. DeLaney and Green were fully vested, Mr. Kreidler was 75% vested, with the remainder to vest through his fifth anniversary of service, and each of Messrs. Bené and Shurts was 0% vested, with the remainder to vest through his fifth anniversary of service. In addition, each of Messrs. Kreidler, Bené and Shurts will become fully vested in the event of his death or disability or a defined change of control of Sysco. The Non-elective contribution, the Pension Transition Contribution, and the SERP Transition Contribution, as such amounts are adjusted for associated investment earnings and losses, will be fully vested at all times.

Timing and Form of Distributions — Other than elected in-service distributions or deferrals, the participant’s vested account may generally only be distributed at the earliest to occur of the following: (i) the participant’s death; (ii) the participant’s disability; (iii) the participant’s retirement; or (iv) the participant’s termination (for a reason other than death, disability or retirement). Except with respect to in-service distributions or distributions following a participant’s termination (for a reason other than death, disability or retirement), the participant may elect to have his account distributed in (i) a lump sum; (ii) annual installments over a period of up to 20 years; or (iii) a combination of a lump sum and installments. In-service distributions and distributions following a participant’s termination will be distributed in a lump sum.

Forfeiture — The MSP contains a forfeiture provision whereby participants will forfeit the balance of their accounts attributable to Company contributions, adjusted for deemed investment losses and earnings, and even if such amounts may have previously vested, in the event the Committee finds that the participant engaged in fraudulent or certain other illegal acts while employed by the Company, or impermissibly competes with the Company after termination. Participants also have an obligation to repay any amounts previously distributed to them under the MSP attributable to Company contributions if the Committee finds they engaged in such acts.

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Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the NEOs in the event of specified terminations of their employment or upon a change in control of Sysco. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the tables below assume that the event that triggered the payment occurred on June 28, 2014. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown to comply with Section 409A of the Internal Revenue Code.

WILLIAM J. DELANEY

	Compensation Components
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	CPU Payment(4)	Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)	Insurance Payments(6)	Other(7)
Retirement	$0	$605,571	$136,714	$7,099,618	$1,507,175	$21,593,312	$0	$127,240
Death	0	605,571	136,714	7,124,521	1,507,175	21,593,312	1,200,000	127,240
Disability	0	605,571	136,714	7,099,618	3,209,513	21,593,312	1,753,333	127,240
Voluntary Resignation	0	605,571	136,714	7,099,618	1,507,175	21,593,312	0	127,240
Termination for Cause	0	0	0	0	0	0	0	0
Involuntary Termination w/o Cause, or Resignation for Good Reason	0	605,571	136,714	7,099,618	1,507,175	21,593,312	0	127,240
Change in Control w/o Termination(9)	0	605,571	136,714	0	4,279,350	21,593,312	0	0
Termination w/o Cause following a Change in Control(9)	0	605,571	136,714	9,123,946	4,279,350	21,593,312	0	127,240

ROBERT C. KREIDLER

	Compensation Components
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	CPU Payment(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$0	$34,438	$130,083	$250,910	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)
Death	0	34,438	130,083	2,382,833		524,075			8,202,632			1,200,000			61,500
Disability	0	34,438	130,083	250,910		1,116,281			8,202,632			4,135,833			61,500
Voluntary Resignation	0	34,438	130,083	250,910		0			0			0			0
Termination for Cause	0	0	0	0		0			0			0			0
Involuntary Termination w/o Cause, or Resignation for Good Reason	0	34,438	130,083	250,910		0			0			0			61,500
Change in Control w/o Termination(9)	0	34,438	130,083	0		1,488,375			8,202,632			0			0
Termination w/o Cause following a Change in Control(9)	0	34,438	130,083	250,910		1,488,375			8,202,632			0			61,500

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MICHAEL W. GREEN

	Compensation Components
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	CPU Payment(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$0	$0	$78,992	$4,563,631	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)
Death	0	0	78,992	2,871,447		486,641			6,531,390			1,200,000			50,500
Disability	0	0	78,992	4,563,631		1,036,547			6,531,390			2,860,833			50,500
Voluntary Resignation	0	0	78,992	4,563,631		0			0			0			0
Termination for Cause	0	0	0	0		0			0			0			0
Involuntary Termination w/o Cause, or Resignation for Good Reason	0	0	78,992	4,563,631		0			0			0			50,500
Change in Control w/o Termination(9)	0	0	78,992	0		1,382,063			6,531,390			0			0
Termination w/o Cause following a Change in Control(9)	0	0	78,992	4,563,631		1,382,063			6,531,390			0			50,500

THOMAS BENÉ

	Compensation Components
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	CPU Payment(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$0	$0	$25,909	$0	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)
Death	0	0	25,909	0		176,920			2,065,322			1,200,000			38,442
Disability	0	0	25,909	0		533,203			2,065,322			3,745,000			38,442
Voluntary Resignation	0	0	25,909	0		0			0			0			0
Termination for Cause	0	0	0	0		0			0			0			0
Involuntary Termination w/o Cause, or Resignation for Good Reason	0	0	25,909	0		0			0			0			38,442
Change in Control w/o Termination(9)	0	0	25,909	0		710,938			2,065,322			0			0
Termination w/o Cause following a Change in Control(9)	0	0	25,909	0		710,938			2,065,322			0			38,442

WAYNE R. SHURTS

	Compensation Components
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	CPU Payment(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$0	$0	$19,760	$0	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)	$	N/A	(8)
Death	0	0	19,760	0		399,650			3,536,333			1,170,000			23,288
Disability	0	0	19,760	0		851,175			3,536,333			2,867,500			23,288
Voluntary Resignation	0	0	19,760	0		0			0			0			0
Termination for Cause	0	0	0	0		0			0			0			0
Involuntary Termination w/o Cause, or Resignation for Good Reason	0	0	19,760	0		0			0			0			23,288
Change in Control w/o Termination(9)	0	0	19,760	0		1,134,901			3,536,333			0			0
Termination w/o Cause following a Change in Control(9)	0	0	19,760	0		1,134,901			3,536,333			0			23,288

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MANUEL A. FERNANDEZ(10)

Compensation Components
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	CPU Payment(4)	Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)	Insurance Payments(6)	Other(7)
Retirement	$0	$0	$0	$0	$0	$6,744,423	$0	$12,000
Death	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Disability	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Voluntary Resignation	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Termination for Cause	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Involuntary Termination w/o Cause, or Resignation for Good Reason	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Change in Control w/o Termination	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Termination w/o Cause following a Change in Control	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(1)	See “Executive Deferred Compensation Plan” above for a discussion of the calculation of benefits and payout options under the EDCP, and events that may cause forfeiture of such benefits. The amounts disclosed reflect the vested value of the company match on elective deferrals, as well as investment earnings on both deferrals and vested company match amounts. These amounts do not include salary and bonus deferrals.
•	Mr. DeLaney has elected to receive annual installments over 5 years in the event of his death, disability or retirement.
•	Mr. Kreidler has elected to receive quarterly installments over 15 years in the event of his retirement and quarterly installments over 20 years in the event of his death or disability.
•	Mr. Green has elected to receive a lump sum distribution in the event of his death, disability or retirement.
(2)	See “Management Savings Plan” above for a discussion of the calculation of benefits and payout options under the MSP, and events that may cause forfeiture of such benefits. The amounts disclosed reflect the vested value of the investment earnings on deferrals amounts.These amounts do not include salary and bonus deferrals.These amounts do not include company matches on salary and bonus deferrals.
•	Messrs. DeLaney, Kreidler, Bené and Shurts have each elected to receive a lump sum distribution in the event of his death, disability or retirement.
•	Mr. Green has elected to receive quarterly installments over 15 years in the event of his retirement and a lump sum distribution in the event of his death or disability.
(3)	All amounts shown are present values of eligible benefits as of June 28, 2014, calculated using an annual discount rate of 4.59%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. During the SERP payout period, a participant’s remaining benefit under the SERP may be subject to forfeiture under certain circumstances if the committee administering the SERP finds that the participant has engaged in competition with the company, solicited business of the company, made disparaging remarks about the company, or misappropriated trade secrets or confidential information of the company. Following are specific notes regarding benefits payable to each of the NEOs who participate in the SERP (i.e., Messrs. DeLaney, Kreidler and Green):
•	Death — If an active participant dies, their spouse will receive a monthly benefit payable for life with 120 monthly payments guaranteed. The amounts shown reflect payments as follows:

	Estimated # of Payments	Amount of Payment	Payment Frequency
DeLaney	355	$ 37,741	Monthly
Kreidler	529	10,626	Monthly
Green	402	114,334	Monthly
•	Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control — The amounts shown reflect the following monthly payments plus the amounts shown below attributable to the monthly PIA supplement, which is paid only until the executive reaches age 62. Because Mr. DeLaney has already met the conditions of Early Payment Criteria as of the 2014 fiscal year-end, his benefits are payable as of July 1, 2014.The other NEOs’ benefits listed below would be payable as of their normal retirement date (age 65).

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	Disability, Involuntary Termination without Cause,			Termination without Cause following
	or Resignation for Good Reason			a Change in Control
		Monthly	Monthly PIA		Monthly	Monthly PIA
	# of Monthly	Payment	Supplement	# of Monthly	Payment	Supplement
Name	Payments	Amounts	(Until Age 62)	Payments	Amounts	(Until Age 62)
DeLaney	363	$36,652	$1,912	363	$47,210	$1,912
Kreidler	339	2,599	0	339	2,599	0
Green	296	41,803	0	296	41,803	0
•	Change in Control without Termination — Benefit payments are not triggered.
(4)	See “Cash Performance Unit Plans” above for a discussion of the CPUs. The amounts shown include payment of awards made in November 2012 and November 2013. For purposes of this disclosure, and as defined in the plan, we have assumed the following levels of performance:
Retirement — Amounts reflect the pro-rated estimated value of awards pursuant to (i) the fiscal 2013-2015 performance cycle and (ii) the fiscal 2014-2016 performance cycle, in each case based on forecasted performance. The awards are pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year. The pro rata factors used are 66.6% for the fiscal 2013-2015 performance cycle and 33.1% for the fiscal 2014-2016 performance cycle for all executives.
Disability — Amounts reflect the estimated value of awards pursuant to (i) the fiscal 2013-2015 performance cycle and (ii) the fiscal 2014-2016 performance cycle, in each case based on forecasted performance.
Death — Amounts reflect the estimated value of awards pursuant to the fiscal 2013-2015 and 2014-2016 performance cycles based on forecasted performance, pro-rated for the portion of each performance cycle completed at the time of death with respect to the fiscal 2013-2015 performance cycle and pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year, with respect to the 2014-2016 performance cycle. The pro-rata factors used are 66.6% for the fiscal 2013-2015 performance cycle and 33.1% for the 2014-2016 performance cycle for all executives.
Change in Control — Amounts reflect the target award value of awards pursuant to the fiscal 2013-2015 and fiscal 2014-2016 performance cycles.
(5)	The amounts shown include the value of unvested accelerated restricted stock units and restricted stock, valued at the closing price of Sysco common stock on the New York Stock Exchange on June 28, 2014, the last business day of our 2014 fiscal year, plus the difference between the exercise prices of unvested accelerated options and the closing price of Sysco common stock on the New York Stock Exchange on June 28, 2014 multiplied by the number of such options outstanding. See “Outstanding Equity Awards at Fiscal Year-End” for disclosure of the events causing an acceleration of outstanding unvested options and restricted stock. Assumes accelerated vesting of all unvested restricted stock units, restricted stock and stock options.
(6)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage and long-term care insurance. In the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $150,000. An additional benefit is paid in an amount equal to two-times the executive’s base salary at the beginning of the year in which the death occurred, capped at $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. In the event of disability, a monthly Long-Term Disability benefit of $25,000 would be payable to age 65, following a 180-day elimination period.
(7)	Includes retiree medical benefits and the payment of accrued but unused vacation.
(8)	Indicates that the NEO did not qualify for retirement with respect to the applicable compensation component as of June 28, 2014. Beginning in July 2014, Mr. Green became eligible for a qualifying retirement with respect to each of the compensation components listed in his table above.
(9)	As a result of the assumption that the change in control occurred on June 28, 2014, the NEOs participating in the MIP would not have received any incremental benefit with respect to their MIP awards. See ” – Management Incentive Plan” above for a discussion of the impact of a change in control on the amount and timing of MIP awards.
(10)	Mr. Fernandez retired effective November 15, 2013, and the table above reflects the value of the actual compensation he received upon termination of his employment with Sysco.

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Compensation Risk Analysis

The Compensation Committee oversees the company’s executive compensation program and regularly reviews the program against Sysco’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. The Committee believes that Sysco’s performance-based bonus and equity programs provide executives with incentives to create long-term stockholder value.

In 2010, the Committee expanded its review of compensation programs across the Sysco enterprise to monitor whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the company’s long-term value. This review was updated in 2014. The assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The Committee primarily focused on the compensation for the senior executives of Sysco Corporation and its operating companies, as these are the employees whose actions have the greatest potential to expose the company to significant business risk, although the review addressed all forms and levels of variable and other compensation that the Committee believed could reasonably provide employees with incentives to undertake risky behavior on behalf of Sysco. Having completed this review, the Committee continues to believe that many of Sysco’s long-standing practices are designed to effectively promote the creation of long-term value, discourage behavior that leads to excessive risk, and mitigate the material risks associated with executive and other compensation programs.

These practices include the following:

•	Sysco’s executive compensation programs are designed to include a mix of elements so that the compensation mix is not overly focused on either short-term or long-term incentives.

•	Sysco’s executive annual incentive award programs (both the MIP annual incentive award and the three-year cash performance units) are based on financial metrics that are objective and drive long-term stockholder value (including diluted earnings, return on invested capital and increase in sales, gross profit, and total shareholder return). Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. The Committee has the absolute discretion to remove any and all participants from the annual MIP annual incentive award program prior to the end of the fiscal year to which the annual incentive award relates and may reduce the amount of the annual incentive award pay out, in its discretion, at any time prior to the fiscal year end.

•	Sysco’s incentive programs do not allow for unlimited payouts, and annual incentive award caps limit the extent that employees could potentially profit by taking on excessive risk.

•	Selection of three different types of long-term incentives (stock options, restricted stock units and cash performance units) for executives helps to minimize the risk that they will take actions that could cause harm to the Company and its stockholders. The value of stock options and restricted stock units are primarily based on stock price appreciation, which is determined by how the market values our common stock.

•	Longer performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period. CPUs are based on a three-year performance period. Stock options become exercisable over a five year period and remain exercisable for up to seven years to ten years from the date of grant (depending on the grant), encouraging executives to look to long-term appreciation in equity values.

•	The stock ownership guidelines described under “Stock Ownership — Stock Ownership Guidelines” above align the interests of our executive officers with the long-term interests of all stockholders and encourage our executives to execute our strategies for growth in a prudent manner.

•	In 2009, the Committee adopted a clawback policy, which is described under “Compensation Discussion and Analysis — Executive Compensation Governance and Other Information — Executive Compensation Recoupment Policy” above. In the event we are required to restate our financial statements, other than as a result of an accounting change, we will recover MIP annual incentive award payments and CPU three-year incentive-based compensation from all MIP participants.

Based on its most recent review, management and the Committee do not believe that the compensation policies and practices of Sysco create risks that are reasonably likely to have a material adverse effect on the Company.

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VOTE TO APPROVE THE ADOPTION OF THE SYSCO 2015 EMPLOYEE STOCK PURCHASE PLAN (ITEM 2)

Approval of 2015 Employee Stock Purchase Plan

We are requesting that our stockholders approve the 2015 Employee Stock Purchase Plan (the “ESPP”), which was adopted by the Board of Directors on August 22, 2014, subject to stockholder approval. If approved by the stockholders at the Annual Meeting, the ESPP will become effective on January 1, 2015. The Amended and Restated 1974 Employees’ Stock Purchase Plan (the “Prior Plan”) will expire on December 31, 2014.

The Board of Directors recommends approval of the ESPP so the Company can continue to offer its employees the ability to invest in the Company’s common stock at an attractive price providing employees with a more direct stake in the Company’s welfare, thereby stimulating the employees’ efforts on the company’s behalf and strengthening such employees’ desire to remain with the Company.

The following is a summary of the material features of the ESPP. This summary does not purport to be a complete description of all of the provisions of the ESPP, and is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached to this proxy statement as Annex II. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the ESPP.

ESPP Terms

The ESPP permits Employees of the Company and its Participating Subsidiaries to purchase Company common stock at a 15% discount from Fair Market Value, subject to limits set by the Internal Revenue Code (the “Code”) and the ESPP. Sales of shares under the ESPP will generally be made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Code. The Plan Administrator may authorize one or more offerings under the Plan that do not comply with the requirements of Section 423 but do comply with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings authorized under the ESPP shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

Administration

The Compensation Committee will administer the ESPP and, subject to the provisions of the ESPP, will have full authority and discretion to amend, prescribe, rescind, administer, and interpret such rules and regulations as it deems necessary to administer the ESPP, and its decisions will be final and binding upon all participants in the ESPP. The Compensation Committee may delegate its administrative authority to a committee comprised of officers or senior level Employees of the Company (the “Administrative Committee”). However, the Administrative Committee shall not have the authority to (i) increase the maximum number of shares available for issuance under the ESPP or the maximum number of shares that may be purchased per participant for any Offering Period, (ii) modify the eligibility requirements under the ESPP, (iii) designate a Subsidiary as a Participating Subsidiary, (iv) change the duration of the Offering Periods or (v) change the Purchase Price for any Offering Period.

Eligibility and Participation

The ESPP allows Employees of Sysco and its Participating Subsidiaries to participate, excepting Employees whose customary employment is for not more than twenty hours of service per week for more than five months a year and Employees who would own outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. As of June 28, 2014, approximately 49,024 Employees were within the class eligible to participate in the ESPP. ESPP participants may authorize payroll deductions from 1% to 10% of cash performance-based pay (including salary, commissions, overtime or performance bonuses, and other incentive compensation) to be applied toward the purchase of the Company’s common stock.

Offerings

The ESPP provides for separate three-month offerings, commencing on January 1, April 1, July 1, and October 1 of each year. The terms and conditions of each Offering Period may vary, and two or more Offering Periods may run concurrently under the ESPP, each with its own terms and conditions. The Plan Administrator may authorize one or more offerings under the plan that are not designed to comply with the requirements of Code Section 423, but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

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Payroll Deductions, Purchase Price, and Shares Purchased

An Employee must authorize a payroll deduction on or before the start of an Offering Period in order to participate in that offering. On the last day of the offering period, the Employee will be deemed to have exercised the option to purchase the maximum number of shares that the Employee’s payroll deduction will allow at the option price, but no more than 1,250 shares in any single offering. The purchase price shall be equal to 85% of the Fair Market Value per share of the Company’s common stock on the exercise date for the Offering Period unless the Plan Administrator determines otherwise. Payment for shares of Company common stock purchased under the ESPP shall be made solely through payroll deductions. As of September 22, 2014, the closing price of Company common stock on the New York Stock Exchange was $37.56 per share.

No Employee will be permitted to purchase any shares under the ESPP (i) if such Employee, immediately after such purchase, owns shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporations or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the shares at the time such purchase right is granted) for each calendar year in which the purchase right is outstanding.

Suspension; Termination of Employment

An Employee may suspend participation by delivering notice in accordance with the procedures established by the Company at any time. An Employee who has suspended participation in an offering will not receive a refund of previously accumulated Stock Purchase Contributions. A participant’s Stock Purchase Contributions previously accumulated for the Offering Period in which such a suspension occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Exercise Date.

Upon termination of employment for any reason, the Employee’s participation in the ESPP will immediately terminate and the payroll deductions credited to the Employee’s account will be refunded to him or her as soon as administratively practicable and such Employee’s rights to purchase Company common stock under the ESPP will automatically terminate.

Transferability

No participant will be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her account or an option or any rights granted under the ESPP other than by will or the laws of descent and distribution. During the participant’s lifetime, only the participant can make decisions regarding the participation in or withdrawal from an offering under the ESPP.

Adjustments Upon Changes in Capitalization

In the event of any change in the structure of the Company’s common stock, such as a reorganization, recapitalization, spinoff, stock split, stock dividend, combination of shares, merger, consolidation offerings of rights, or other similar event, then adjustments in the number, kind, and price of shares available for purchase under the ESPP shall automatically be proportionately adjusted with no action required on the part of the Compensation Committee.

Amendment and Termination of the ESPP

The Compensation Committee or the Board of Directors may at any time amend or terminate the ESPP, provided that no amendment may adversely affect an Employee’s existing rights under any offering already commenced. In addition, no amendment may be made to the ESPP without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved thereunder or materially modify the eligibility requirements. The ESPP will terminate in the event all shares reserved under the ESPP have been purchased.

Federal Income Tax Consequences

The following discussion is a summary of the general U.S. federal income tax rules applicable to purchases offered by the Company and its Participating Subsidiaries under the ESPP offerings that are intended to comply with Section 423 of the Code. Employees should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

The ESPP and the right of participants to make purchases under it are intended to qualify under the provisions of Code Sections 421 and 423. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the ESPP, and the tax consequences will depend on how long a participant has held the shares prior to disposition.

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If the shares are disposed of (a) more than two years after the date of the beginning of the offering period and (b) more than one year after the stock is purchased in accordance with the ESPP (or if the Employee dies while holding the shares), the following tax consequences will apply. The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the “option price”), or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the offering date) will be taxed as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If an Employee holds the shares for the holding periods described above, no deduction in respect of the disposition of such shares will be allowed to the Company.

If the shares are sold or disposed of (including by way of gift) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and which is hereafter referred to as the “termination date”) exceeds the option price will be taxed as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be taxed as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. If the shares are sold for an amount that is less than their fair market value as of the termination date, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the termination date over the option price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the termination date. The Company, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing Employee.

Shares Available for Issuance

11,000,000 shares of Sysco Corporation common stock will be reserved for issuance under the ESPP, comprised of 10,000,000 new shares and up to 1,000,000 shares remaining available for issuance under the Prior Plan, which will terminate following the distribution of shares attributable to the offering period ending on December 31, 2014. As of June 28, 2014, 2,454,932 shares remained available for purchase under the Prior Plan.

New Plan Benefits

The amounts of future purchases of Sysco common stock under the ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the ESPP, and the per-share purchase price depends on the future value of Sysco common stock.

Vote Required and Board Recommendation

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, either for or against, is required for approval of the ESPP.

The Board of Directors unanimously recommends a vote FOR approval of the 2015 Employee Stock Purchase Plan.

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ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 3)

Sysco seeks a non-binding vote from its stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is commonly referred to as a “Say on Pay” vote because it gives stockholders a direct opportunity to express their approval or disapproval to the company regarding its pay practices.

As discussed in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, retain and motivate highly talented individuals who are committed to Sysco’s vision and strategy. We strive to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies, while also aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We believe that the amount of compensation for each named executive officer reflects extensive management experience, continued high performance and exceptional service to Sysco and our stockholders.

We invite you to consider the details of our executive compensation as disclosed more fully throughout this proxy statement.

Regardless of the outcome of this “Say on Pay” vote, Sysco welcomes input from its stockholders regarding executive compensation and other matters related to the company’s success generally. We believe in a corporate governance structure that is responsive to stockholder concerns, and we view this vote as a meaningful opportunity to gauge stockholder approval of our executive compensation policies. Given the information provided above and elsewhere in this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

“Resolved, that Sysco’s stockholders approve, on an advisory basis, the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement.”

Required Vote

The votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation paid to Sysco’s Named Executive Officers.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and the independent public accountants regarding Sysco’s audited consolidated financial statements for the year ending June 28, 2014. Management represented to the Audit Committee that Sysco’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61(Codification of Statements on Auditing Standards, AU Sec. 380), as modified or supplemented. Sysco’s independent public accountants provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, as modified or supplemented, and the Audit Committee discussed with the independent public accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Sysco’s Annual Report on Form 10-K for the year ended June 28, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joseph A. Hafner, Jr.
Hans-Joachim Koerber
Nancy S. Newcomb
Richard G. Tilghman, Chairman

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of Sysco’s annual financial statements for fiscal 2014 and 2013, as well as other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$5,245,110	$4,947,618
Audit-Related Fees(2)	1,117,138	124,971
Tax Fees(3)	2,549,861	2,672,384
All Other Fees	—	—
(1)	Audit fees in fiscal 2014 included $4,784,225 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $266,885 related to assistance with and review of documents filed with the SEC and $194,000 related to statutory audits. Audit fees in fiscal 2013 included $4,866,150 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting) and $81,468 related to a statutory audit.

(2)	Audit-related fees in fiscal 2014 included $871,863 related to due diligence related to mergers and acquisitions, $152,500 related to the audit of the company’s benefit plans, and $92,775 related to various accounting consultations.Audit-related fees in fiscal 2013 included $122,811 related to the audit of the company’s benefit plans and $2,160 for other audit-related services.

(3)	Tax fees in fiscal 2014 included $1,961,496 related to local, state, provincial and federal income tax return preparation, $1,200 related to various tax examinations, $251,169 related to assistance with transfer pricing agreements, $116,593 related to various state tax matters, and $219,403 related to assistance with tax planning transactions. Tax fees for fiscal 2013 included $2,312,765 related to local, state, provincial and federal income tax return preparation, $118,430 related to various tax examinations, $232,324 related to assistance with transfer pricing agreements and $8,865 related to various state tax matters.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in or with respect to fiscal 2014 and fiscal 2013 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2014, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act of 2002.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 4)

The Audit Committee of the Board has appointed Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2015. Ernst & Young LLP has served as the company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the company’s independent registered public accounting firm for fiscal 2016.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Required Vote

The votes cast for this proposal must exceed the vote cast against in order for it to be approved. Accordingly abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm for fiscal 2015.

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STOCKHOLDER PROPOSALS

Presenting Business

If you would like to present a proposal under Rule 14a-8 of the Exchange Act at our 2014 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 10, 2015. If the date of our 2015 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2015 Annual Meeting outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 21, 2015, but not before July 12, 2015, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2015 Annual Meeting if you submit such written recommendation in conformity with the procedural and informational requirements set forth at “Board Of Directors Matters —Election of Directors at 2014 Annual Meeting (Item 1) – Nomination Process” no later than May 1, 2015. You may also nominate someone yourself at the 2015 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 12, 2015 and August 21, 2015, and you follow the procedures outlined in Article I, Section 7 of the company’s Bylaws.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

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ANNEX I – NON-GAAP RECONCILIATIONS

More information on the rationale for the use of these measures can be found in our Annual Report on Form 10-K.

Adjusted Diluted Earnings per Share Non-GAAP Reconciliation:

(in thousands, except for share and per share data)	2014
Net earnings (GAAP)(1)	$931,533
Impact of restructuring executive retirement plans	2,102
Impact of MEPP charge	916
Impact of severance charges	4,546
Impact of US Foods merger and integration costs	57,176
Impact of FY13 acquisition-related charge	—
Impact of change in estimate of self insurance	15,050
Impact of settlement liability	18,156
Impact of facility closure charges	2,173
Impact of US Foods financing costs	4,286
ADJUSTED NET EARNINGS (NON-GAAP)(1)	$1,035,938
Diluted earnings per share (GAAP)(1)	$1.58
Impact of restructuring executive retirement plans	—
Impact of MEPP charge	—
Impact of severance charges	0.01
Impact of US Foods merger and integration costs	0.10
Impact of FY13 acquisition-related charge	—
Impact of change in estimate of self insurance	0.03
Impact of settlement liability	0.03
Impact of facility closure charges	—
Impact of US Foods financing costs	0.01
ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP)(1)	$1.76
Diluted shares outstanding	590,216,220
(1)	The net earnings and diluted earnings per share impacts are shown net of tax, except as noted below. The aggregate tax impact of adjustments for executive retirement plans restructuring charges, multiemployer pension (MEPP) charges, severance charges, merger and integration costs associated with our pending US Foods merger, charges from a liability for a settlement, facility closure charges and amortization of US Foods financing costs was $67.2 million for fiscal 2014. The amounts are calculated by multiplying operating income impact of each item by the effective tax rate, with the exception of the charges from the settlement liability, which has an estimated non-deductible portion.

Free Cash Flow Non-GAAP Reconciliation:

(In thousands)	2014
Net cash provided by operating activities (GAAP)	$1,492,815
Additions to plant and equipment	(523,206)
Proceeds from sales of plant and equipment	25,790
Free Cash Flow (Non-GAAP)	$995,399

Fiscal 2014
change from
Decrease in Cost per Case:	Fiscal 2013
(Decrease) in cost per case	$(0.10)
Impact of Certain Items (1)	0.04
(Decrease) in adjusted cost per case (Non-GAAP basis)	$(0.06)
(1)	The impact of Certain Items excludes charges from executive retirement plans restructuring, multiemployer pension plans and severance. For the fiscal 2014 comparison to fiscal 2013, the majority relates to multiemployer pension plans in the amount of $0.04 per case attributable to charges taken in fiscal 2013 that did not recur at the same magnitude in fiscal 2014.

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Non-GAAP reconciliation for adjusted sales growth used in management incentive bonus measurement:

Sysco’s management incentive bonus plan requires the removal of sales from acquired companies where the purchase price exceeds $100 million for fiscal 2014 and $40 million for fiscal 2013. No acquisitions exceeded the threshold applicable in fiscal 2014. Three acquisitions exceeded the threshold applicable in fiscal 2013. As a result, in the non-GAAP reconciliation below for fiscal 2013, sales have been adjusted to remove the sales achieved by these acquired companies in fiscal 2013. The resulting sales increase, excluding these acquired companies, was used in the measurement of the results of the management incentive bonus plan.

(In thousands)	2013	2012
Sales (GAAP)	$44,411,233	$42,380,939
Sales of acquired company	173,791	—
ADJUSTED SALES (NON-GAAP)	$44,237,442	$42,380,939
Sales growth (GAAP)	4.79%
Sales growth (Non-GAAP)	4.38%

Non-GAAP reconciliation for adjusted return on invested capital used in management incentive bonus measurement:

Sysco’s management incentive bonus plan requires the removal of earnings and related debt incurred from acquired companies where the purchase price exceeds $100 million. No acquisitions exceeded this threshold in fiscal 2014. The calculation of the adjusted results also requires the exclusion of withdrawals by Sysco operating companies from multi-employer pension plans and restructuring charges, including but not limited to those relating to severance, facility closures and consolidations and asset write downs. As a result, in the non-GAAP reconciliation below for fiscal 2014, adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

(In thousands)	2014
Net earnings (GAAP)(1)	$931,533
Impact of restructuring executive retirement plans	2,102
Impact of MEPP charge	916
Impact of severance charges	4,546
Impact of US Foods merger and integration costs	57,176
Impact of FY13 acquisition-related charge	—
Impact of change in estimate of self insurance	15,050
Impact of settlement liability	18,156
Impact of facility closure charges	2,173
Impact of US Foods financing costs	4,286
ADJUSTED NET EARNINGS (NON-GAAP)(1)	$1,035,938
Invested Capital (GAAP)	$8,247,977
Adjustments to invested capital	89,571
ADJUSTED INVESTED CAPITAL (GAAP)	$8,337,547
Return on investment capital (GAAP)	11.3%
Return on investment capital (Non-GAAP)	12.4%
(1)	The net earnings and diluted earnings per share impacts are shown net of tax, except as noted below. The aggregate tax impact of adjustments for executive retirement plans restructuring charges, MEPP charges, severance charges, merger and integration costs associated with our pending US Foods merger, charges from a liability for a settlement, facility closure charges and amortization of US Foods financing costs was $67.2 million for fiscal 2014. The amounts are calculated by multiplying operating income impact of each item by the effective tax rate, with the exception of the charges from the settlement liability, which has an estimated non-deductible portion.

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Non-GAAP reconciliations for adjusted sales and earnings per share growth used in cash performance units measurement:

Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year for fiscal 2013, fiscal 2012, fiscal 2011 and a 53-week year for fiscal 2010. Because the fourth quarter of fiscal 2010 contained an additional week as compared to fiscal 2011, our results of operations for fiscal 2010 are not directly comparable to fiscal 2011. Management’s cash performance unit plan requires an adjustment to fiscal 2010 sales and diluted earnings per share for the estimated impact of the additional week which management believes provides a more comparable measurement of sales and diluted earnings per share on a year-over-year basis. As a result, in the non-GAAP reconciliations below for fiscal 2010, sales and diluted earnings per share have been adjusted by one-fourteenth of the total metric for the fourth quarter of fiscal 2010 and the resulting sales and earnings per share increase on a 52-week basis were used in the measurement of the results of the cash performance units.

(In thousands)	2013	2012	2011	2010
Sales (GAAP)	$44,411,233	$42,380,939	$39,323,489	$37,243,495
Impact of 53rd week	—	—	—	739,177
ADJUSTED SALES (NON-GAAP)	$44,411,233	$42,380,939	$39,323,489	$36,504,318
Sales growth (GAAP)	4.8%	7.8%	5.6%
Sales growth (Non-GAAP)	4.8%	7.8%	7.7%
Cash performance unit measurement: Three year average sales growth (Non-GAAP)	6.76%

	2013	2012	2011	2010 (53 Weeks)
Diluted earnings per share (GAAP)	$1.67	$1.90	$1.96	$1.99
Impact of 53rd week	—	—	—	0.04
ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP)	$1.67	$1.90	$1.96	$1.95
Diluted earnings per share (GAAP)	-12.1%	-3.1%	-1.5%
Diluted earnings per share (Non-GAAP)	-12.1%	-3.1%	0.5%
Cash performance unit measurement: Three year average diluted earnings per share growth (Non-GAAP)	-4.88%

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ANNEX II – EMPLOYEE STOCK PURCHASE PLAN

SYSCO CORPORATION 2015 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose. The purpose of the Sysco Corporation 2015 Employee Stock Purchase Plan (the “Plan”) is to encourage and enable the employees of the Company and its Participating Subsidiaries (as such term is defined in Section 2) to acquire a proprietary interest in the Company through the ownership of shares of its common stock, $1.00 par value (the “Common Stock”), in order to assure a closer identification of employees’ interests with those of the Company by providing employees with a more direct stake in its welfare, thereby stimulating the employees’ efforts on the Company’s behalf and strengthening such employees’ desire to remain with the Company.

The Plan shall become effective on January 1, 2015, (the “Effective Date”), subject to approval of the stockholders at the 2014 Annual Meeting of Stockholders. The Plan shall serve as the successor to the 1974 Employees’ Stock Purchase Plan (the “Prior Plan”). The Prior Plan shall terminate following the purchase of shares attributable to the offering period under the Prior Plan ending on December 31, 2014.

The rights granted under the Plan are intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Plan and the rights granted hereunder shall be interpreted consistently with such intent. However, the Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423, but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

2.	Definitions. As used in the Plan the following terms shall have the meanings set forth below:

	(a)	“Allocation Date” has the meaning assigned in Section 13 of the Plan.

	(b)	“Administrative Committee” has the meaning assigned in Section 4.1 of the Plan.

	(c)	“Board” means the Board of Directors of the Company.

	(d)	“Code” has the meaning assigned in Section 1 of the Plan.

	(e)	“Common Stock” has the meaning assigned in Section 1 of the Plan.

	(f)	“Company” means Sysco Corporation, a Delaware corporation, or any successor corporation by merger, reorganization, consolidation or otherwise.

	(g)	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

	(h)	“Eligible Compensation” means (i) regular base salary paid to the Employee by the Company or a Participating Subsidiary during such Employee’s period of participation in the Plan and (ii) any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments received during such period. Eligible Compensation shall be calculated before deduction of (A) any income or employment tax or other withholdings; or (B) any contributions made by the employee to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary. Eligible Compensation shall not include any contributions made on the Employee’s behalf by the Company or any Subsidiary to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Eligible Compensation). The Plan Administrator may make modifications to the definition of Eligible Compensation for one or more offerings as deemed appropriate.

	(i)	“Employee” means an employee of the Company or a Participating Subsidiary.

	(j)	“Effective Date” has the meaning assigned in Section 1 of the Plan.

	(k)	“Exercise Date” means the last day of each Offering Period.

	(l)	“Fair Market Value” per share of Common Stock on any date means the closing sale price per share during regular trading hours of Common Stock on such date on the principal securities market in which the Common Stock is then traded; or, if there were no trades on that date, the closing sale price during regular trading hours of the Common Stock on the first trading day prior to that date.

	(m)	“Grant Date” means the first day of each Offering Period.

	(n)	“Individual Brokerage Account” has the meaning assigned in Section 13 of the Plan.

	(o)	“Offering Period” has the meaning assigned in Section 6 of the Plan.

	(p)	“Participant” means an Employee who is enrolled in the Plan and meets each of the eligibility requirements in Section 5.1 of the Plan.

	(q)	“Participating Subsidiary” means each Subsidiary that is authorized, in accordance with Section 5.2 of the Plan, to extend the benefits of the Plan to its eligible Employees. The Participating Subsidiaries in the Plan as of the Effective Date are listed in Appendix A to the Plan.

	(r)	“Plan” means the Sysco Corporation 2015 Employee Stock Purchase Plan.

	(s)	“Plan Administrator” means the Compensation Committee or the Administrative Committee to the extent such entity is carrying out its administrative functions under the Plan.

	(t)	“Prior Plan” has the meaning assigned in Section 1 of the Plan.

	(u)	“Purchase Price” has the meaning assigned in Section 9 of the Plan.

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	(v)	“Stock Purchase Contributions” means payroll deductions of Eligible Compensation that occur during an Offering Period for the purpose of purchasing shares under the Plan.

	(w)	“Subsidiary” means any subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established.

3.	Amount of Stock Subject to the Plan. The total number of shares of Common Stock which may be sold pursuant to the Plan, subject to adjustment as provided in Section 17, shall be up to eleven million (11,000,000) shares comprised of the following: (i) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date plus (ii) an additional ten million (10,000,000) new shares. The shares sold under the Plan may be either authorized and unissued shares, or issued shares reacquired by the Company. If rights granted under the Plan terminate or expire for any reason without having been exercised in full, the shares not purchased hereunder pursuant to such rights shall be available again for purposes of the Plan.

4.	Administration of the Plan.

	4.1	The Plan shall be administered by the Compensation Committee. The Compensation Committee may delegate any or all of its administrative authority under the Plan to a committee comprised of officers or senior level employees of the Company (“the Administrative Committee”). However, the Administrative Committee shall not have the authority to (i) increase the maximum number of shares available for issuance under the Plan or the maximum number of shares that may be purchased per Participant for any Offering Period (other than for adjustments under Section 17), (ii) modify the eligibility requirements under the Plan, (iii) designate a Subsidiary as a Participating Subsidiary, (iv) change the duration of the Offering Periods or (v) change the Purchase Price for any Offering Period.

	4.2	Subject to the provisions of the Plan, the Plan Administrator shall have the authority to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan.

	4.3	The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423, but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

	4.4	The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determination of the Plan Administrator on the matters referred to in this Section 4, shall be final and binding on all persons.

	4.5	The Company’s sole contribution toward the Plan will consist of making its Common Stock available for purchase by Employees at the Purchase Price and bearing costs of administration in carrying out the Plan.

5.	Eligibility.

	5.1	Only Employees of the (i) Company, and (ii) its Participating Subsidiaries may participate in the Plan. Rights to purchase shares of Common Stock for each Offering Period shall be granted to those Employees of the Company and its Participating Subsidiaries:

(a)	who are on the first day of the Offering Period in which the grant is to be made in the employ of the Company or any Participating Subsidiary on a basis under which they are regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year; and

(b)	who would not, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

However, the Plan Administrator may, prior to the start of an applicable Offering Period, waive one or both of the service requirements set forth in Section 5.1(a) above.

	5.2	Each U.S. corporation and Canadian corporation that becomes a Subsidiary after the Effective Date shall automatically become a Participating Subsidiary effective as of the start date of the first Offering Period coincident with or next following the date on which it becomes such a Subsidiary, unless the Plan Administrator determines otherwise prior to the start date of that Offering Period. Any other corporation whose participation in the Plan is delayed by Plan Administrator determination under the preceding sentence and any other corporation that becomes a Subsidiary after the Effective Date shall become a Participating Subsidiary when authorized by the Plan Administrator to extend the benefits of the Plan to its Employees.

6.	Offering Periods.

	6.1	Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

	6.2	Each Offering Period shall be of such duration not to exceed twenty-four (24) months, as determined by the Plan Administrator prior to the start of the applicable Offering Period. Until such time as the Plan Administrator specifies otherwise, Offering Periods shall be of a duration of three (3) months and shall run from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of each year.

	6.3	The terms and conditions of each Offering Period may vary, and two or more Offering Periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special Offering Periods may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any Offering Period contravene the express limitations and restrictions of the Plan, and the

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Participants in each separate Offering Period conducted for one or more Participating Subsidiaries in the United States shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

7.	Allotment. Each Employee who is otherwise eligible to participate hereunder shall be granted rights to purchase shares of Common Stock as follows:

(a)	a Participant in an Offering Period shall receive on the start date of such Offering Period, a right to purchase shares pursuant to the Plan. The actual number of shares purchased for each Participant on the Exercise Date of an Offering Period shall be that number of shares (including fractional shares calculated to at least three (3) decimal places) determined by dividing the Purchase Price for that Offering Period into the amount of contributions accumulated on such date in Stock Purchase Contributions attributable to the Participant, as provided for under Section 11. Subject to Section 17, the maximum number of shares of Common Stock that may be purchased by a Participant for any such Offering Period shall be 1,250. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any Offering Period, to increase or decrease the limitations to be in effect for the number of shares that may be purchased per Participant in each Offering Period; and

(b)	if the total of all shares to be purchased by all Participants on an Exercise Date as computed pursuant to (a) above exceeds the number of shares then available under the Plan, then all such purchases shall be adjusted proportionately to eliminate such excess and the authorized Stock Purchase Contribution of each Participant, to the extent in excess of the aggregate Purchase Price payable for shares of Common Stock pro-rated to such individual, shall be refunded by the Plan or by an agent of the Plan.

8.	Time of Granting Rights. Neither anything contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Company, nor any action taken by the Compensation Committee, shall constitute the granting of any rights. Rather, the granting of a right to purchase shares of Common Stock shall be made automatically and without further action by the Company on the first day of each Offering Period to each Participant on such date.

9.	Exercise of Purchase Right and Purchase Price. Each right to purchase shares of Common Stock which is granted for an Offering Period shall be exercised on the Exercise Date for that Offering Period. The Purchase Price per share at which Common Stock will be purchased on the Participant’s behalf on each Exercise Date will be established by the Plan Administrator prior to the start of that Offering Period, but in no event shall such Purchase Price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Exercise Date. Until such time as the Plan Administrator determines otherwise, the Purchase Price per share shall be equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the Exercise Date for the Offering Period.

10.	Elections to Enroll in the Plan. Subject to the terms and conditions of the Plan, an eligible Employee must, in order to purchase shares for an Offering Period, complete and submit a payroll deduction authorization through enrollment procedures established by the Company on or prior to the start date of such Offering Period. The payroll deduction authorization will permit weekly, bi-weekly, semi-monthly or monthly Stock Purchase Contributions on terms and conditions more fully described in Section 11 hereof. Once the enrollment process has been properly completed, such enrollment shall be deemed to automatically apply to all subsequent Offering Periods, until such enrollment and payroll deduction authorization is modified, cancelled or revoked in accordance with the Plan and/ or procedures prescribed by the Plan Administrator.

11.	Method of Payment.

11.1	Unless otherwise specified by the Plan Administrator, payment for shares of Common Stock purchased under the Plan shall be on the basis of Stock Purchase Contributions made solely through payroll deductions with no right of prepayment. As soon as practicable after the start date of an Offering Period, the Company or the Participating Subsidiary with whom a Participant is employed, will commence Stock Purchase Contributions from the Participant’s Eligible Compensation. Each Stock Purchase Contribution shall be in an amount designated by the Participant in the currency in which the Participant is paid. Such elections shall be subject to a minimum amount as may be specified by the Plan Administrator. Furthermore, such elections shall be subject of a maximum amount equal to the lessor of (i) of ten percent (10%) of Eligible Compensation or (ii) the limits specified in Section 18.

11.2	Stock Purchase Contributions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the Offering Period in which collected, with such conversion to be based on the exchange rate in effect on such day. The Plan Administrator shall have absolute discretion to determine the applicable exchange rate to be in effect for such day.

11.3	The rate of Stock Purchase Contributions shall continue in effect throughout the Participant’s participation in the Plan, except for changes effected in accordance with the following guidelines:

(a)	Changing Rate of Stock Purchase Contributions. A Participant may change the amount of Stock Purchase Contributions by delivering notice in accordance with the procedures established by the Company; any such change shall become effective as soon as practicable following the start of the next Offering Period.

(b)	Suspending Stock Purchase Contributions. A Participant may at any time suspend his or her Stock Purchase Contributions under the Plan by delivering notice in accordance with the procedures established by the Company. Such suspension shall become effective as soon as administratively practicable during the then current Offering Period. Such a suspension will not result in a refund of previously accumulated Stock Purchase Contributions. A Participant’s Stock Purchase Contributions previously accumulated for the Offering Period in which such a suspension occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Exercise Date.

12.	Use of Funds; No Interest Paid. Unless the Plan Administrator determines otherwise or required by law, all Stock Purchase Contributions collected from the Participant under the Plan, pursuant to Section 11 hereof, shall be included in the general funds of the Company (or a Participating Subsidiary) free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid or credited to any Participant.

13.	Delivery of Stock. As soon as practicable after the end of each Offering Period, shares of Common Stock purchased for each Participant pursuant to the Plan with the balance of Stock Purchase Contributions attributable to such Participant as of the Exercise Date shall be delivered directly to an individual account established for each such Participant with a brokerage firm selected by the

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Company (the “Individual Brokerage Account”). The date of such delivery is the Allocation Date. Except as otherwise provided below, the deposited shares may not be transferred from the Individual Brokerage Account until the end of the two (2) year period measured from the applicable Grant Date. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the employee may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the Individual Brokerage Account. In addition, the Participant may request a distribution of shares from his or her Individual Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. Shares may not be transferred from the Individual Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by each participant in the United States, whether or not that participant continues in employee status.

No Participant shall, by reason of the Plan or any rights granted pursuant thereto, or by the fact that there are Stock Purchase Contributions attributable to a Participant sufficient to purchase shares which the Participant has elected to purchase, have any rights of a stockholder of the Company until shares of Common Stock have been delivered to such Participant in the manner provided in this Section 13.

14.	No Transferability. Rights to purchase shares of Common Stock granted under the Plan to any Employee are not transferable by such Employee otherwise than by will or the laws of descent and distribution, and are exercisable during an Employee’s lifetime only by the Employee. In the event of violation of this provision, the Plan Administrator shall terminate the Employee’s right to purchase Common Stock and refund, either by the Plan or by an agent of the Plan, the Stock Purchase Contributions attributable to such Employee during the relevant Offering Period.

15.	Termination of Employment. If a Participant ceases to be employed by the Company or by a Participating Subsidiary for any reason, all rights to purchase stock granted to the Participant with respect to the then current Offering Period hereunder shall immediately cease (unless otherwise directed by the Plan Administrator in its sole discretion). The amount of Stock Purchase Contributions attributable to such a former Participant shall be refunded, either by the Plan or by an agent of the Plan, to the former Participant as soon as administratively practicable (or in the case of death, to the person or persons to whom the former Participant’s rights hereunder shall pass) in the currency in which collected.

16.	Leave of Absence. Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have such Stock Purchase Contributions authorized by the Participant and collected to date on his or her behalf for that Offering Period held for the purchase of shares on his or her behalf on the next scheduled Exercise Date. In no event, however, shall any amounts be collected on the Participant’s behalf during such unpaid leave, unless otherwise determined by the Plan Administrator. Upon the Participant’s return to active service his or her authorized Stock Purchase Contributions shall automatically resume at the rate in effect at the time the leave began, unless the individual withdraws from the Plan or modifies the then existing election prior to his or her return to active service.

17.	Adjustments for Changes in Capitalization. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any (i) stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, subdivision or similar transaction, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution to its stockholders (each, a “Corporate Transaction”) then, subject to any required action by the stockholders of the Company, the number and kind of shares of Common Stock available under the Plan or subject to any limit or maximum hereunder shall automatically be proportionately adjusted, with no action required on the part of the Compensation Committee or otherwise to the extent necessary to prevent dilution or enlargement of the rights of Participants under the Plan. Any adjustments to outstanding Awards shall be consistent with Code Section 424, to the extent applicable.

18.	$25,000 Limitation.

(a)	No Participant shall be entitled to accrue rights to acquire shares of Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase shares of Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Subsidiary, would otherwise permit such Employee to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Company or any Subsidiary (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

(b)	If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the Stock Purchase Contributions which the Participant made during that Offering Period with respect to such purchase right shall be refunded, either by the Plan or by an agent of the Plan, as soon as administratively feasible after the Exercise Date.

(c)	In the event there is any conflict between the provisions of this Section 18 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 18 shall be controlling.

19.	Termination and Amendment of the Plan. The Plan may be abandoned or terminated at any time by the Compensation Committee or the Board. The Compensation Committee, at any time prior to the termination of the Plan, may make such changes and additions to the Plan as the Compensation Committee shall deem advisable; provided, however, that except as provided in Section 17 hereof, the Compensation Committee may not, without approval of the Company’s stockholders, increase the maximum number of shares issuable under the Plan or modify the eligibility requirements for participation in the Plan. No termination or amendment of the Plan may, without consent of the holder of a right to purchase then outstanding, terminate or materially and adversely affect the Employee’s rights under the Plan.

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20.	Plan Not an Employment Contract. The Plan does not and shall not be deemed to constitute a contract of employment with any Employee. Terms of employment and the right of the Company or any of its Subsidiaries to terminate the employment of any Employee, with or without cause, shall depend entirely upon the terms of employment otherwise existing between any Employee and the Company or any of its Subsidiaries without regard to the Plan.

21.	Indemnification of Compensation Committee and Administrative Committee. In addition to such other rights of indemnification as they may have, the members of the Compensation Committee and Administrative Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the Compensation Committee and Administrative Committee member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Compensation Committee and Administrative Committee member or members undertake to defend the same on their own behalf.

22.	Section 16 Requirements. Any other provisions of the Plan notwithstanding, to the extent that any Employee participating in the Plan is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, such Employee’s participation in the Plan shall be subject to, and such Employee shall be required to comply with, any and all additional restrictions and/or requirements imposed by the Plan Administrator, in its sole discretion, in order to insure that the exemption made available pursuant to Rule 16b-3 promulgated pursuant to the Exchange Act is available with respect to all transactions pursuant to the Plan affected by or on behalf of any such Employee.

23.	Governing Law. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Delaware.

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APPENDIX A – LIST OF PARTICIPATING SUBSIDIARIES

A La Carte, LLC

A.M. Briggs, Inc.

Buckhead Beef Company

BuzzTable, Inc.

Conan Foods Inc.

Contract Administrative Services, Inc.

Dust Bowl City, LLC

Economy Foods, Inc.

Enclave Properties, LLC

European Imports, Inc.

Freedman Food Service of Dallas, Inc.

Freedman Food Service of Denver, Inc.

Freedman Food Service of San Antonio, LP

Freedman Food Service, Inc.

Freedman Meats, Inc.

Freedman-KB, Inc.

FreshPoint Arizona, Inc.

FreshPoint Atlanta, Inc.

FreshPoint California, Inc.

FreshPoint Central California, Inc.

FreshPoint Central Florida, Inc.

FreshPoint Connecticut, LLC

FreshPoint Dallas, Inc.

FreshPoint Denver, Inc.

FreshPoint Las Vegas, Inc.

FreshPoint North Carolina, Inc.

FreshPoint North Florida, Inc.

FreshPoint Oklahoma City, LLC

FreshPoint Pompano Real Estate, LLC

FreshPoint Puerto Rico, LLC

FreshPoint San Francisco, Inc.

FreshPoint South Florida, Inc.

FreshPoint South Texas, LP

FreshPoint Southern California, Inc.

FreshPoint Tomato, LLC

FreshPoint Vancouver, Ltd.

FreshPoint, Inc.

Fulton Provision Co.

Goldberg and Solovy Foods, Inc.

Guest Packaging, LLC

Houston Meat & Seafood, LLC

Iowa Premium Beef, LLC

Leapset, Inc.

Malcolm Meats Company

Restaurant of Tomorrow, Inc.

Scorpion Corporation I, Inc.

Scorpion Company II, LLC

SFS Canada I, LP

SFS Canada II, LP

SFS GP I, Inc.

SFS GP II, Inc.

SMS Lux Holdings LLC

Specialty Meat Holdings, LLC

Sysco Albany, LLC

Sysco Asian Foods, Inc.

Sysco Atlanta, LLC

Sysco Baltimore, LLC

Sysco Baraboo, LLC

Sysco Boston, LLC

Sysco Canada, Inc.

Sysco Central Alabama, Inc.

Sysco Central California, Inc.

Sysco Central Florida, Inc.

Sysco Central Illinois, Inc.

Sysco Central Pennsylvania, LLC

Sysco Charlotte, LLC

Sysco Chicago, Inc.

Sysco Cincinnati, LLC

Sysco Cleveland, Inc.

Sysco Columbia, LLC

Sysco Connecticut, LLC

Sysco Corporation

Sysco Detroit, LLC

Sysco Disaster Relief Foundation, Inc.

Sysco Eastern Maryland, LLC

Sysco Eastern Wisconsin, LLC

Sysco Foundation, Inc.

Sysco Global Resources, LLC

Sysco Global Services, LLC

Sysco Grand Rapids, LLC

Sysco Guest Supply Canada Inc.

Sysco Guest Supply, LLC

Sysco Gulf Coast, Inc.

Sysco Hampton Roads, Inc.

Sysco Holdings, LLC

Sysco Indianapolis, LLC

Sysco International Food Group, Inc.

Sysco International, ULC

Sysco Iowa, Inc.

Sysco Jackson, LLC

Sysco Jacksonville, Inc.

Sysco Kansas City, Inc.

Sysco Knoxville, LLC

Sysco Leasing, LLC

Sysco Lincoln Transportation Company, Inc.

Sysco Lincoln, Inc.

Sysco Long Island, LLC

Sysco Los Angeles, Inc.

Sysco Louisiana Seafood, LLC

Sysco Louisville, Inc.

Sysco Memphis, LLC

Sysco Merchandising and Supply Chain Services, Inc.

Sysco Metro New York, LLC

Sysco Minnesota, Inc.

Sysco Montana, Inc.

Sysco Nashville, LLC

Sysco Netherlands Partners, LLC

Sysco Newport Meat Company

Sysco North Central Florida, Inc.

Sysco North Dakota, Inc.

Sysco Northern New England, Inc.

Sysco Philadelphia, LLC

Sysco Pittsburgh, LLC

Sysco Portland, Inc.

Sysco Raleigh, LLC

Sysco Resources Services, LLC

Sysco Riverside, Inc.

Sysco Sacramento, Inc.

Sysco San Diego, Inc.

Sysco San Francisco, Inc.

Sysco Seattle, Inc.

Sysco South Florida, Inc.

Sysco Southeast Florida, LLC

Sysco Spokane, Inc.

Sysco St. Louis, LLC

Sysco Syracuse, LLC

Sysco USA I, Inc.

Sysco USA II, LLC

Sysco Ventura, Inc.

Sysco Ventures, Inc.

Sysco Virginia, LLC

Sysco West Coast Florida, Inc.

Sysco Western Minnesota, Inc.

Sysco-Desert Meats Company, Inc.

The SYGMA Network, Inc.

Walker Foods, Inc.

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Food isn’t the only thing that comes off the back of a Sysco truck.

We deliver ingredients for success.

At Sysco, we offer our customers more good things than they expect. We go beyond our basic commitment to get customers the foodservice products they want, when they want them, at the right price and as promised. We do more because we know that when our customers are successful, we’re successful.

Explore Sysco

Scan these QR codes with a smart device or use the URLs to learn more about Sysco:

Read our online Annual Report	http://www.sysco.com/OnlineAnnual2014

Visit our Investor Relations website	http://www.sysco.com/investors.html

IR App on the Apple store	https://itunes.apple.com/app/sysco-ir/id547105089?mt=8

IR App on Google Play	https://play.google.com/store/apps/details?id=com.theirapp.sysco

The Sysco Story

Our story began with a promise to assist foodservice operators in providing consumers with solutions for meals consumed away from home. Since the initial public offering in 1970, when sales were $115 million, Sysco has grown to $45.6 billion in sales for fiscal year 2014.

Today, Sysco has sales and service relationships with approximately 425,000 customers and remains committed to helping them succeed in the foodservice industry and satisfy consumers’ appetites. Operating from more than 190 locations throughout the United States, Canada, the Bahamas, Ireland and Puerto Rico, Sysco’s product lines are as diverse as the more than 50,000 employees who support its daily operations. They include not only the ingredients needed to prepare meals, but also numerous ancillary preparation and serving items. As a result, Sysco can make a difference in its customers’ lives and the success of their businesses.

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1390 Enclave Parkway
Houston, Texas 77077-2099

281.584.1390
www.sysco.com

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SYSCO CORPORATION
1390 ENCLAVE PARKWAY
HOUSTON, TX 77077-2099
ATTN: LEGAL DEPARTMENT

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

| 1. Election of Directors | For | Against | Abstain |
|---|---|---|---|
| 1a. John M. Cassaday | ☐ | ☐ | ☐ |
| 1b. Judith B. Craven, M.D. | ☐ | ☐ | ☐ |
| 1c. William J. DeLaney | ☐ | ☐ | ☐ |
| 1d. Larry C. Glasscock | ☐ | ☐ | ☐ |
| 1e. Jonathan Golden | ☐ | ☐ | ☐ |
| 1f. Joseph A. Hafner, Jr. | ☐ | ☐ | ☐ |
| 1g. Hans-Joachim Koerber | ☐ | ☐ | ☐ |
| 1h. Nancy S. Newcomb | ☐ | ☐ | ☐ |
| 1i. Richard G. Tilghman | ☐ | ☐ | ☐ |
| 1j. Jackie M. Ward | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

0000220154_1 R1.0.0.51160

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